Exhibit 2.1

Project Astute Share Purchase and Transfer Agreement

dated

3 May 2022

Table of Contents

Preamble		5
I.	Interpretation; Definitions and Exhibits	6
1.	Rules of Interpretation	6
2.	Definitions and Exhibits	8
II.	Current Status	8
3.	Current Status of the Company	8
4.	Financing	8
III.	Sale and Transfer	10
5.	Sale and Transfer of the Shares	10
6.	Approvals	10
IV.	Purchase Price; Payments; Purchaser’s Financing	11
7.	Purchase Price	11
8.	Determination of Company Purchase Price / Effective Date Adjustment Statement	14
9.	Calculation and Due Date of Adjustment Amount	17
10.	General Rules for Payments; Bank Accounts	18
11.	Escrow	18
12.	Purchaser’s Financing	20
13.	VAT	21
V.	Separation from the Seller Group	21
14.	Pre-Closing Carve-out	21
VI.	Termination of External Financing Agreements	25
15.	Repayment of External Financing	25
VII.	Further Pre-Closing Covenants	29
16.	Obtaining of Governmental Clearances/Approvals	29
17.	Sellers’ Conduct of Business Covenants	31
18.	Cooperation by Sellers prior to Closing; Information Rights of Purchaser	38
VIII.	Closing	38
19.	Closing Conditions	38
20.	Closing	40

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IX.	Warranties	42
21.	Warranties of Sellers	42
22.	Warranties of Purchaser	43
X.	Purchaser’s Remedies; Claim Procedures; Sellers’ Remedies	44
23.	Purchaser’s Remedies	44
24.	Claim Procedures	46
XI.	Taxes	48
25.	Taxes	48
XII.	Indemnities	53
26.	Indemnities	53
XIII.	Limitations	55
27.	Limitation of Claims	55
28.	Intentional or Fraudulent Behavior; Limitations	57
XIV.	Post-Closing Covenants	58
29.	Business Records; Post-Closing Assistance; Required Financial Statements	58
30.	Non-Compete; Non-Solicitation	60
31.	Non-Disparagement	61
XV.	Miscellaneous	62
32.	Withdrawal from this Agreement	62
33.	Liability of Sellers	62
34.	Obligations of Seller Guarantors	63
35.	Confidentiality	64
36.	Notices	65
37.	Public Announcement	68
38.	SAES Getters, Reimbursement of Duty Drawback	69
39.	Costs and Expenses; Transfer Taxes	69
40.	General Provisions	70

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Annex 2.1 (Definitions, List of Definitions)		72
1.	Definitions	72
2.	List of Definitions	77
ANNEX 2.2 (LIST OF EXHIBITS)		80

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Share Purchase and Transfer Agreement

between

(1)

Gebhardt Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, having its registered seat in Treuchtlingen, registered with the commercial register of the local court of Ansbach under no. HRB 3460, with business address at Industriestraße 5, 91757 Treuchtlingen (“Gebhardt Holding”);

(2)

ELBER GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, having its registered seat in Regensburg, registered with the commercial register of the local court of Regensburg under no. HRB 12769, with business address at Im Gewerbepark C 25, 93059 Regensburg (“ELBER”);

(3)

Gentherm GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, having its registered seat in Odelzhausen, registered with the commercial register of the local court of Munich under no. HRB 208876, with business address at Rudolf-Diesel-Straße 12, 85235 Odelzhausen (“Purchaser”);

(4)	Andreas Gebhardt, born 1 July 1966, with business address at Industriestraße 5, 91757 Treuchtlingen (“Andreas Gebhardt”);
(5)	Markus Gebhardt, born 1 July 1966, with business address at Industriestraße 5, 91757 Treuchtlingen (“Markus Gebhardt”); and
(6)	Dr. Johann Vielberth, born 1 April 1932, with business address at Im Gewerbepark C 25, 93059 Regensburg (“Johann Vielberth”).

Gebhardt Holding and ELBER are each individually also referred to as a “Seller” and collectively as the “Sellers”. Each of the Sellers and Purchaser are individually also referred to as a “Party” and collectively as the “Parties”. Andreas Gebhardt, Markus Gebhardt and Johann Vielberth are each individually also referred to as a “Seller Guarantor” and collectively as the “Seller Guarantors”.

Preamble

(A)

Sellers are the sole shareholders of Alfmeier Präzision SE, a European stock corporation (Societas Europaea) incorporated under the laws of Germany, having its registered seat in Treuchtlingen, registered with the commercial register of the local court of Ansbach under HRB 6249 and with business address at Industriestraße 5, 91757 Treuchtlingen (the “Company”). The Company and its Subsidiaries (collectively the “Alfmeier Target Group” or “Target Group” and each an “Alfmeier Target Group Company” or “Target Group Company”) operate a worldwide seating comfort and fluid systems business, in particular by developing and manufacturing precision components such as valves, actuators, pumps, bladders and controllers for the

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automotive industry (the business as conducted by the Alfmeier Target Group on the Signing Date, the “Business”).
(B)

Purchaser is a German subsidiary of Gentherm Incorporated (“Parent”), which is a developer and marketer of thermal management technologies for heating, cooling and temperature control devices for a variety of industries including the automotive and medical industries, and based in the United States and operating worldwide.

(C)

(i) On 29 April 2022, the Company and its direct subsidiary AW Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, having its registered seat in Treuchtlingen, registered with the commercial register of the local court of Ansbach under HRB 5488 and with business address at Industriestraße 5, 91757 Treuchtlingen (“AW Holding”), have entered into an asset purchase agreement, under which certain assets pertaining to the so-called “Sentire Business” have been transferred to AW Holding, and (ii) on 22 March 2022, the Company and its direct subsidiary SMA Holding GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, having its registered seat in Treuchtlingen, registered with the commercial register of the local court of Ansbach under HRB 5220 and with business address at Industriestraße 5, 91757 Treuchtlingen (“SMA Holding”), have entered into a share purchase and transfer agreement, under which all shares in AW Holding have been transferred to SMA Holding (roll of deeds no. 468/2022 S of the notary public Dr. Heike Stiebitz in Gunzenhausen) (the transactions described in this Preamble (C) collectively the “Pre-Signing Carve-out”). Copies of the Pre-Signing Carve-out agreements are attached hereto as Exhibit P-(C) for information purposes only.

(D)

Sellers now intend to sell and transfer all shares in the Company to Purchaser and Purchaser intends to acquire all shares in the Company, in each case in accordance with the terms and conditions of this Agreement (the “Transaction”). Sellers Guarantors intend to act as joint and several debtors only with the relevant Seller controlled by them for certain of the Sellers’ obligations under and in connection with this Agreement and as further specified in this Agreement.

NOW, THEREFORE, the Parties, the Company and the Seller Guarantors hereby agree as follows (the “Agreement”):

I.Interpretation; Definitions and Exhibits

1.	Rules of Interpretation

Unless expressly provided otherwise herein, for purposes of this Agreement, the following rules of interpretation shall apply:

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1.1	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.
1.2

Unless specified otherwise, any reference in this Agreement to any “Section” is to the corresponding section of this Agreement and any reference in this Agreement to any “Annex” or “Exhibit” is to the corresponding annex or exhibit of this Agreement.

1.3	The Annexes and Exhibits shall be construed as an integral part of this Agreement. Any reference to this Agreement includes this Agreement and the Annexes and Exhibits as a whole.
1.4

If any person or entity shall, pursuant to this Agreement, use “commercially reasonable efforts”, such person/entity shall be required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of material funds or the incurrence of a material liability, nor does it require to make any concession or acts in a manner that would be contrary to normal commercial practices under the given circumstances in order to accomplish the objective. The fact that the objective is or is not actually accomplished is no indication that the person/entity did, or did not, in fact use its reasonable commercial efforts in attempting to accomplish the objective.

1.5

If this Agreement, by using the term “procure”, sets forth that a Party shall arrange for any action, omission, status, result, or other objective, this shall mean that such Party shall be responsible and liable for any failure of such objective irrespective of fault (verschuldensunabhängige Sicherstellungs- und Einstandspflicht). If this Agreement provides that Sellers shall procure that the Company takes or omits certain actions, this shall mean that Sellers are, to the extent permitted under German stock corporation law, obliged to exercise their influence on the Company to cause the Company to take or omit the respective action. Vis-à-vis Purchaser, Sellers shall remain liable according to the principle set forth in the first sentence of this Section 1.5.

1.6	Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement.
1.7

The word “including”, “in particular” or any variation shall be deemed to be followed by the words “without limitation” and shall not be construed to limit a general statement to the specific exemplary items or matters following it.

1.8	Any reference in this Agreement to a gender shall include all genders. Words (including definitions) imparting the singular number only shall include the plural and vice versa.
1.9

Where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement. The relevant English term shall be interpreted the same way throughout the Agreement, unless the context requires otherwise.

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1.10

Wherever in this Agreement the term “material” or “materiality” or any variation thereof appears, no monetary threshold set forth in any provision of this Agreement shall be considered in connection with the interpretation thereof unless specifically and explicitly tied thereto.

1.11	Any monetary thresholds denominated in EUR shall include the equivalent in any foreign currency calculated based on the Exchange Rate as of the Signing Date.
1.12	Except where otherwise specifically set forth herein, references to a specific time herein are references to local time in Munich, Germany.
2.	Definitions and Exhibits
2.1	Annex 2.1 sets out, for purposes of this Agreement, (i) certain defined terms and (ii) a list of all defined terms used in this Agreement.
2.2	Annex 2.2 sets forth a list of the Exhibits to this Agreement.

II.Current Status

3.	Current Status of the Company
3.1

The Company currently has an aggregate registered share capital (Grundkapital) of EUR 4,418,646.29 (in words: four million four hundred eighteen thousand six hundred forty-six Euro and twenty-nine Cents), divided into 1,728,082 (in words: one million seven hundred twenty-eight thousand eighty-two) registered shares (Namensaktien) without nominal value (Nennbetrag). Gebhardt Holding holds 1,048,600 (in words: one million forty-eight thousand six hundred) shares in the Company with the consecutive numbers 1 to 977,200 and 1,048,601 to 1,120,000 (the “Gebhardt Shares”), whereas ELBER holds 679,482 (in words: six hundred seventy-nine thousand four hundred eighty-two) shares in the Company with the consecutive numbers 977,201 to 1,048,600 and 1,120,001 to 1,728,082 (the “ELBER Shares” and collectively with the Gebhardt Shares, the “Company Shares” or the “Shares”).

3.2

The Company holds, as of the date hereof, directly or indirectly, as the case may be, all or majority shares and interests in the legal entities as set out in Exhibit 3.2 (the “Subsidiaries”) as well as all shares in SMA Holding and in RKT (as defined below).

4.	Financing
4.1

The Company as borrower and RKT Rodinger Kunststoff-Technik GmbH (“RKT”), KITE Electronics GmbH and k3 Works GmbH as joint and several debtors (together with the Company the “Obligors”) are party to an originally EUR 30,000,000 syndicated loan agreement originally dated 1 August 2017 with Commerzbank Aktiengesellschaft, Unicredit Bank AG and Bank für Tirol und Vorarlberg Aktiengesellschaft, Zweigniederlassung as lenders (the “Lenders”),

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Commerzbank Aktiengesellschaft and Unicredit Bank AG as arrangers and bookrunners and Commerzbank Aktiengesellschaft as facility agent (the “Facility Agent”) and security agent (the “Security Agent”) (as subsequently amended and restated from time to time, including the 2022 Amendment (as defined below), the “Facilities Agreement” and the facilities made available thereunder the “Facilities”). On 14 April 2022, the parties to the Facilities Agreement have entered into an amendment and restatement agreement regarding, inter alia, (i) the extension of the term of the Facilities, (ii) adjustments to the financial covenants to be complied with, (iii) the reduction of one of the existing term facilities, (iv) the implementation of a new term facility on the basis of the previous accordion facility for the purposes of refinancing the 2017 Promissory Notes, (v) implementation of a new accordion facility, and (vi) implementation of an increase option for the revolving facility, a copy of which is attached as Exhibit 4.1 (the “2022 Amendment”).

4.2

The Obligors and Alfmeier CZ have granted security interests over their assets respectively a guarantee in respect of the liabilities and obligations of the Obligors under the Facilities as set forth in Exhibit 4.2 (collectively, the “Financing Collateral”).

4.3

The Company is borrower under (i) a EUR 7,000,000 promissory note dated 14 July 2017, due on 30 June 2022, (ii) a EUR 4,000,000 promissory note dated 14 July 2017, due on 14 July 2022, (iii) a EUR 3,000,000 promissory note dated 14 July 2017, due on 14 July 2022 (the promissory notes listed in (i) through (iii) together the “2017 Promissory Notes”) and (iv) a EUR 10,000,000 promissory note dated 22 August 2019, due on 31 July 2024, (the “2019 Promissory Notes”) each with Joh. Berenberg, Gossler & Co. KG as original lender and paying agent (the “Paying Agent”).

4.4

The Company as receiving entity and RKT as transferring entity are parties to the profit and loss transfer agreement (Ergebnisabführungsvertrag) dated 17 October 2016, a copy of which is attached as Exhibit 4.4 (the “PLTA”).

4.5	The Company as cash pool leader and, inter alia, RKT as cash pool participant are parties to a cash pool agreement dated 26 November 2012, a copy of which is attached as Exhibit 4.5 (the “Cash Pool”).
4.6

One or more of the Target Group Companies as borrower or debtor has entered into the various loan and financing agreements in the United States, the Czech Republic and China as set forth in Part I of Exhibit 4.6-A (as subsequently amended and restated from time to time, the “Other Reported Debt Agreements” and the Debt thereunder the “Other Reported Debt”). Certain of the Target Group Companies have granted security interests over their respective assets in respect of its liabilities and obligations under the Other Reported Debt as set forth in Part I of Exhibit 4.6-B (collectively, the “Other Reported Debt Collateral”).

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4.7

The Company has granted certain security interest, guarantees and sureties (Bürgschaften) over its assets in respect of liabilities from Actuator Solutions GmbH and RKT as set forth in Exhibit 4.7 (collectively, the “ASG/RKT Collateral”).

III.Sale and Transfer

5.	Sale and Transfer of the Shares
5.1

Subject to the terms and conditions set forth herein, (i) Gebhardt Holding hereby sells to Purchaser, and Purchaser hereby purchases from Gebhardt Holding, the Gebhardt Shares, and (ii) ELBER hereby sells to Purchaser, and Purchaser hereby purchases from ELBER, the ELBER Shares.

5.2

The sale and purchase of the Shares shall include all ancillary rights (Nebenrechte) attached to the Shares, including all claims, rights and obligations pertaining thereto as of the last calendar day, 24:00 hours (end of day) of the calendar month in which Closing has occurred (the “Effective Date”), including the right to any undistributed profits. In the event that the Closing Date is the last calendar day of a quarter (i.e. 30 June 2022, 30 September 2022 or 31 December 2022), the Effective Date shall be 00:00 hours (beginning of the day) of the day following the end of the calendar month in which Closing has occurred (i.e. 1 July 2022, 1 October 2022 or 1 January 2023).

5.3

Gebhardt Holding hereby transfers (tritt ab) the Gebhardt Shares to Purchaser who accepts such transfer (Abtretung). ELBER hereby transfers (tritt ab) the ELBER Shares to Purchaser who accepts such transfer (Abtretung).

5.4

Each of the aforementioned transfers is subject to the condition precedent pursuant to Section 158 (1) BGB (aufschiebende Bedingung) of the fulfilment or due waiver of all of the Closing Actions set forth in Section 20.2.

6.	Approvals
6.1

Pursuant to section 5.3 of the articles of association of the Company, the transfer of the Company Shares requires the approval of the Company, represented by the board of directors (Verwaltungsrat), and the approval of the general meeting. By resolution dated 2 May 2022, the general meeting of the Company has approved the sale and transfer of the Company Shares in accordance with this Agreement. A copy of the minutes of the general meeting is attached hereto as Exhibit 6.1-A. A copy of the approval of the board of directors is attached hereto as Exhibit 6.1-B.

6.2

By shareholder resolution dated 28 April 2022, a copy of which is attached hereto as Exhibit 6.2, the shareholders’ meeting of Gebhardt Holding has approved the sale and transfer of the Gebhardt Shares in accordance with this Agreement.

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6.3

By shareholder resolution dated 27 April 2022, a copy of which is attached hereto as Exhibit 6.3, the shareholders’ meeting of ELBER has approved the sale and transfer of the ELBER Shares in accordance with this Agreement.

6.4

Andreas Gebhardt and Markus Gebhardt each hereby confirm that they are legally divorced and not married and that they have not agreed to any further approval requirements restricting the entering into the Transaction by Gebhardt Holding. Dr. Johann Vielberth hereby confirms that he is not married in the statutory marital status of accrued gains (nicht im gesetzlichen Güterstand der Zugewinngemeinschaft verheiratet) and that he has not agreed to any further approval requirements restricting the entering into the Transaction by ELBER.

IV.Purchase Price; Payments; Purchaser’s Financing

7.	Purchase Price
7.1	Company Purchase Price
7.1.1	The purchase price to be paid as consideration of the sale and transfer of the Shares (the “Company Purchase Price” or the “Purchase Price”) shall be equal to
a)	a fixed amount of EUR 177,500,000 (in words: Euro one hundred seventy-seven million five hundred thousand);
b)	plus the Carve-out Purchase Price;
c)	plus the Effective Date Cash Company;
d)	minus the Effective Date Financial Debt Company;
e)

plus the amount by which the Effective Date Working Capital Company exceeds the Target Working Capital Company or minus the amount by which the Effective Date Working Capital Company falls short of the Target Working Capital Company;

A sample calculation of the Company Purchase Price based on the Reference Pro-Forma Balance Sheet and the applicable adjustments set forth in Exhibit 7.1.2 is attached hereto as Exhibit 7.1.1.

7.1.2	For the purpose of this Agreement
a)

“Effective Date Cash Company” means the consolidated amount of the line items of the Alfmeier Target Group Companies set forth in Exhibit 7.1.2 under the heading “Effective Date Cash Company” in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Adjustment Statement.

b)	“Effective Date Financial Debt Company” means the consolidated amount of the line items of the Alfmeier Target Group Companies set forth in Exhibit 7.1.2 under the heading

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“Effective Date Financial Debt Company” in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Adjustment Statement.
c)

“Effective Date Working Capital Company” means the consolidated amount of the line items of the Alfmeier Target Group Companies set forth in Exhibit 7.1.2 under the heading “Effective Date Working Capital” in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Adjustment Statement.

d)	The “Target Working Capital Company” shall be an amount of EUR 46,832,689 (in words: forty-six million eight hundred thirty-two thousand six hundred eighty-nine Euro).
7.2	Preliminary Purchase Price Company
7.2.1

As preliminary consideration for the sale and transfer of the Company Shares, Purchaser shall, on the Scheduled Closing Date, pay a total amount equal to EUR 111,249,000 (in words: Euro one hundred eleven million two hundred forty-nine thousand) (the “Preliminary Purchase Price Company”).

7.2.2

A part of the Preliminary Purchase Price Company in an amount of EUR 11,844,000 (in words: Euro eleven million eight hundred forty-four thousand) (the “Carve-out Purchase Price”) will not be settled by way of cash payment, but by way of assumption with debt-discharging effect of the purchase price claims of the Company against Sellers under the RKT SPA and the SMA Holding SPA (each as defined below) by Purchaser, in case of the RKT SPA as assumed by way of assumption agreement with debt-discharging effect by Sellers from SMA Holding, to be entered into on or before the Scheduled Closing Date substantially in the form attached hereto as Exhibit 7.2.2-A (the “Assumption Agreements Carve-out”). To effect the assumption, Sellers and Purchaser shall, on the Scheduled Closing Date, enter into an assumption agreement (Schuldübernahmevereinbarung) substantially in the form as attached hereto as Exhibit 7.2.2-B (the “Assumption Agreement”) and notify the Company of the conclusion of the Assumption Agreement. From the Closing Date, Purchaser shall indemnify Sellers from any claims raised by or in the name of the Company as well as by any third party (such as an insolvency administrator) on its behalf in connection with the Assumption Agreement.

7.2.3

A part of the Preliminary Purchase Price Company in an amount of EUR 1,500,000 (in words: Euro one million five hundred thousand) shall not be paid out on the Scheduled Closing Date but shall be held back by Purchaser (the “Hold Back Amount”). The Hold Back Amount becomes payable by Purchaser to Sellers upon the expiry of six months after Closing (the “Hold Back Period”), provided however, that any claims of Thomas Konetznik and/or Stephan Schulak in connection with (i) the Transaction, (ii) any change of control clause in each of their agreements with the Company, (iii) any payment claims after the termination of the respective employment agreement (except for ordinary payment claims arising out of the respective employment or service relationship, as the case may be), and/or (iv) any severance payment on the basis of the termination agreement entered into in accordance with Section 17.2.1e) (the “Employment Claims”) shall primarily be satisfied from the Hold Back Amounts and shall reduce the obligation

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of Purchaser to pay the Hold Back Amount when due. Should Stephan Schulak fully and unconditionally waive any and all of his Employment Claims, in particular by entering into the termination agreement as set out in Section 17.2.1c), parts of the Hold Back Amount in the amount of EUR 1,000,000 (in words: Euro one million) less any severance payment to Stephan Schulak becomes payable before the expiry of the Hold Back Period to Sellers within ten (10) Business Days after the waiver. For the avoidance of doubt: any claim for severance payment shall not be considered as Effective Date Financial Debt Company. Should Thomas Konetznik fully and unconditionally waive any and all of his Employment Claims, in particular by entering into a retention agreement with the Company and/or the Purchaser, parts of the Hold Back Amount in the amount of EUR 500,000 (in words: Euro five hundred thousand) becomes payable before the expiry of the Hold Back Period to Sellers within ten (10) Business Days after the waiver, however, in each case of this and the preceding sentence not before the Closing Date.

7.2.4

The remaining part of the Preliminary Purchase Price Company, being the Preliminary Purchase Price Company minus the Carve-out Purchase Price and minus the Hold Back Amount, if any, shall be paid by the Purchaser on the Scheduled Closing Date as follows:

a)

an amount of EUR 67,505,893 (in words: Euro sixty-seven million five hundred and five thousand eight hundred and ninety-three) (the “Preliminary Gebhardt Amount”) shall be paid to the account for Gebhardt Holding set forth on Exhibit 10.2;

b)

an amount of EUR 43,743,107 (in words: Euro forty-three million seven hundred forty-three thousand one hundred and seven) (the “Preliminary ELBER Amount”) shall be paid to the account for ELBER set forth on Exhibit 10.2;

c)	an amount of EUR 1,775,000 (in words: Euro one million seven hundred seventy-five thousand) (the “Escrow Amount Company”) shall be paid to the Escrow Account; and
d)

an amount of EUR 1,500,000 (in words: Euro one million five hundred thousand) (the “Escrow Amount Tax” and together with the Escrow Amount Company the “Escrow Amounts”) shall be paid to the Escrow Account.

7.3	Mexico VAT Reinstatement Certification and Remediation
7.3.1

Sellers shall use all commercially reasonable efforts to effect (i) that AF&R Mexico is provided with a certificate fully reinstating its former VAT status for tax purposes (the “VAT Reinstatement”) until the date that AF&R Mexico receives a definitive determination from the Mexican Taxing Authorities regarding the reinstatement of its former VAT status for Tax purposes (the “VAT Determination Date”) and (ii) the self-correction and other remediation measures with the respect to AF&R Mexico’s VAT/IMMEX/PROSEC compliance identified by the Company’s VAT consultant engaged as of the Signing Date, including, as necessary, effecting amendments to AF&R Mexico’s export pedimentos and the implementation of the recommending compliance policies and procedures.

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7.3.2

Subject to a full and unconditional implementation of the VAT Reinstatement by 11 October 2022, Purchaser shall pay an additional amount of EUR 4,000,000 (in words: Euro four million) to Sellers (in the relevant amount the “VAT Reinstatement Compensation”), split between Sellers in accordance with Section 9.1. In case of a full and unconditional implementation from 12 October 2022 until and including 11 July 2024, the VAT Reinstatement Compensation shall amount to EUR 3,000,000 (in words: Euro three million), split between Sellers in accordance with Section 9.1. For the avoidance of doubt, the VAT Reinstatement Compensation for any VAT Reinstatement from 12 July 2024 onwards, shall be EUR 0 (in words: Euro zero).

7.3.3	The VAT Reinstatement Compensation, if any, shall become due on the 10th Business Day after the VAT Reinstatement has taken place in full, but in any case not before the Closing Date.
8.	Determination of Company Purchase Price / Effective Date Adjustment Statement
8.1	Preparation of the Effective Date Adjustment Statement
8.1.1

After the Effective Date, Purchaser shall set up (i) a consolidated balance sheet of the Alfmeier Target Group, in each case according to IFRS and as of the Effective Date, showing all balance sheet items required for the determination of the Effective Date Cash Company, the Effective Date Financial Debt Company and the Effective Date Working Capital Company (the “Effective Date Balance Sheet”) and (ii) a statement setting forth the Effective Date Cash Company, the Effective Date Financial Debt Company and the Effective Date Working Capital Company based on the Effective Date Balance Sheet and the other adjustments described in Exhibit 8.3.2 for the determination of the Effective Date Cash Company, the Effective Date Financial Debt Company and the Effective Date Working Capital Company (together with the Effective Date Balance Sheet, collectively, the “Effective Date Adjustment Statement”).

8.1.2

The Effective Date Balance Sheet shall be prepared on a going concern basis in the same format as the Consolidated Financial Statements (the “Reference Pro-Forma Balance Sheet”), applying the applicable specific procedures that would be adopted at a financial year-end, including detailed analyses of accruals, cut-off procedures, performing account reconciliations and adjusting general ledger balances accordingly. The Effective Date Adjustment Statement (including the Effective Date Balance Sheet) shall be prepared in the English language as if the respective business years were to end for accounting and tax purposes on the Effective Date,

a)

applying the adjustments, accounting policies, principles, procedures, categorizations and consolidation principles set forth in Exhibit 8.1.2a) and the specific adjustments set forth in Exhibit 7.1.2b) , which shall in any event prevail over lit. b) and lit. c) below;

b)

in accordance with the principles, policies, and procedures applied in the preparation of the Consolidated Financial Statements as of 31 December 2021, which shall in any event prevail over lit. c)  below; and

c)	in accordance with IFRS.

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For the avoidance of doubt, in the event of conflict, lit. a) will prevail over lit. b) and lit. c), and lit. b) will prevail over lit. c). Amounts in foreign currency shall be converted into EUR with the applicable Exchange Rate as of the Effective Date.

8.1.3

For the avoidance of doubt, any loss compensation amounts in connection with a loss transfer claim (Verlustausgleichsanspruch) of RKT under the PLTA shall be treated as financial debt as of the Effective Date and such amounts may not be challenged by the Sellers under Sections 8.2 and 8.3. For the avoidance of doubt, since the Company waives any profit transfer claim (Gewinnabführungsanspruch) in connection with the PLTA under the RKT SPA, any such profit transfer claim shall not be treated as cash as of the Effective Date.

8.1.4

Purchaser shall deliver the Effective Date Adjustment Statement together with a convenience calculation of the Company Purchase Price and the Adjustment Amount derived therefrom to Sellers within ninety (90) calendar days after the Effective Date.

8.2	Review by Sellers
8.2.1

To the extent Sellers believe that the Effective Date Adjustment Statement has not been prepared in accordance with this Agreement, Sellers may, collectively and by notice made by Gebhardt Holding, raise objections to the Effective Date Adjustment Statement within thirty (30) calendar days after receipt of the Effective Date Adjustment Statement by providing Purchaser with a statement of objections specifying the relevant positions, the reasons for each objection and the amounts in dispute in detail.

8.2.2

If and to the extent Sellers do not raise any objections in accordance with Section 8.2.1, Sellers shall be deemed to have agreed to the positions set forth in the Effective Date Adjustment Statement which shall become final and binding on such positions upon the expiry of the time period set forth in Section 8.2.1.

8.3	Dispute Resolution
8.3.1

If and to the extent Sellers have raised objections to the Effective Date Adjustment Statement in accordance with Section 8.2, the Parties shall discuss the disputed items in order to reach an agreement. To the extent the Parties reach such agreement, its results shall be incorporated into the Effective Date Adjustment Statement, which in this regard shall be binding on the Parties for the purpose of calculating the Company Purchase Price.

8.3.2

To the extent the Parties are unable to reach such an agreement within thirty (30) calendar days after expiry of the period set forth in Section 8.2.1 on any disputed items, Purchaser, on one hand, and Sellers, on the other hand, may, within five (5) Business Days, request that the items still in dispute between the Parties shall be decided by either KPMG or Deloitte (as may be decided by Purchaser in its sole discretion) which shall act as a neutral expert. If KPMG and Deloitte refuse to act as a neutral expert, the Parties shall agree (in the form of Section 36.1) on an alternative independent accounting firm of international standing to act as a neutral expert. If the Parties

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cannot agree on an alternative accounting firm within five (5) Business Days following the later of KPMG and Deloitte’s refusal, an independent accounting firm of international standing shall be selected upon written request of Purchaser, on one hand, and Sellers, on the other hand, by the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer e.V.) in Düsseldorf, Germany (KPMG, Deloitte or the accounting firm finally determined as a neutral expert pursuant to this Section 8.3.2 to be referred to as the “Neutral Expert”). If and to the extent the Parties have not reached an agreement pursuant to Section 8.3.1 and neither Purchaser nor either Seller requests that the matter in dispute be decided by the Neutral Expert in accordance with and within the time limit set forth in sentence 1, Section 8.2.2 shall apply mutatis mutandis.

8.3.3	Sellers and Purchaser shall jointly engage the Neutral Expert to decide the items in dispute in accordance with the provisions of this Agreement.
8.3.4	The Neutral Expert shall
a)	act as an expert (Schiedsgutachter), not as an arbitrator, and shall decide by way of a written expert’s opinion (Schiedsgutachten) substantiating the decision;
b)	decide only on the items in dispute between the Parties;
c)

apply the accounting and valuation standards and principles referred to in Section 8.1.2, shall interpret this Agreement only to the extent necessary in order to decide the items in dispute, and not decide upon legal issues (unless such legal issues specifically pertain to the applicable accounting and valuation standards and principles);

d)

give each Party adequate opportunity to present their point of view in writing, shall share such arguments with the respective other Party, and shall hold at least one (1) hearing in the presence of the Parties and their professional advisors and accountants;

e)	not pass a decision beyond or outside the positions taken by the Parties; and
f)	decide upon the allocation of its costs and expenses between the Parties by applying the principles of Sections 91 et seq. ZPO.
8.3.5	The Parties shall
a)

instruct the Neutral Expert to use its best efforts to deliver its written expert’s opinion to them as soon as reasonably practicable, but no later than six (6) weeks after the items in dispute have been referred to, and the Parties have properly instructed, the Neutral Expert; and

b)	provide any information and other support which the Neutral Expert deems required in connection with the preparation of its written expert’s opinion.
8.3.6	The decision of the Neutral Expert on the disputed items shall be final and binding on the Parties for the purpose of determining the Company Purchase Price, as the case may be.

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8.4	Final Effective Date Adjustment Statement

The Effective Date Adjustment Statement shall be final and binding on the Parties for the purpose of determining the Company Purchase Price,

a)	in accordance with Section 8.2.2, if and to the extent Sellers have not raised objections to the Effective Date Adjustment Statement within the time period set forth in Section 8.2.1;
b)	if and to the extent Sellers and Purchaser have reached an agreement concerning the disputed items within the time period set forth in Section 8.3.2 or at any time thereafter;
c)

in accordance with Section 8.3.2 in connection with Section 8.2.2, if and to the extent the Parties have not reached an agreement and neither Purchaser nor either Seller requests within the time limit set forth in Section 8.3.2 that the matter in dispute be decided by the Neutral Expert; or

d)	in accordance with Section 8.3.6, if and to the extent the Neutral Expert has decided about the unresolved disputed items;

(the so-determined final and binding Effective Date Adjustment Statement are referred to herein as “Final Effective Date Adjustment Statement”).

8.5	Costs and Expenses
a)	Purchaser shall bear the costs and expenses of the preparation of the Effective Date Adjustment Statement.
b)	Sellers shall bear the costs and expenses of their own review of, and preparation of objections to, the Effective Date Adjustment Statement.
c)	Each Party shall bear its own costs incurred in connection with the dispute resolution procedure set forth in Section 8.3.
9.	Calculation and Due Date of Adjustment Amount
9.1	If, on the basis of the Final Effective Date Adjustment Statement, the Company Purchase Price deviates from the Preliminary Purchase Price Company,
a)

Purchaser shall pay (i) to Gebhardt Holding an amount equal to 60.68 percent and (ii) to ELBER an amount equal to 39.32 percent of the difference by which the Company Purchase Price exceeds the Preliminary Purchase Price Company;

b)

(i) Gebhardt Holding shall pay to Purchaser an amount equal to 60.68 percent and (ii) ELBER shall pay to Purchaser an amount equal to 39.32 percent of the difference by which the Company Purchase Price falls short of the Preliminary Purchase Price Company

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(any such amount to be paid by Purchaser or Sellers, the “Adjustment Amount”).

9.2	The Adjustment Amount shall become due on the fifth Business Day after the Effective Date Adjustment Statement has become final and binding on the Parties.
9.3	The Adjustment Amount shall bear no additional interest. Section 10.3 remains unaffected.
10.	General Rules for Payments; Bank Accounts
10.1

Any payments under or in connection with this Agreement shall be made in Euro (unless explicitly agreed otherwise in the following sentence) by wire transfer in immediately available funds without any kind of deductions, bank charges or other charges for the recipient. Fifty percent (50%) of the balance of the Preliminary Purchase Price Company minus (i) the Carve-Out Purchase Price, (ii) the Hold Back Amount, (iii) the Escrow Amount Company and (iv) the Escrow Amount Tax, shall be paid in US dollar, then applying the exchange rate set forth und published by the European Central Bank on the second Business Day prior to the relevant due date.

10.2	Except as explicitly set forth otherwise in this Agreement, all payments owed hereunder to Sellers or to Purchaser shall be paid to the bank accounts, as applicable, set forth on Exhibit 11.2.

Sellers and Purchaser may notify each other of a change of such bank accounts at any time by giving notice at least five (5) Business Days prior to the respective due date.

10.3

Should any Party or any of the Seller Guarantors fail to pay any amount payable by it under or in connection with this Agreement on its due date, such Party or such Seller Guarantor, respectively, shall be in default from the due date of the unpaid amount without further notice being required. Interest shall accrue on the unpaid amount from (and including) the day following the due date up to (and including) the date of receipt of the actual payment at a rate of nine percent (9%) per annum, to be calculated on the basis of the actual days elapsed and a year with 360 days. Further claims and remedies of the Parties in connection with such failure shall remain unaffected.

11.	Escrow
11.1	Opening of Escrow Account; Purpose; General Terms
11.1.1

As soon as reasonably possible after the Signing Date, Sellers and Purchaser shall enter into an escrow agreement substantially in the form attached as Exhibit 11.1.1 (the “Escrow Agreement”) with the acting notary (the “Escrow Agent”), who shall be instructed to establish a trust account (Notaranderkonto) (the “Escrow Account”) as trustee for Sellers and Purchaser.

11.1.2	The Escrow Amount Company shall serve as collateral for Purchaser with respect to any claims of Purchaser against any Seller arising out of or in connection with this Agreement. Purchaser

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shall have the right to use any amounts of the Escrow Amount Company in the Escrow Account to satisfy any of its claims under or in connection with this Agreement against any of the Sellers.
11.1.3	The Escrow Amount Tax shall serve as collateral for Purchaser with respect to any claims of Purchaser against any Seller arising out or in connection with Section 25 (Taxes) of this Agreement.
11.1.4

Any interest accrued on the funds in the Escrow Account shall be credited to the Escrow Account. Any negative interest, account administration costs and other bank fees charged with respect to the Escrow Account and any fees and expenses of the Escrow Agent shall be paid out of the Escrow Account.

11.2	Releases
11.2.1

Any funds from the Escrow Account shall only be released by the Escrow Agent to Purchaser, on one hand, and the Sellers, on the other hand, in accordance with concurrent (übereinstimmenden) written instructions from the Parties.

11.2.2	Purchaser is entitled to request that Sellers, without undue delay, together with Purchaser instruct the Escrow Agent to release any funds in the Escrow Account to Purchaser if and to the extent that
c)	any Seller is obliged to pay any Adjustment Amount to Purchaser pursuant to Section 9.1b) and Purchaser has requested, in its free discretion, such payment to be made from the Escrow Account; or
d)

claims of Purchaser against any Seller under or in connection with this Agreement have been (i) acknowledged (anerkannt) by such Seller, or (ii) awarded in a legally binding (rechtskräftig) decision in principal proceedings (im Hauptsacheverfahren) by a competent court or by a competent arbitral tribunal.

11.2.3

From and after the expiry of three (3) years after the Closing Date upon the written request of Sellers, Purchaser shall, without undue delay, join Sellers in instructing the Escrow Agent to release to Sellers, in accordance with payment instructions relating to the distribution of payments to Gebhardt Holding and ELBER provided by Sellers, any funds of the Escrow Amount Company in the Escrow Account that remain after deduction of the amounts of

a)	all outstanding claims with regard to which Purchaser is entitled to request release pursuant to Section 11.2.2; and
b)

all outstanding claims that have been asserted by Purchaser against Sellers until such date by means of a duly filed lawsuit or request for arbitration in accordance with the terms of this Agreement (the “Asserted Claims”).

11.2.4	From and after the expiry of three (3) years after the Closing Date, upon the written request of Sellers, Purchaser shall, without undue delay, join Sellers in instructing the Escrow Agent to

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release to Sellers, in accordance with payment instructions relating to the distribution of payments to Gebhardt Holding and ELBER provided by Sellers, any funds of the Escrow Amount Tax in the Escrow Account up to an amount of EUR 500,000 that remain after deduction of the amounts of

a)	all outstanding claims with regard to which Purchaser is entitled to request release pursuant to Section 11.2.2; and
b)

all outstanding claims under or in connection with Section 25 (Taxes) of this Agreement that have been asserted by Purchaser against Sellers until such date by means of a duly filed lawsuit or request for arbitration in accordance with the terms of this Agreement (the “Asserted Claims Tax”).

The above shall apply mutatis mutandis from and after expiry of five (5) years after the Closing Date. From and after expiry of seven (7) years after the Closing Date, the above shall apply to any remaining funds of the Escrow Amount Tax in the Escrow Account.

11.2.5

At any time after the expiry of the relevant escrow period set forth in Sections 11.2.3 and 11.2.4, respectively, upon the written request of Sellers, Purchaser shall, without undue delay, join Sellers in instructing the Escrow Agent to release to Sellers, in accordance with payment instructions relating to the distribution of payments to Gebhardt Holding and ELBER provided by Sellers, any remaining funds of the Escrow Amount Company and/or the Escrow Amount Tax due to be distributed in accordance with Sections 11.2.3 and 11.2.4, in each case if and to the extent that Asserted Claims and/or Asserted Claims Tax have been (i) denied by a final court judgment (rechtskräftiges gerichtliches Urteil) or arbitral award (Schiedsspruch) or (ii) waived by Purchaser.

12.	Purchaser’s Financing
12.1

Purchaser intends to borrow, under one or more existing or future facilities agreement(s) with certain banks under which, on the terms and subject to the conditions thereof, amongst others, Purchaser will be entitled to borrow funds to satisfy certain payment obligations of Purchaser under and in connection with this Agreement (this/these facilities agreement(s) and any preliminary and/or interim documentation preceding it, as the context requires, the “Purchaser Facilities Agreement”).

12.2

Sellers shall use commercially reasonable efforts to effect that the relevant Target Group Companies and their respective directors, officers, employees and representatives will, upon and according to Purchaser’s reasonable request and to the extent legally permissible, provide cooperation to Purchaser in order to facilitate the arranging, underwriting, syndicating or otherwise preparing and closing of the Purchaser Facilities Agreement. This shall, in particular, and to the extent legally permissible, include the provision of financial and operating data and other information regarding the Target Group Companies as is customarily required for completion of such financings to Purchaser and to the arrangers, underwriters, bookrunners and/or

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prospective lenders under the Purchaser Facilities Agreement as well as to rating agencies (including the participation in meetings and/or giving of presentations). Cooperation under this Section 12.2 shall (i) be subject to appropriate measures to safeguard the confidentiality of competitively, commercially and/or otherwise sensitive information and business secrets (which shall, in particular, be provided on an outside-counsel-only basis to the extent legally permissible) and (ii) not be required to the extent that this would (a) comprise the issuing of any securities or the making of any borrowings by any Seller Group Entity or, prior to Closing, by any Target Group Company or (b) unreasonably interfere in any material respect with the business or operations of Sellers or the Target Group Companies.

13.3

It is understood and agreed that the foregoing shall not be interpreted in any way that any Target Group Company shall enter into the Purchaser Facilities Agreement or any other financing arrangements of the Purchaser or incur any liability under any document entered into in connection with it or relating thereto prior to or on the Closing Date. Any such arrangements and documents shall only be entered into and any accession to the Purchaser Facilities Agreement or any other financing arrangements of the Purchaser shall only take place after the Closing has occurred. None of the Target Group Companies are obliged to grant any security interest or enter into any guarantee or similar arrangements to secure any obligations under or in connection with the Purchaser Facilities Agreement, any other financing arrangements of the Purchaser or any other obligations of the Purchaser prior to or on the Closing Date and any such arrangements and documents shall only be entered into after the Closing has occurred.

13.	VAT

The Company Purchase Price is a net amount that does not include VAT. If the sale and transfer of the Gebhardt Shares or the ELBER Shares are subject to VAT, the Sellers have the right to opt for VAT according to Section 9 para. 1 German VAT Act after consultation with the Purchaser. However, Purchaser shall only be obliged to pay VAT (due to an option exercised by Sellers or otherwise) in addition to the Company Purchase Price if and to the extent Purchaser can effectively deduct such VAT as input VAT based on a final and binding (formell und materiell bestandskräftig) VAT assessment.

V.Separation from the Seller Group

14.	Pre-Closing Carve-out
14.1

Concurrently with the execution of this Agreement, (i) the Company as seller and SMA Holding as purchaser enter into a share purchase and transfer agreement relating to the sale and transfer of all shares in RKT to SMA Holding (part IV of the notarial deed to which this Agreement is attached as part I; the “RKT SPA”), and (ii) the Company as seller and the Sellers as purchaser enter into a share purchase and transfer agreement relating to the sale and transfer of all shares in

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SMA Holding GmbH to the Sellers (part III of the notarial deed to which this Agreement is attached as part I; the “SMA Holding SPA”).
14.2	The Sellers shall procure that RKT SPA and the SMA Holding SPA will be consummated concurrently with this Agreement as follows:
a)	The Company shall terminate the PLTA on or before the Closing Date.
b)	On or before the Closing Date, the Company shall terminate RKT’s participation in the Cash Pool.
14.3

The measures and documents provided for in Section 14.2 are subject to any amendments as may be practically expedient or legally required, provided that amendments that have a more than immaterial impact on the operational, legal, fiscal, tax or economic situation or structure of the Target Group Companies shall require the consent of Purchaser.

14.4

Sellers shall keep Purchaser informed about the status of the measures set forth in Section 14.2 and shall deliver to Purchaser appropriate evidence of all material transactions at law or in fact that have been concluded, consummated or effected (as applicable) in order to implement such measures. This shall, in particular, comprise the delivery of (i) copies of all agreements entered into and documents executed by the Target Group Companies in accordance with this Section 14 for the implementation of the measures set forth in Section 14.1 and 14.2 and (ii) written evidence of all registrations and other formal steps required for giving legal effect to the transactions contemplated under such agreements/documents (together the “Material Pre-Closing Carve-out Documentation”).

14.5

Except for liabilities incurred in the ordinary course of business under the agreements listed in Exhibit 14.5, otherwise in the ordinary course based on already ongoing individual purchase orders or purchase orders issued until the Closing Date or otherwise explicitly stipulated under this Agreement (the “Continuing Liabilities”), with effect as of the Closing Date, neither Purchaser nor any Affiliates of Purchaser (including, for the avoidance of doubt, the Target Group Companies) shall have any liability vis-à-vis Sellers or any Seller Group Entity (including in particular AW Holding GmbH, RKT, Actuator Solutions GmbH and SMA Holding), including but not limited to any liability under any agreement entered into to implement the Pre-Signing Carve-out or the pre-closing carve-out measures set forth in Section 14.1 through 14.4, including the Material Pre-Closing Carve-Out Documentation (such pre-closing carve-out together with the Pre-Signing Carve-out, the “Carve-outs”), or otherwise in connection with the Carve-outs.

14.6

Except for the Continuing Liabilities, Sellers and the Seller Guarantors shall not, and the Sellers shall procure that no Seller Group Entity (including in particular AW Holding GmbH, RKT, Actuator Solutions GmbH and SMA Holding) will, after the Closing Date, raise any claim against Purchaser, any Affiliate of Purchaser and/or any Target Group Company, out of or in connection with

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a)	The Company’s former capacity as direct or indirect shareholder of any Seller Group Entity (including in particular AW Holding GmbH, RKT, Actuator Solutions GmbH and SMA Holding);
b)

The conduct of business of any Target Group Company (including with respect to the supply of goods or the rendering of services by any Target Group Company to any Seller Group Entity (including in particular AW Holding GmbH, RKT, Actuator Solutions GmbH and SMA Holding)); or

c)	The Carve-Outs and any action, step or documentation related to it (unless otherwise reflected in this Agreement, the RKT SPA or the SMA SPA),

in each case irrespective of whether such claim is known or unknown on the Signing Date, actual or contingent, accrued or unaccrued and regardless of the legal basis of such claim (such claims not to be raised the “Indemnified Claims”). From the Effective Date and irrespective of whether it would have been permitted by applicable law to procure that no Indemnified Claims are asserted against Purchaser or any of its Affiliates (including in particular the Target Group Companies), Sellers shall indemnify (freistellen) Purchaser, any Affiliate of Purchaser and/or any Target Group Company from any Indemnified Claims raised by or in the name of any Seller Group Entity (including in particular by AW Holding GmbH, RKT, Actuator Solutions GmbH and SMA Holding) as well as by any third party, such as an insolvency administrator, on their behalf, or by any assignee, and from any costs and expenses arising in connection therewith (being a contract for the benefit of third parties (echter Vertrag zugunsten Dritter) with regard to the Affiliates of Purchaser).

14.7

From the Effective Date, Sellers and the Seller Guarantors shall not, and Sellers shall procure that none of the Seller Group Entities will, raise any claim against any present or former director, officer, board member, employee, advisor or agent of any Target Group Company (in each case, other than each Seller, Seller Guarantor and Seller Group Entity) (each a “Beneficiary”) out of or in connection with the Beneficiary’s former capacity as director, officer, board member, employee, advisor or agent of any Target Group Company or Seller Group Entity (including any services rendered in such capacity to any Seller Group Entity before the Effective Date), in each case irrespective of whether such claim is known or unknown on the Signing Date, actual or contingent, accrued or unaccrued and regardless of the legal basis of such claim, except solely for claims based on willful or fraudulent misconduct (such claims not to be raised the “Other Indemnified Claims”). From the Effective Date and irrespective of whether it would have been permitted by applicable law to procure that no Other Indemnified Claims are asserted against a Beneficiary, Sellers shall indemnify (freistellen) the relevant Beneficiary from any Other Indemnified Claims raised by or in the name of any Seller Group Entity or any other Affiliate of any Seller (including by any third party, such as an insolvency administrator, on their behalf) or by any assignee, and from any costs and expenses arising in connection therewith (being a contract for the benefit of third parties (echter Vertrag zugunsten Dritter) with regard to any Beneficiary).

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14.8

If, after the Effective Date, any person or entity asserts any claims against any of the Purchaser, its Affiliates (including in particular the Target Group Companies) or any Beneficiary in connection with any existing or future liability or obligation of any Seller Group Entity (including in particular AW Holding GmbH, RKT, Actuator Solutions GmbH and SMA Holding), irrespective of whether such claim is on the Signing Date known or unknown, actual or contingent, accrued or unaccrued and regardless of its legal basis (including any kind of joint or secondary liability), Sellers shall indemnify (freistellen) the relevant party from any such claim and from any costs and expenses arising in connection therewith.

14.9

Except for the Continuing Liabilities and except for any claims in connection with or under this Agreement, Purchaser shall not, and shall procure that no Target Group Entity will, after the Closing Date, raise any claim (irrespective of whether such claim is known or unknown on the Signing Date, actual or contingent, accrued or unaccrued and regardless of the legal basis of such claim) against any Seller, any Affiliate of any Seller or Seller Group Entity, out of or in connection with

a)	the Sellers’ former capacity as direct or indirect shareholders of any Target Group Company;
b)	the PLTA and the termination thereof;
c)

the conduct of business of any Seller Group Entity (excluding with respect to the supply of goods or the rendering of services by any Seller Group Entity to any Target Group Company until the Closing Date); or

d)	the Carve-Outs and any action, step or documentation related to it (unless otherwise reflected in this Agreement, the RKT SPA or the SMA SPA).
14.10

From the Effective Date and irrespective of whether it would have been permitted by applicable law to procure that no such claims are asserted against Sellers or any of their Affiliates (including in particular the Target Group Companies), Purchaser shall indemnify (freistellen) Sellers, any Affiliate of Sellers and/or any Seller Group Entity from any such claims raised by or in the name of Purchaser, any Affiliate of Purchaser or any Target Group Entity as well as by any third party, such as an insolvency administrator, on their behalf, or by any assignee, and from any costs and expenses arising in connection therewith (being a contract for the benefit of third parties (echter Vertrag zugunsten Dritter) with regard to the Affiliates of Sellers).

14.11

With effect from the Effective Date, except for any Continuing Liabilities and except for any claims in connection with or under this Agreement, Purchaser shall not and shall cause its Affiliates and the Target Group Companies not to, raise any claims against any Leaving Function Holder as well as against present or former director, officer, board member, employee, advisor or agent of any Seller Group Entity, in each case to the extent such claim is not based on willful or fraudulent conduct. From the Effective Date and irrespective of whether it would have been permitted by applicable law to procure that no such claims are asserted against any of the Leaving Function Holders or any other of the aforementioned persons, Purchaser shall indemnify

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(freistellen) the relevant beneficiary from any of such claims raised by or in the name of the Purchaser, any Affiliate of the Purchaser or any Target Group Entity (including by any third party, such as an insolvency administrator, on their behalf) or by any assignee, and from any costs and expenses arising in connection therewith (being a contract for the benefit of third parties (echter Vertrag zugunsten Dritter) with regard to any beneficiary).

14.12

Sections 24.2 shall apply to any claims under or in connection with this Section 14 mutatis mutandis. For the avoidance of doubt, Sections 27.2b) and 27.3 shall apply to claims under or in connection with this Section 14 as stipulated therein.

VI.Termination of External Financing Agreements

15.	Repayment of External Financing

The Purchaser intends to repay and wishes that the Sellers make the necessary arrangements to repay and terminate and/or cancel, as the case may be, the Facilities made available under the Facilities Agreement, the 2017 Promissory Notes (if applicable), the 2019 Promissory Notes and the Other Reported Debt Agreements (the “Refinancing Debt”). In order to arrange for the repayment of the Refinancing Debt and the termination and/or cancelation, as the case may be, of the relevant underlying agreements as well as the release of the Financing Collateral, the Sellers shall, (i) procure or use reasonable efforts as further specified below to arrange for the repayment of the Refinancing Debt, and (ii) procure the release of the Financing Collateral as follows:

15.1	Repayment and Release Agreements and Arrangements
15.1.1

Sellers shall procure that, as soon as reasonably practicable after the Signing Date, the Company enters into one or more repayment and security release agreements executed by all parties to the Facilities Agreement (or the Security Agent and, if required, the Facility Agent on behalf of all parties to the Facilities Agreement) (with executed copies thereof to be delivered by the Sellers to the Purchaser as soon as reasonably practicable after execution) providing for the release, re-assignment and/or retransfer of all Financing Collateral at the Scheduled Closing Date or, if and to the extent such release, re-assignment and/or retransfer is not legally possible or practicable at the Scheduled Closing Date, as soon as reasonably practicable thereafter, conditional upon and subject to and against (Zug-um-Zug) the payment of the Facilities Repayment Amount into the Facilities Repayment Accounts on the Scheduled Closing Date and/or notice by the Facility Agent or the relevant creditor or creditor representative to the Security Agent that it has received the Facilities Repayment Amount owing to it (or to the creditors it represents) (the “Release Agreement Facilities”).

15.1.2

Sellers shall use commercially reasonable efforts to achieve that, as soon as reasonably practicable after the Signing Date, the Company enters into one or more repayment agreements executed by the current lender(s) to the 2017 Promissory Notes (the “Repayment Agreement 2017 Promissory Note”) providing for the repayment of the outstanding amounts under the 2017 Promissory Notes on the Scheduled Closing Date as further specified in the Repayment

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Agreement 2017 Promissory Note. Sellers shall use commercially reasonable efforts to achieve that, as soon as reasonably practicable after the Signing Date, the Company enters into one or more repayment agreements executed by the current lender(s) to the 2019 Promissory Note (the “Repayment Agreement 2019 Promissory Note”) providing for the repayment of the outstanding amounts under the 2019 Promissory Note on the Scheduled Closing Date as further specified in the Repayment Agreement 2019 Promissory Note.

15.1.3

Sellers shall use commercially reasonable efforts to achieve that, as soon as reasonably practicable after the Signing Date, the Company enters into one or more release agreements executed by the current lenders under the agreements for which the Company has provided the ASG/RKT Collateral in a form approved by the Purchaser (with executed copies thereof to be delivered by Sellers to Purchaser as soon as reasonably practicable after execution) providing for the release, re-assignment and/or retransfer of all ASG/RKT Collateral on or before the Scheduled Closing Date or, if and to the extent such release, re-assignment and/or retransfer is not legally possible or practicable on or before the Scheduled Closing Date, as soon as reasonably practicable thereafter (the “RKT Release Agreement”).

15.1.4

Sellers shall procure that, as soon as reasonably practicable after the Signing Date, the Company enters into one or more repayment and release agreements executed by the current lender(s) to the Other Reported Debt Agreements (the “Release Agreements Other Debt” and together with the Release Agreement Facilities, the Repayment Agreement 2017/2019 Promissory Note and the RKT Release Agreement, the “Release Agreements”) in a form approved by the Purchaser (with executed copies thereof to be delivered by Sellers to Purchaser as soon as reasonably practicable after execution) providing for the repayment and/or full satisfaction and discharge of the outstanding amounts under the Other Reported Debt Agreements and the release, re-assignment and/or retransfer of all Other Debt Collateral on or before the Scheduled Closing Date or, if and to the extent such release, re-assignment and/or retransfer is not legally possible or practicable on or before the Scheduled Closing Date, as soon as reasonably practicable thereafter, conditional upon and subject to and against (Zug-um-Zug) the payment of the outstanding amounts under the Other Reported Debt Agreements on the Scheduled Closing Date as further specified in the Release Agreements Other Debt. It is agreed and understood by all parties to this Agreement that the Release Agreements Other Debt can take any form of release agreement which is typically used for that type of facility provided under the relevant Other Reported Debt Agreement and/or in the relevant local financing market.

15.1.5

Sellers shall procure that the Company and all other Target Group Companies, as far as applicable, provide cooperation to Purchaser (i) to facilitate the arranging, underwriting, syndicating or otherwise preparing and finalizing of any new financing arrangements Purchaser intends to enter into to replace the existing financing and (ii) to enable Purchaser to borrow funds under any existing financing arrangements to replace the existing financing. Section 12 shall apply mutatis mutandis.

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15.2	Repayment of Facilities
15.2.1

Purchaser shall pay to the Facility Agent (on behalf of the relevant Borrowers or other Obligors) on the Scheduled Closing Date the aggregate outstanding principal amount of the Facilities together with all accrued interest, commission and fees and all other amounts (including prepayment fees, break costs and fees, costs and expenses which are to be paid or reimbursed by an Obligor pursuant to the terms of the Facilities Agreement) falling due under or in connection with the Facilities (the “Facilities Repayment Amount”) in full discharge of the payment obligations (mit schuldbefreiender Wirkung) of the Obligors under or in connection with the Facilities and to effect full release of all Financing Collateral as of the Closing Date.

15.2.2

For the purpose of the payments of Purchaser pursuant to Sections 15.2.1, Sellers shall procure to notify Purchaser, no later than five Business Days prior to the Scheduled Closing Date, in writing of (i) the Facilities Repayment Amount (or, if the definitive Facilities Repayment Amount is not yet available at that time, an estimate thereof) and (ii) one or more bank accounts (the “Facilities Repayment Account(s)”) into which the Facilities Repayment Amount shall be paid (and the amount of the Facilities Repayment Amount to be paid to each Facilities Repayment Account, as applicable). Unless previously notified by Sellers to Purchaser, Sellers shall procure to notify Purchaser of the definitive Facilities Repayment Amount no later than two Business Days prior to the Scheduled Closing Date. It is agreed and understood by the Parties that the definitive Facilities Repayment Amount may be calculated in relation to a date which is supposed to be the Scheduled Closing Date accompanied by a statement which additional amounts need to be paid (in particular daily interest (Stückzinsen)) if the Closing occurs on a date other than the Scheduled Closing Date or the date deemed to be the Scheduled Closing Date for the purposes of the calculation of the Facilities Repayment Amount.

15.2.3	Sellers shall procure that the relevant Obligors, if and to the extent reasonably requested by Purchaser:
a)

provided that all Closing Conditions have been fulfilled or duly waived and the Scheduled Closing Date has been determined in accordance with Section 20.1, serve notices of early termination, cancellation and/or prepayment (as applicable) in the manner and form required by the terms of, and in accordance with the procedures set forth in, the relevant financing agreements (which may be conditional upon the occurrence of Closing) in order to facilitate the repayment of the Facilities on the Scheduled Closing Date and send copies of such notices to Purchaser;

b)	submit waiver and/or consent requests to the Facility Agent in order to shorten any notice periods for cancellation and/or prepayment of the Facilities; and
c)

negotiate in good faith the form of the Release Agreements, deliver to Purchaser reasonably advanced drafts of the Release Agreements immediately (unverzüglich) after receipt and review thereof and give due consideration to Purchaser’s (or its legal advisers’) comments on such drafts.

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15.3	Repayment of 2019 Promissory Notes
15.3.1

Purchaser shall pay to the Paying Agent on the Scheduled Closing Date the aggregate outstanding principal amount of the 2019 Promissory Notes together with all accrued interest, commission and fees and all other amounts (including prepayment fees, break costs and fees, costs and expenses which are to be paid or reimbursed by the Company pursuant to the terms of the 2019 Promissory Notes) falling due under or in connection with the 2019 Promissory Notes (the “Promissory Note Repayment Amount”) in discharge of the payment obligations (mit schuldbefreiender Wirkung) of the Company under or in connection with the 2019 Promissory Notes.

15.3.2

For the purpose of the payments of Purchaser pursuant to Sections 15.2.1, Sellers shall use commercially reasonable efforts to notify Purchaser, no later than five Business Days prior to the Scheduled Closing Date, in writing of (i) the Promissory Note Repayment Amount (or, if the definitive Promissory Note Repayment Amount is not yet available at that time, an estimate thereof) and (ii) one or more bank accounts (the “Promissory Note Repayment Account(s)”) into which the Promissory Note Repayment Amount shall be paid (and the amount of the Promissory Note Repayment Amount to be paid to each Promissory Note Repayment Account, as applicable). Unless previously notified by Sellers to Purchaser, Sellers shall use commercially reasonable efforts to notify Purchaser of the definitive Promissory Note Repayment Amount no later than two Business Day prior to the Scheduled Closing Date. It is agreed and understood by all parties to this Agreement that the definitive Promissory Note Repayment Amount may be calculated in relation to a date which is supposed to be the Scheduled Closing Date or a date which is likely to be the Scheduled Closing Date accompanied by a statement which additional amounts need to be paid (in particular daily interest (Stückzinsen)) if the Closing occurs on a date other than the Scheduled Closing Date or the date deemed to be the Scheduled Closing Date for the purposes of the calculation of the Promissory Note Repayment Amount.

15.3.3	Sellers shall procure that the Company, if and to the extent reasonably requested by Purchaser:
a)

provided that all Closing Conditions have been fulfilled or duly waived, serves notices of early termination, cancellation and/or prepayment (as applicable) in the manner and form required by the terms of, and in accordance with the procedures set forth in, the 2019 Promissory Notes (which may be conditional upon the occurrence of Closing) in order to facilitate the repayment of the 2019 Promissory Notes on the Scheduled Closing Date and send copies of such notices to Purchaser;

b)	submit waiver and/or consent requests to the Paying Agent in order to shorten any notice periods for cancellation and/or prepayment of the 2019 Promissory Notes; and
c)

negotiate in good faith the form of the Release Agreements, deliver to Purchaser reasonably advanced drafts of the Release Agreements immediately (unverzüglich) after receipt and review thereof and give due consideration to the Purchaser’s (or its legal advisers’) comments on such drafts.

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15.4	Repayment or Other Discharge of the Other Reported Debt

Sellers shall procure that the Target Group Companies terminate the Other Reported Debt Agreements and repay or otherwise satisfy and discharge all outstanding amounts under the Other Reported Debt no later than on the Scheduled Closing Date.

VII.Further Pre-Closing Covenants

16.	Obtaining of Governmental Clearances/Approvals
16.1	Merger Control
16.1.1

As soon as reasonably practicable after the Signing Date and in any event within fifteen (15) Business Days following the Signing Date, Purchaser shall make the filings for the merger control clearances in the jurisdictions set out in Exhibit 16.1.1 (together the “Merger Control Clearances”) with the competent merger control authorities (together the “Merger Control Authorities”). Purchaser shall use commercially reasonable efforts to avoid any declaration of incompleteness by the Merger Control Authorities or any other suspension for the time period of clearance. Where the applicable law requires that a filing must also be made by Sellers, Purchaser shall, subject to the prior written consent of Sellers, make that relevant filing also on behalf of Sellers.

16.1.2

Sellers shall closely cooperate with Purchaser for the purpose of the filings set forth in Section 16.1.1 and shall provide without undue delay (unverzüglich) all information reasonably requested by Purchaser in this connection concerning Sellers, the Seller Group Entities, the Target Group Companies and the Business, including any additional information and documentary material requested by any Merger Control Authority or other Governmental Entity.

16.1.3

Purchaser shall give Sellers reasonable opportunity to review and comment on any drafts of filing or other material documentation prior to their submission to any Merger Control Authority or other competent Governmental Entity (it being acknowledged that certain of such drafts and/or documents may be shared on a confidential outside counsel to counsel basis only) and shall give due consideration to any reasonable comments. Purchaser shall respond as soon as reasonably possible and to the extent the relevant information is available to Purchaser to all inquiries received from any Merger Control Authority or other competent Governmental Entity to whom a filing has been made for additional information or documentation and supplement such filings as reasonably requested by the applicable Merger Control Authority or other competent Governmental Entity. Purchaser undertakes to keep Sellers informed of any material contact with such Merger Control Authority and to the extent legally permissible, provide Sellers with copies of all material relevant documentation in relation thereto and allow Sellers to participate in any material call or meeting with any Merger Control Authority or other Governmental Entity.

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16.1.4

Purchaser shall in no event be required (i) to offer, or consent to, any obligations, conditions or commitments required by any Merger Control Authority in connection with the Merger Control Clearances or (ii) to contest a decision of any Merger Control Authority or court prohibiting the consummation of the Transaction or parts thereof. Notwithstanding the foregoing, Purchaser shall cooperate with Sellers in good faith and use commercially reasonable efforts to reach the Merger Control Clearances.

16.1.5

For the avoidance of doubt, the communication among the Parties in connection with this Section 16.1 shall be subject to (i) compliance with mandatory legal restrictions and (ii) appropriate measures to safeguard the confidentiality of competitively, commercially and/or otherwise sensitive information and business secrets (which shall, in particular, be provided on an outside-counsel-only basis).

16.2	German Foreign Investment Control Clearance
16.2.1

As soon as reasonably practicable after the Signing Date and in any event within ten Business Days following the Signing Date, Purchaser shall file an application with the German Federal Ministry for Economic Affairs and Climate Action (Bundesministerium für Wirtschaft und Klimaschutz, the “BMWK”) for the issuance of a compliance certificate pursuant to Section 58 (1) AWV (Unbedenklichkeitsbescheinigung) in relation to the Transaction (the “Compliance Certificate”). Sections 16.1.2 and 16.1.5 shall apply mutatis mutandis.

16.2.2

Purchaser shall in no event be required (i) to offer, or consent to, or comply with any obligations, conditions or commitments in connection with the Compliance Certificate or (ii) to contest a decision of the BMWK or any court prohibiting the consummation of the Transaction or parts thereof. Notwithstanding the foregoing, Purchaser shall cooperate with Sellers in good faith and use commercially reasonable efforts to reach the Compliance Certificate.

16.3	U.K. NSI Clearance
16.3.1

As soon as reasonably practicable after the Signing Date and in any event within fifteen (15) Business Days following the Signing Date, Purchaser shall submit to the ISU a completed mandatory notification and clearance application under the NSIA2021 for clearance by the ISU/BEIS of the sale and purchase of the Shares under this Agreement. Sections 16.1.2 and 16.1.5 shall apply mutatis mutandis.

16.3.2

Purchaser shall in no event be required (i) to offer, or consent to, or comply with any obligations, conditions or commitments in connection with such submission or (ii) to contest a decision of the the ISU/BEIS or any court prohibiting the consummation of the Transaction or parts thereof. Notwithstanding the foregoing, Purchaser shall cooperate with Sellers in good faith and use commercially reasonable efforts to obtain the NSI Clearance.

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17.	Sellers’ Conduct of Business Covenants
17.1	General Principle; Consent Requirements
17.1.1

Within the period between the Signing Date and the Closing Date (the “Interim Period”), Sellers shall procure that the Target Group Companies (i) conduct their business operations with the care of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsmanns) and consistent with past practice, and (ii) do not take any measure or activity outside the ordinary course of business or inconsistent with past practice unless Purchaser has consented to it.

17.1.2

During the Interim Period, and unless explicitly set forth in Exhibit 17.1.2, Sellers shall procure that the Target Group Companies do not take any of the following measures or activities unless Purchaser has consented in writing to it (such consent not to be unreasonably withheld or delayed):

a)	Divesting or acquiring, directly or indirectly, any shares or any other equity interests in companies or of any business or entering into any type of merger, consolidation or similar transaction;
b)

Divesting any tangible fixed assets (Sachanlagevermögen) with a book value in excess of EUR 50,000 (in words: fifty thousand Euro) in each individual case or EUR 250,000 (in words: Euro two hundred fifty thousand) in the aggregate;

c)

Acquiring any tangible fixed assets (Sachanlagevermögen) with a book value or making capital expenditures each in excess of EUR 125,000 (in words: Euro one hundred twenty-five thousand) in each individual case or EUR 375,000 (in words: Euro three hundred seventy-five thousand) in the aggregate;

d)

Failing to make any capital expenditures necessary to continue the operations of the Business of the Target Group Companies in a manner in all material respects consistent as conducted on the Signing Date; lit. c) shall remain unaffected;

e)

Disposing or licensing of any Owned IP Rights or other intellectual property rights or know-how material for the Business or disclosing any technical or confidential information material for the Business outside the ordinary course of business or inconsistent with past practice;

f)

Granting any transfer by way of security (Sicherungsübereignung), pledge, lien or other security interest, any encumbrance (registered or unregistered), any right to use the relevant property or asset (including the granting of any license), any pre-emptive right, option or similar conversion right or any remainder (Anwartschaftsrecht) of any property or asset (including any shares/interest in companies and including intellectual property rights and know-how), in each case except as granted in the ordinary course of business and consistent with past practice (in particular leasing);

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g)

Paying or otherwise discharging any obligation of persons other than any Target Group Company or issuing of any guarantees, suretyships, letters of credit, performance or warranty bonds or similar instruments in order to secure any such obligations outside the ordinary course of business or inconsistent with past practice;

h)

Procuring of or agreeing to the issuing of any guarantees, suretyships, letters of credit, performance or warranty bonds or similar instruments by persons other than any Target Group Company in order to secure any obligations of any Target Group Company, in each case except as issued in the ordinary course of business and consistent with past practice;

i)

Taking up of any loan or credit or receiving of any other financing (including from any Seller Group Entity and increasing indebtedness under any existing loan, credit or financing), in each case except for financing provided by any other Target Group Company, in excess of EUR 50,000 (in words: Euro fifty thousand) in each individual case;

j)

Granting of any loan or credit or providing of any other financing to any third party (including to any Seller Group Entities), in each case except for financing provided to any other Target Group Company;

k)	Entering into or materially amending any material research or development agreements outside the ordinary course of business or inconsistent with past practice;
l)

Granting or paying any costs, fees, commission, bonus or other benefit that will arise directly as a result of this Agreement or the transactions contemplated herein including (i) fees to any advisors, finders, brokers or agents and (ii) transaction-related bonuses to members of the management or to any employees;

m)	Entering into or materially amending any advisory or consultancy agreements with any advisor or consultant;
n)

Cancelling, waiving or settling any claims or rights exceeding EUR 50,000 (in words: Euro fifty thousand) in each individual case or EUR 125,000 (in words: Euro one hundred twenty-five thousand) in the aggregate;

o)

To the extent not already covered by any other provision of this Section 17.1.2: (i) terminating or materially amending any Material Agreement or entering into any agreement that would have qualified as Material Agreement if it had been entered into prior to the Signing Date; (ii) entering into or materially amending any agreement involving annual payment obligations in excess of EUR 50,000 (in words: Euro fifty thousand) in each individual case, except for any supply agreements entered into in the ordinary course of business and consistent with past practice; (iii) entering into or materially amending or terminating any agreement between any Seller Group Entity and any Target Group Company; or (iv) incurring a default under any Material Agreement or failing to renew any Material Agreement in the ordinary course of business (unless substituted or no longer

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required) or take or omit to take any action that could be reasonably expected to cause or result in a breach or default under any Material Agreement;
p)

Hiring or dismissing any Key Employee (except any dismissal for cause (aus wichtigem Grund)); changing to the advantage of a Key Employee of his/her employment conditions (including with respect to remuneration, pension or other post-retirement benefits, paid leave, termination, etc.) outside the ordinary course of business;

q)

Changing the general employment conditions to the advantage of all or groups of the employees (including with respect to remuneration, pension or other post-retirement benefits, paid leave, termination, etc.), in each case except as (i) required by law, provided for by collective bargaining agreements (Tarifverträge) or by references to such collective bargaining agreements in the individual employment contracts in effect prior to the Signing Date, or (ii) made in the ordinary course of business and consistent with past practice;

r)	Entering into or material amendment of any collective agreement with any trade union, works council or any other employee representative body;
s)

Initiating, compromising or settling of any legal or administrative proceedings (whether as applicant, plaintiff or defendant) with an economic relevance for the respective Target Group Company that is likely to exceed EUR 25,000 (in words: Euro twenty-five thousand) in each case or in a series of related cases;

t)

Entering into any agreements with public authorities (including Taxing Authorities) or any entities controlled by any public authority which relate to any regulatory matter or other matter governed by public law;

u)

Materially changing any method of accounting or tax reporting, or accounting or tax practice or policy currently applied, as the case may be, except as required by reason of a concurrent change in, or conversion to, the applicable generally accepted accounting principles;

v)

Materially changing the nature or organization of the Business, including (i) launching or ceasing product lines (except in the ordinary course of business) and of branches of business, (ii) introducing new brands or corporate names or material changes to or surrendering existing brands or corporate names, (iii) materially changing business policies (e.g,. with respect to customer approach or general pricing, public relations, corporate social responsibility), (iv) materially changing internal structures and policies (e.g., with respect to material responsibilities and reporting lines, compliance procedures), and (v) significantly changing size or structure of the workforce or general working practices;

w)	Incorporating or forming any subsidiaries; entering into any partnership, joint venture, consortium, shareholders’ agreement or similar agreement;

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x)	Entering into any agreement or assuming of any obligation connected with any of the measures listed in Section 17.1.3a);
y)	Adopting any change in any of its organizational documents, except as required under applicable law;
z)	Liquidating, dissolving, recapitalizing, reorganizing or otherwise winding up all or any portion of the Business or any Target Group Company;
aa)

Selling or transferring, or permitting the sale or transfer of any shares or interests of the Target Group Companies to any person, or in any manner restraining or limiting the rights under such shares or interests or create any liens or encumbrances thereon;

bb)	Paying any dividends or make any distributions outside the Target Group Companies;
cc)

Making any changes (by stock split, reverse stock split, combination, recapitalization, reorganization, formation of new subsidiaries or otherwise) in the capital stock structure of any Target Group Companies;

dd)	Failing to maintain all of the tangible assets of the Target Group Companies in operating condition subject only to ordinary wear and tear;
ee)	Failing to pay or satisfy when due any liability (other than any such liability that is being contested in good faith and by appropriate proceedings);
ff)

Assuming any liability or obligation of any person or entity other than a Target Group Company outside of the ordinary course of business and consistent with past practice in excess of EUR 10,000 (in words: Euro ten thousand) in each individual case or EUR 50,000 (in words: Euro fifty thousand) in the aggregate;

gg)	Failing to maintain all material governmental approvals or Permits as valid and in full force, pursuant to applicable laws;
hh)	Fail to maintain insurance coverage in accordance with the insurance agreements existing on the Signing Date; and
ii)	Entering into any agreement to do any of the foregoing.
17.1.3

During the Interim Period, Sellers shall not take or participate in, and shall, to the extent applicable, procure that no other Seller Group Entity will take or participate in, directly or indirectly, any of the following measures or activities, unless Purchaser has consented to it:

a)

Any material corporate law measures with respect to the Company (and, if and to the extent applicable, the other Target Group Companies) including (i) amendments to the articles of association; (ii) reorganization, dissolution or liquidation; (iii) consent to the conclusion of any enterprise agreement within the meaning of sections 291, 292 AktG or comparable agreements under the laws of other jurisdictions; (iv) authorization to repurchase shares;

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(v) issuance of shares or other equity interest (including options, warrants or conversion rights with respect to such shares or other equity interest); (vi) appointment or dismissal of members of the administrative board (Verwaltungsrat); (vii) waiver of claims against current or former members of the administrative board; (viii) appointment of new auditors; (ix) declaration and/or payment of (deemed) dividends or similar distributions (whether in cash or in kind), except if effected prior to the Effective Date; (x) approval (including restatements) of financial statements;

b)

Issuing of any guarantees, suretyships, letters of credit, performance or warranty bonds or similar instruments by any Seller Group Entity in order to secure indebtedness or other obligations of any Target Group Company or procuring the issuing of such instruments by other persons on behalf of any Seller Group Entity;

c)

Divesting of any Shares or permitting any Shares to be subjected to any transfer by way of security (Sicherungsübereignung), pledge, lien or other security interest, any pre-emptive right, option or similar conversion right or any remainder (Anwartschaftsrecht); or

d)

Soliciting, initiating, or encouraging any inquiries or proposals from, discussing or negotiating with, providing any information to, or considering the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the Business or the assets of the Target Group Companies, or the Shares, or any merger, consolidation, business combination, or similar transaction involving the Target Group Companies.

17.1.4

In deviation of Section 36.1, the requests for consent from Sellers and the consents or rejections from Purchaser shall be sent to the respective other Party in text form (Textform) via email to the email addresses set forth in Exhibit 17.1.4. Each Party may replace the email addresses set forth for it for the purpose of this Section 17.1.4 by notification to the respective other Party in the form of Section 36.1.

17.1.5

During the Interim Period, Sellers shall procure that Sellers and the Target Group Companies (i) take all actions and make all filings required by applicable laws to be made by them in order to consummate the Transaction and (b) use its commercially reasonable efforts to cause the conditions in Section 21 to be satisfied (other than those conditions outside of Sellers’ control).

18.1.6

For the avoidance of doubt, the Sellers and the Target Group Companies shall not be limited or prohibited hereunder from any measures or activities contemplated under this Agreement, including the execution and implementation of the RKT SPA and the SMA SPA.

18.1.6	During the Interim Period, Sellers shall:
a)	Carry out any and all actions that may be necessary or convenient to maintain full and legal title to the Shares free from any and all liens;

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b)

Notify Purchaser of the receipt by the Target Group Companies of (i) any written notice of breach or default of its obligations under any Material Agreement and (ii) any written notice of termination of any Material Agreement; and

c)

Notify Purchaser of the receipt by the Target Group Companies of any material (i) arbitration, (ii) administrative procedure or (iii) other action or litigation with respect to the Target Group Companies.

17.2	Exchange of Function Holders; Agreements with Leaving Individuals
17.2.1	Sellers shall procure that, on or before the Scheduled Closing Date:
a)

the executive directors (geschäftsführende Direktoren), managing directors (Geschäftsführer) and/or other function holders of the Target Group Companies listed in Exhibit 17.1.2a) (the “Leaving Function Holders”) will either resign or be removed from their positions specified in Exhibit 17.2a) with effect as of the Closing Date at the latest.

b)

administrative board or shareholders’ resolution(s), as applicable, regarding (i) the appointment of new executive directors (geschäftsführende Direktoren) or new managing directors (Geschäftsführer), as applicable, of the Target Group Companies (each a “New Function Holder”) and (ii) the change in representation for the existing executive directors (geschäftsführende Direktoren) or existing managing directors (Geschäftsführer), respectively, of the Target Group Companies (each an “Existing Function Holder”), each as specified in Exhibit 17.2.1b);

c)

the Company on the one hand and Andreas Gebhardt on the other hand enter into the termination agreement (Aufhebungsvertrag) substantially in the form as attached hereto as Exhibit 17.2.1c) (the “Termination Agreement Andreas Gebhardt”) with effect as of the Effective Date;

d)

the Company on the one hand and Markus Gebhardt on the other hand enter into the termination agreement (Aufhebungsvertrag) substantially in the form as attached hereto as Exhibit 17.2.1d) (the “Termination Agreement Markus Gebhardt”) with effect as of the Effective Date;

e)

the Company on the one hand and Stephan Schulak on the other hand enter into the termination agreement (Aufhebungsvertrag) substantially in the form as attached hereto as Exhibit 17.2.1e) (the “Termination Agreement Stephan Schulak”) with effect as of the Effective Date;

f)

the Company on the one hand and each of Julia Jürgensen, Ute Zauleck and Nastasia Gläser on the other hand enter into a customary termination agreement (Aufhebungsvertrag) (the “Employment Termination Agreements”) regarding the termination of their respective employment agreements with the Company, in each case with effect as of the Effective Date and providing for a customary mutual waiver of claims;

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g)

the Company on the one hand and Andreas Gebhardt enter into the consultancy agreement substantially in the form as attached hereto as Exhibit 17.2.1g) (the “Andreas Gebhardt Consultancy Agreement”) with effect as of the Effective Day and until the expiry of six (6) months following the Effective Date; and

h)

the Company and the relevant Seller Group Entity enter into a transitional services agreement substantially in the form as attached hereto as Exhibit 17.2.1h) (the “Transitional Services Agreement”) according to which certain individuals listed therein will provide the Company with the services further determined in the Transitional Services Agreement with effect as of the Effective Day and until the expiry of three (3) months following the Effective Date.

17.2.2

The Sellers will effect that on or before the Closing Date, the Company will terminate the existing D&O insurance of the Target Group Companies with effect as of the end of the current calendar year and a run-off coverage will be provided at no additional cost for Purchaser, the Company or any Target Group Company. The Parties agree that regarding the capacity of Andreas Gebhardt and Markus Gebhardt as executive directors, managing directors or otherwise function holders of any Target Group Company until the Closing Date, only the liability regime of this Agreement shall apply.

17.3	Transfer of Patents

Sellers shall procure that Actuator Solutions GmbH transfers its rights in the patents nos. US 16/833,996; DE 102020107952.4; DE 202019101901.8 and DE 102019108624.8 to the Company without delay (unverzüglich) after the Signing Date.

17.4	Amendment of Alfmeier Friedrichs & Rath LLC Put/Call Agreement and Exercise of Call

Sellers shall procure that (i) the Alfmeier Friedrichs & Rath LLC Put/Call Agreement dated and effective 1 January 2020 is amended to provide that the Call (as defined therein) shall be revised to provide that it may be exercised by Alfmeier Corporation at any time after the date of such amendment for a call price as set forth in the amendment (“Call Price”) and (ii) the Call is exercised on or around the Closing such that, immediately following the Closing, Alfmeier Corporation holds the entire membership interest and all of equity interests of AF&R and no liabilities or obligations remain due and owing to Friedrichs & Rath, Inc. or its Affiliates under the Alfmeier Friedrichs & Rath LLC Put/Call Agreement or the Amended Operating Agreement Alfmeier Friedrichs & Rath LLC from any Target Group Company following the payment of the Call Price.

17.5	Change of Control Rights

The Parties agree that no contractual counterparty to any Material Agreement providing for a termination right or other right upon a change of control in the relevant Target Group Company shall, unless otherwise agreed between the Parties, be contacted in the Interim Period in order to

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obtain a waiver and that, hence, the Purchaser shall have no claims against the Sellers in connection with refraining to do so, again unless otherwise agreed between the Parties.

18.	Cooperation by Sellers prior to Closing; Information Rights of Purchaser
18.1

Until and including the Closing Date, Sellers shall, and shall procure that the Seller Group Entities and the Target Group Companies will, to the extent reasonably requested by Purchaser, allow Purchaser to prepare the post-Closing integration of the Business into the business of the Purchaser group and cooperate with Purchaser for such purpose, provided, in each case, that the cooperation requested does not unreasonably interfere with the business or operations of Sellers or any of the Target Group Companies and, in each case, subject to compliance with applicable law. In particular, to the extent that any information to be provided to Purchaser is competitively, commercially and/or otherwise sensitive, Sellers shall, to the extent reasonably assessed to be so required, provide such information on an outside-counsel-only basis, subject to appropriate confidentiality obligations.

18.2	Any further obligations of Sellers pursuant to this Agreement to provide information or other cooperation to Purchaser remain unaffected from this Section 18.

VIII.Closing

19.	Closing Conditions
19.1

The obligations of the Parties to take the Closing Actions (the “Closing”) pursuant to Section 20 shall be subject to the fulfillment or waiver of the following conditions precedent (aufschiebende Bedingungen) pursuant to Section 158 (1) BGB (the “Closing Conditions”):

a)

The Merger Control Clearances have been obtained or are deemed to be obtained pursuant to applicable laws in the relevant jurisdiction, e.g. because of the expiry of applicable waiting periods or because jurisdiction has been declined, and provided that such Merger Control Clearances are not subject to any conditions (Bedingungen), restrictions (Beschränkungen) or obligations (Handlungspflichten).

b)

(i) Purchaser has received a Compliance Certificate or another binding decision of, or concluded a public law contract (öffentlich-rechtlicher Vertrag) with, the BMWK confirming that the Transaction does not raise concerns with respect to the public order or security of the Federal Republic of Germany or of another member states of the European Union or in relation to projects or programs of Union interest), provided that such binding Compliance Certificate or decision is not subject to any conditions (Bedingungen), restrictions (Beschränkungen) or obligations (Handlungspflichten), (ii) a Compliance Certificate is deemed to have been issued pursuant to Section 58 (2) AWV or restrictions (Beschränkungen) and obligations (Handlungspflichten) cannot be imposed anymore due to the expiry of the time periods set out in Section 14a AWG, in each case because the time

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periods during which the BMWK may initiate a formal foreign investment review or impose restrictions or obligations have expired without the BMWK taking such measures, or (iii) the BMWK has, within the time periods set out in Section 14a AWG imposed restrictions or obligations in relation to the Transaction, without prohibiting it, and Purchaser has agreed to accept such restrictions or obligations (without being in anyway obliged to do so).

c)

The Purchaser has received confirmation from the ISU/BEIS under section 14(8)(b)(ii) or section 26(1)(b) of the NSIA2021 that no further action will be taken in relation to the sale and purchase of the Shares under this Agreement (the “NSI Clearance”).

d)

The Sellers have provided the Purchaser with a copy of the executed Release Agreements, evidencing (i) that, subject to any mandatory notarization, filing or de-registration requirements, all Financial Collateral are fully released, terminated and/or retransferred, as applicable, upon payment of the Facilities Repayment Amount into the Facilities Repayment Accounts on the Scheduled Closing Date, (ii) the full discharge of the payment obligations under the 2019 Promissory Note by payment of the Promissory Note Repayment Amount  into the Promissory Note Repayment Account(s).

e)	The Assumption Agreements Carve-out have been concluded.
f)	Actuator Solutions GmbH has transferred its rights in the patent families nos. US 16/833,996; DE 102020107952.4; DE 202019101901.8 and DE 102019108624.8 to the Company.
g)

The Sellers have provided the Purchaser with (i) the applicable beneficial ownership declaration and tax residency certification of the Company in respect of interest paid by Alfmeier CZ to the Company in the fiscal years ending 31 December 2018 through 31 December 2021 and dividends paid by Alfmeier CZ to the Company in the fiscal year ending 31 December 2021 and (ii) evidence that Alfmeier CZ has filed with the Czech Taxing Authorities all required notifications of such dividends paid by Alfmeier CZ to the Company in the fiscal year ending 31 December 2021.

h)	The Alfmeier Friedrichs & Rath LLC Put/Call Agreement has been amended in accordance with Section 17.4.
19.2

The Parties shall use all commercially reasonable efforts to fulfil the Closing Conditions as soon as possible after the date hereof. The Parties shall notify each other of the fulfillment or the definitive failure (endgültiger Nichteintritt) of any Closing Condition without undue delay (unverzüglich) after obtaining knowledge thereof, and shall include in such notifications all relevant evidencing documents.

19.3

The Closing Conditions referred to in Section 19.1b), d), f) g) and h) may be waived by Purchaser only. The other Closing Conditions may only be waived by mutual agreement of the Parties, such agreement to be made in the form of Section 36.1. Any waiver of a Closing Condition may be

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made in full or in part. The effect of a waiver of a Closing Condition shall be limited to eliminating the need that such Closing Condition be fulfilled and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Condition not having been fulfilled.

20.	Closing
20.1

The Closing shall occur (i) at the offices of Gleiss Lutz, Karl-Scharnagl-Ring 6, 80539 Munich, Germany, at 10:00 a.m. on the last Business Day of the calendar month in which all Closing Conditions are fulfilled or duly waived, unless such date is less than five (5) Business Days before the last Business Day of the calendar month then current, in which case the Closing shall occur on the last Business Day of the next calendar month, but in any of the aforementioned cases not before 30 June 2022, or (ii) at such other time, date or place as the Parties have mutually agreed upon in the form of Section 36.1. The date on which the Closing is scheduled to occur according to the foregoing sentence shall be referred to as the “Scheduled Closing Date”. The date on which Closing actually occurs shall be referred to as the “Closing Date”.

20.2

On the Scheduled Closing Date, the Parties shall take or, if applicable, cause to be taken, concurrently (Zug um Zug) the following actions (the “Closing Actions”), in each case to the extent not already taken before in accordance with this Agreement:

a)

If not occurred before, Sellers shall deliver to Purchaser evidence that the Company has terminated the PLTA with effect as of the Effective Date at the latest by delivering a written notice of termination for cause (außerordentliche Kündigung aus wichtigem Grund) to RKT.

b)	Sellers shall deliver to Purchaser evidence that the shares in SMA Holding have effectively been transferred to Sellers and that the shares in RKT have been effectively transferred to SMA Holding.
c)

Sellers shall deliver to Purchaser evidence that the administrative board or shareholders’ resolutions regarding the appointment of the New Function Holders and the change in representation for the Existing Function Holders have been passed in accordance with Section 17.2b).

d)	Sellers shall convene a general meeting of the Company granting discharge (entlasten) to the Leaving Function Holders substantially in the form as attached hereto as Exhibit 20.2d).
e)

Sellers shall deliver to Purchaser the executed (i) Termination Agreement Andreas Gebhardt, (ii) Termination Agreement Markus Gebhardt, (iii) Termination Agreement Stephan Schulak, (iv) Employment Termination Agreements, (v) Consultancy Agreement Andreas Gebhardt, and (vi) Transitional Services Agreement.

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f)

Sellers shall deliver evidence that the Company on the one hand and Markus Gebhardt on the other hand have entered into the IP Assignment Agreement substantially in the form as attached hereto as Exhibit 20.2f).

g)	Sellers shall deliver to Purchaser the Bring Down Certificate.
h)	Sellers shall deliver evidence that all outstanding amounts under the Other Reported Debt Agreements have been repaid.
i)

Sellers and Purchaser shall execute the Escrow Agreement and procure that (i) the acting notary has duly executed the Escrow Agreement and (ii) the Escrow Account has been established and is validly existing.

j)	Purchaser shall pay the Facilities Repayment Amount to the relevant Facilities Repayment Account.
k)	Purchaser shall pay the Promissory Note Repayment Amount to the relevant Promissory Note Repayment Account.
l)	Sellers and Purchaser shall enter into the Assumption Agreement.
m)

Each Seller, Andreas Gebhardt, Markus Gebhardt and Johann Vielberth shall deliver to Purchaser a general release of claims against the Target Group Companies substantially in the form attached as Exhibit 20.2m).

n)

The relevant Target Group Companies on the one hand and the relevant Seller Group Entities on the other hand enter into the ancillary agreements substantially in the form as attached as Exhibit 20.2n), and in case the attached agreement is in the form of a term sheet, the Parties enter into a supply which reflects the commercial terms agreed in the term sheet.

o)	Purchaser shall pay the Preliminary Purchase Price Company, the latter as specified in Section 7.2 in the way set forth in Section 7.2.
p)

Sellers shall deliver to Purchaser evidence that the Board of Directors (Verwaltungsrat) of the Company has adopted the resolution to establish and confirm an updated share register of the Company reflecting Purchaser as the sole shareholder of the Company.

q)	Sellers shall deliver to Purchaser evidence that the Leaving Function Holders have resigned or have been removed in accordance with Section 17.2a).
20.3

The Closing Actions referred to in Sections 20.2a) through 20.2i), 20.2m) and 20.2p) may be waived by the Purchaser only. The other Closing Actions may only be waived by mutual agreement of the Parties, such agreement to be made in the form of Section 36.1 Any waiver of a Closing Action may be made in full or in part. The last sentence of Section 19.3 shall apply mutatis mutandis.

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20.4

Immediately after all Closing Actions have been duly taken or waived, the Parties shall execute a closing memorandum substantially in the form as attached hereto as Exhibit 20.4 (the “Closing Memorandum”) in which the Parties jointly confirm that (i) the Closing Conditions have been duly fulfilled or waived, (ii) Purchaser has received Sellers’ Clearance Confirmation, (iii) the Closing Actions have been duly taken or waived, and, therefore, and (iv) the Closing has occurred. The Parties shall submit a copy of the Closing Memorandum to the acting notary without undue delay following execution of the Closing Memorandum.

IX.Warranties

21.	Warranties of Sellers
21.1	Seller Warranties
21.1.1

Sellers hereby warrant (garantieren) to Purchaser by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to Section 311 (1) BGB that the statements set forth in Exhibit 21.1.1-A (the “Seller Warranties”) are, taking into account the facts and circumstances set forth in this Agreement, in particular in Exhibit 21.1.1-B (the “Disclosure Schedule”), correct as of the Signing Date and as of the Closing Date, unless a Seller Warranty is explicitly made as of a different date, in which case such Seller Warranty shall be correct only as of such different date.

21.1.2

No Seller Warranty shall qualify as a quality agreement within the meaning of Section 434 (2) sentence 1 no. 1, no. 3 and sentence 2 BGB (Beschaffenheitsvereinbarung) or as a guarantee of condition within the meaning of Sections 443, 444 BGB (Garantie für die Beschaffenheit der Sache).

21.1.3	The Seller Warranties set forth in Section 1 of Exhibit 21.1.1-A are referred to as “Fundamental Warranties”.
21.1.4

Sellers will, not earlier than three Business Days prior to the Scheduled Closing Date, review and confirm (after having made inquiry with the Inquiry Persons) whether the Seller Warranties are still correct. Sellers will provide Purchaser on the Scheduled Closing Date with a confirmation (the “Bring Down Certificate”) in which Sellers confirm those Seller Warranties that are, as of the date of the review pursuant to this Section 21.1.4, still correct and, to the extent that any Seller Warranties are, as of the date of the review pursuant to this Section 21.1.4 not still correct, disclose the incorrectness of the Seller Warranties in an amended Disclosure Schedule. Any disclosure in such Bring Down Certificate or amended Disclosure Schedule shall not be deemed to have cured or corrected any incorrectness of the Seller Warranties, including for purposes of (i) the indemnification rights contained in this Agreement, or (ii) the Purchaser’s Remedies.

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21.2	Sellers’ Knowledge

If any Seller Warranty refers to “Sellers’ Knowledge”, such term shall mean the actual knowledge (positive Kenntnis), as of the Signing Date, of any of the persons listed in Exhibit 21.2-A (the “Relevant Persons”) and the knowledge such persons could have had as of the Signing Date had they diligently investigated and reviewed the relevant matter, including by making due inquiry with the persons listed in Exhibit 21.2-B (the “Inquiry Persons”).

22.	Warranties of Purchaser
22.1	General Principle
22.1.1

Purchaser hereby warrants (garantieren) to Sellers by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to Section 311 (1) BGB that the statements in Section 22.2 are correct as of the Signing Date unless a statement is explicitly made as of a different date, in which case such statement shall be correct only as of such different date.

22.1.2

None of the statements in Section 22.2 shall qualify as a quality agreement within the meaning of Section 434 (2) sentence 1 no. 1, no. 3 and sentence 2 BGB (Beschaffenheitsvereinbarung) or as a guarantee of condition within the meaning of Sections 443, 444 BGB (Garantie für die Beschaffenheit der Sache).

22.2	Individual Warranty Statements of Purchaser
22.2.1	As of the Signing Date and as of the Closing Date, Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung), duly established and validly existing under the laws of Germany.
22.2.2	As of the Signing Date and as of the Closing Date, Purchaser has all corporate power and authority to execute and perform this Agreement and to effect the transactions contemplated therein.
22.2.3

There is no legal or administrative proceeding pending against Purchaser or threatened in writing against Purchaser before any court, arbitral tribunal or public authority that in any manner challenges or seeks to prevent, alter or materially delay the Transaction.

22.2.4

No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable laws are pending regarding Purchaser and Purchaser is not required under applicable laws to file for any such proceeding.

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X.Purchaser’s Remedies; Claim Procedures; Sellers’ Remedies

23.	Purchaser’s Remedies
23.1	Definition and Scope
23.1.1

If and to the extent any of the Seller Warranties is incorrect, Purchaser may, at Purchaser’s election, request from Sellers that Sellers (x) put Purchaser or, at Purchaser’s election, the relevant Target Group Company into the position it would be in if the Seller Warranty had not been incorrect or, if the relevant Seller is unable to achieve this position within 30 Business Days after receipt of a Purchaser Claim Notice, (y) compensate Purchaser or, at Purchaser’s election, compensate the relevant Target Group Company by payment in cash for all Losses incurred by Purchaser or the relevant Target Group Company as a result of the incorrectness of the Seller Warranty. Claims of Purchaser pursuant to this Section 23.1.1 in connection with an incorrect Seller Warranty shall be referred to as “Purchaser’s Warranty Claims”.

23.1.2

“Losses” means losses (Schäden) within the meaning of Sections 249 et seq. BGB, including (i) indirect or consequential damages (mittelbare Schäden oder sonstige Folgeschäden) and (ii) lost profits (entgangener Gewinn), in each case of (i) and (ii) if and to the extent reasonably foreseeable (vernünftigerweise vorhersehbar), but excluding (i) any reduction in value (Minderung) of the Target Group Companies beyond the actual loss incurred, (ii) any further consequential damages (Folgeschäden), indirect damages (mittelbare Schäden) or lost profits (entgangener Gewinn), (iii) frustrated expenses (frustrierte Aufwendungen) and (iv) internal expenses and costs (but including, for the avoidance of doubt, any Taxes falling due in connection with a payment received from Sellers in connection with any claim).

23.2	Exclusion of Sellers’ Liability

Sellers shall not be liable for any Purchaser’s Warranty Claim if and to the extent that:

a)

the facts or circumstances giving rise to the claim have been specifically taken into account as a liability (Verbindlichkeit) or provision (Rückstellung) in the Final Effective Date Adjustment Statement or otherwise as debt-like items and have actually reduced the Purchase Price;

b)

Purchaser or any Target Group Company has actually received recovery (net of the costs and expenses of such recovery) from a third party with respect to such Purchaser Warranty Claim (with the Purchaser hereby undertaking to pursue any possible claim against third parties to the extent commercially reasonable provided that the foregoing shall not obligate Purchaser to initiate or maintain any lawsuit or arbitration or use such efforts if Purchaser reasonably believes such efforts would be detrimental to or injure Purchaser’s reputation or future business prospects in any material respect, in which case the Purchaser shall assign any such claim to the Sellers);

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c)	Purchaser or, after the Effective Date, any Target Group Company has caused the facts or circumstances giving rise to the claim;
d)	the Purchaser’s Warranty Claim results from or is increased by any change in any law or regulation in writing which has occurred after Closing;
e)	any Losses have only occurred because of Purchaser’s breach against any obligations under Sections 24.1 and 25.2; or
f)

the facts or circumstances giving rise to the claim were disclosed, (i) in this Agreement, or (ii) as of 5:00 p.m. Central Europe Time 28/4/2022 (the “Data Room Expiry”), as part of the written information (for the avoidance of doubt, including any Q&A responses until the Data Room Expiry) of the virtual data room operated by Datasite under Project Astute for the purpose of the Transaction (collectively the “Data Room Documents”), provided that the disclosure has been made (i) in sufficient detail and specificity to allow a reasonable buyer to identify the factual, legal and economic relevance of such facts and circumstances and to make a reasonably informed assessment in this regard and (ii) in a folder of the virtual data room that would reasonably be expected to contain the disclosure of such facts or circumstances, it being understood that in any case any facts and circumstances made under and in connection with the documents and information included in the Data Room Documents as set forth in Exhibit 23.2f) shall be deemed as not disclosed. This Section 23.2f) shall not apply to Purchaser’s Warranty Claims relating to the incorrectness of Fundamental Warranties.

A complete set of electronic copies of the Data Room Documents (buyside view) has been saved on each of four storage devices one of which will be provided to each of Purchaser and each Seller and one of which shall, immediately after the execution of this Agreement, be handed over by the Parties to the acting notary together with a letter from Datasite confirming the completeness of the data saved on the storage devices at the time of Data Room Expiry and clarifying language as to which documents have been uploaded or modified after the Data Room Expiry and accordingly are not deemed to be disclosed pursuant to Section 23.2f)(ii). The notary is hereby instructed (i) to keep the storage device and the confirmation letter from Datasite in safe custody for five (5) years following the Closing Date, provided, however, that, if court or arbitration proceedings pursuant to Section 40.7 are still pending on such date, the term of custody shall, upon any Party’s written request to the notary, be extended until three (3) months after such proceedings have been concluded, and (ii) to provide the storage device and the confirmation letter to a court or arbitral tribunal upon written request of such court or arbitral tribunal or Purchaser, on one hand, and the Sellers, on the other hand (in which case the notary shall retain a copy and make customary arrangements with the court or arbitral tribunal to ensure that the original is returned to the notary as soon as possible). After lapse of that period the notary is entitled to destroy the Data Room Documents without further notice. The notary accepts this instruction.

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24.	Claim Procedures
24.1	Purchaser Claim Notice; Information Rights of Seller
24.1.1

Purchaser shall, without prejudice to any further claims of Purchaser in connection with the subject matter, give Sellers notice of any alleged Purchaser’s Warranty Claim or any other alleged claim of Purchaser under this Agreement (including any claim under any indemnity) as soon as reasonably practicable, but in any event within forty (40) Business Day after Purchaser has gained positive knowledge of facts or circumstances that are likely to form the basis of such claim, stating in the notice in reasonable detail the then available facts and circumstances and the amount involved, to the extent that such amount has been determined by Purchaser at the time when the notice is given (the “Purchaser Claim Notice”).

24.1.2

Purchaser shall give, and after Closing shall cause the Target Group Companies to give, in each case as soon as reasonably practicable, such information to Sellers as reasonably requested by Sellers to investigate the relevant facts and circumstances alleged to give rise to the claim notified. Cooperation under this Section 24.1.2 shall (i) be subject to appropriate measures to safeguard the confidentiality of the information given to Sellers and (ii) not be required to the extent that this would (a) unreasonably interfere with any attorney-client privilege or similar privilege of Purchaser and/or the Target Group Companies or (b)  unreasonably interfere in any material respect with the business or operations of Purchaser or the Target Group Companies.

24.2	Third Party Claim Procedure
24.2.1

If a third party asserts or threatens to assert any claim against Purchaser or any Target Group Company, or if Purchaser or any Target Group Company is subjected to any audit or examination by any public authority (other than a Taxing Authority) or any public authority (other than a Taxing Authority) issues or threatens to issue a decision, order or decree against Purchaser or any Target Group Company, in each case based on facts or circumstances that are likely to give rise to a Purchaser’s Warranty Claim (each a “Third Party Claim”), Purchaser shall, to the extent legally and practically possible, give Sellers notice of such Third Party Claim within fifteen (15) Business Days (unless a shorter time period applies under the Third Party Claim) after Purchaser has gained positive knowledge of the Third Party Claim. Section 24.1.2 shall apply accordingly.

24.2.2 Sellers shall be entitled to decide within four weeks after receipt of the notice of the Third Party Claim, to assume the defense against the Third Party Claim and to take all measures on behalf of the relevant Target Group Company or Purchaser which Sellers deem necessary or appropriate in connection with the defense against the Third Party Claim (including the assertion of counterclaims against the respective third party). In doing so, Sellers shall give due consideration to the legitimate interests of the Target Group Companies or Purchaser, as the case may be, and shall keep the costs in reasonable relation to the possible Losses. Sellers shall closely coordinate their defense with Purchaser and Purchaser shall cooperate with Sellers as reasonably requested by Sellers for the purpose of defending the Third Party Claim. If the relevant Third Party Claim proves to be justified by binding decision or written agreement after Sellers have assumed the

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defense of the Third Party Claim, the underlying facts as determined in the relevant decision shall be deemed to be acknowledged in principle (dem Grunde nach anerkannt) in the relationship between Sellers and Purchaser and Sellers shall bear all costs and expenses incurred by them in connection with the defense against a third party claim.

24.2.3 If Sellers decide not to assume the defense against the Third-Party Claim, Purchaser shall be entitled to take any and all measures that Purchaser deems necessary in connection with the defense against the Third Party Claim, cooperating with Sellers for the purpose of defending the Third Party Claim. If the relevant Third Party Claim proves to be justified (begründet) or if other liabilities of the Target Group Companies or Purchaser are created, for example by the conclusion of court settlements, Sellers shall bear all reasonable costs and expenses incurred by the Target Group Companies or Purchaser in connection with the defense against a Third Party Claim.

24.2.4	Sections 24.2.2 and 24.2.3 shall not apply if the Third Party Claim results in a claim of the Purchaser under the W&I Insurance.
24.2.5

Purchaser shall be under no obligation under this Section 24.2 to perform or omit any act, or to cause any Target Group Company to perform or omit any act, if such performance or omission (as the case may be) may jeopardize Purchaser’s coverage under the W&I Insurance and the non-observance of Sellers’ rights under this Section 24.2 in such case shall not result in any adverse consequences to Purchaser’s rights and claims under this Agreement, if and to the extent Purchaser’s rights and claims are covered under the W&I Insurance.

24.3	Further Provisions regarding Seller Warranties
24.3.1

Sellers do not make any representations, warranties or guarantees regarding the Shares or any of the Target Group Companies other than the Seller Warranties as explicitly set forth in and based on the terms of this Agreement (in particular no guarantees with respect to any projections, estimates or budgets delivered or made available to Purchaser or its representatives of future revenues, future results of operations, future cash flows, future financial condition or the future business operations of the Company). Purchaser hereby expressly confirms and agrees to acquire the Shares and the Target Group Companies based upon Purchaser’s own inspection, examination and evaluation/assessment with respect thereto, including its due diligence investigation, without reliance upon any express or implied representations, warranties or guarantees of any nature made by any Seller except for the Seller Warranties.

24.3.2

The Parties agree that the rights and remedies which the Purchaser may have with respect to any breach of Seller Warranties and Losses under Section 26 (Indemnities) are limited to the rights and remedies explicitly contained herein and any and all other rights and remedies of any legal nature are excluded. In particular, without limiting the generality of the foregoing, the Purchaser hereby waives any claims under statutory representations and warranties (sections 434 et seq. BGB), irrespective of whether any defects (Mängel) exist on the Signing Date or may arise in the period between the Signing Date and the Closing Date. In addition, any claims of the Purchaser related to statutory contractual or pre-contractual obligations (sections 280 to 282, 311 para. 2

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and 3 BGB), frustration of contract (Störung der Geschäftsgrundlage, section 313 BGB) or tort (sections 823 et seqq. BGB) are excluded to the largest extent legally permissible. The Purchaser shall not have any right to rescind, cancel, contest or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect except as otherwise explicitly stated in this Agreement.

XI.Taxes

25.	Taxes
25.1	Definitions

In this Agreement, the following terms shall have the following meanings:

“Indemnifiable Tax”

means any Tax imposed on any Target Group Company by any Taxing Authority and relating to the time period ending on or before the Effective Date (for the avoidance of doubt, except for any transfer taxes imposed in connection with the transactions contemplated herein).

“Tax”

means any tax within the meaning of Section 3 AO and equivalent taxes under the laws of any other jurisdiction (including any withholding tax), customs duties and social security contributions, obligations to repay unlawfully granted state aid, administrative fines and any other public levies, together in each case with any interest, penalty, fine or addition thereto and irrespective of whether owed by the respective Target Group Company as a Tax payer, due as a secondary liability, contractually or otherwise; deferred taxes shall not fall within the definition of Taxes.

“Taxing Authority”	means any competent public authority in charge of imposing or collecting any Tax.
“Tax Indemnification Claim”	means any claim of Purchaser under Section 25.2.
25.2	Tax indemnification
25.2.1	Sellers shall pay to Purchaser
a)

an amount equal to any (internal and external) expenses incurred by a Target Group Company for the preparation of any transfer pricing documentation (however in no event exceeding an aggregate amount $ 100,000 for the Target Group as a whole) that the relevant Target Group Company is legally required to prepare and that has not been properly

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prepared before the Effective Date for any transactions relating to any time period ending on or before the Effective Date for which the statutory prescription period (Festsetzungsverjährung) has not yet expired;

b)

an amount equal to any Indemnifiable Tax incurred by AF&R Mexico, on or before the Effective Date, in connection with any certificates of origin issued by any of the Target Group Companies to obtain preferential tariff treatment, not complying with applicable trade regulations and laws, as well as any (internal and external) expenses; and

c)	an amount equal to any Indemnifiable Tax, provided that the Tax Indemnification Claim shall be reduced if and to the extent:
aa)	the respective Indemnifiable Tax has been paid up to and including the Effective Date;
bb)	a specific liability or provision for the relevant Indemnifiable Tax is included in the Effective Date Financial Debt Company and has actually reduced the Purchase Price; or
cc)

any Target Group Company has within seven (7) years after the Effective Date received any cash-effective Tax benefit resulting from the Indemnifiable Tax for periods beginning after the Effective Date in particular due to the lengthening of any amortization or depreciation periods, a step-up in the Tax basis of assets, the non-recognition of liabilities or provisions (Phasenverschiebung) or a transfer pricing adjustment (herein collectively “Tax Benefits”), provided that the Tax Benefit shall be discounted at a rate of three point five per cent (3.5%) p.a. as from the Effective Date.

25.2.2

Any amounts payable to Purchaser under this Section 25.2 shall be payable and due within five (5) Business Days prior to the due date of the respective Tax payment to be made by the relevant Target Group Company.

25.2.3

After the Effective Date, Purchaser shall pay to Sellers an amount equal to any refund of any Taxes actually obtained by any Target Group Company after the Closing Date to the extent they relate to any period prior to the Effective Date, provided that (i) Sections 25.2.1c)aa) to cc) shall apply mutatis mutandis and (ii) no refund or adjustment shall be payable in respect of reimbursements paid to AF&R Mexico in respect of any VAT Taxes, subject to the next sentence. The Purchaser agrees that once the VAT suspension is fully remediated and Purchaser has reconciled the VAT payments (both pre and post Closing) against the reimbursement for those payments Purchaser will pay Sellers any excess. Fully remediated means, that all of the steps to remediate the reporting system and correct pedimentos are completed, the VAT suspension has been lifted or reinstated and the relevant VAT reimbursements have been received. Any amounts payable to the Sellers under this Section 25.2.3 shall be payable and due within five (5) Business Days after receipt of the respective Tax repayment by the relevant Target Group Company.

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25.3	Cooperation on Tax Matters
25.3.1

As soon as reasonably practicable but no later than five (5) Business Days after the Signing Date, Sellers shall provide Purchaser with the relevant information in order to prepare the drafts of any real estate transfer tax notifications which have to be made by Purchaser or any of the Target Group Companies with respect to the execution or consummation of this Agreement.

25.3.2

After the Effective Date, the Purchaser and the Sellers shall reasonably cooperate, and shall cause their representatives to reasonably cooperate, with each other in connection with all Tax matters relating to any Taxes payable by the Target Group Companies for any period ending on or before the Effective Date, including the preparation and filing of any Tax return or the conduct of any Tax audits, investigations or other proceedings. Purchaser shall ensure, as legally permissibly that the Tax returns (Steuererklärung) of the Target Group Companies for any periods up to and including the Effective Date will be duly prepared and filed by the Target Group Companies. The cooperation between the Purchaser and the Sellers shall include the making available by each such Party to the respective other Parties of all books and records and the assistance of all officers and employees, to the extent reasonably required in connection with such Tax matters. The Purchaser shall notify the Sellers of any proposed audit or assessment relating to any Tax with respect to which the Sellers may reasonably expect to incur any liability hereunder. Purchaser shall, however, be under no obligation under this Section 25.3 to perform or omit any act, or to cause any Target Group Company to perform or omit any act, if such performance or omission (as the case may be) may jeopardize Purchaser’s coverage under the W&I Insurance.

Following the Closing Date, the Purchaser shall as soon as reasonably practicable apply for a prompt company audit of the Target Group Companies (Betriebsprüfung).
25.3.3

Without limiting the generality of the other provisions of this Section 25.3, after the Effective Date, the Purchaser may cause the Target Group Companies to amend all open U.S. Tax Returns of Alfmeier Corporation to include the U.S. Internal Revenue Service Form 5471 with respect to each of the Subsidiaries, and the Sellers shall reimburse the Purchaser for the out-of-pocket costs of such amendments in an amount not to exceed EUR 135,000.

25.3.4

Without limiting the generality of the other provisions of this Section 26.3, after the Effective Date, the Purchaser may cause AF&R to file any application, or otherwise voluntarily undertake to participate in any program of voluntary disclosure, for amnesty or other relief from penalty for AF&R’s failure to report or pay (i) income and/or franchise Taxes in California and Texas and (ii) gross receipts Tax in Ohio and Tennessee. Sellers shall reimburse AF&R and/or the Purchaser for all reasonable and documented out-of-pocket third-party fees and expenses paid by AF&R or the Purchaser in connection with preparing, filing and negotiating any such voluntary disclosures and related submissions in an amount not to exceed EUR 30,000. Following the execution of any voluntary disclosure agreement or receipt of a certificate (such agreement or certificate, a “VDA”), the amount of any sales Tax (including any interest, penalties or additions to such Tax) attributable to the time period ending on or before the Effective Date with respect to the VDA shall be treated as an Indemnifiable Tax for purposes of this Section 26.

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25.3.5

With respect to AF&R Mexico’s self-correction process regarding its VAT/IMMEX/PROSEC compliance, Sellers agrees to cooperate in full with any information request from Purchaser with respect to the status of the self-correction process, including but not limited to, pedimentos review, VAT calculations, Annex 24 files, Bill of Materials, VAT payments, Annex 30 reports, communication with the Mexican Taxing Authorities, status update meetings, amended Tax returns and any other information deemed necessary to review by the Sellers. Notwithstanding the provisions of this section, Sellers agrees to cause AF&R and AF&R Mexico to provide full copies of any documentation filed to the relevant Mexican Taxing Authorities within five (5) business days after its filing date.

25.3.6

Any failure of Purchaser to comply with any of its information and cooperation obligations set forth in Section 25.3.2 shall release Sellers from their respective indemnification obligation under this Section 25 if and to the extent that Sellers prove that they are prejudiced by such failure, unless Purchaser can demonstrate that the relevant Indemnifiable Tax assessment has been in compliance with applicable Tax law. There is a rebuttable presumption (widerlegbare Vermutung) that Sellers are prejudiced if, in breach of Section 25.3.2, (i) Sellers have not been notified before the expiration date of the relevant remedy of a relevant Tax assessment received by any of the Target Group Companies after the Closing Date or (ii) a specific remedy explicitly requested to be filed against a relevant Tax assessment has not been filed.

25.4	As-If Assessment
25.4.1

In the event Taxes related to tax assessment periods beginning before and ending after the Effective Date (“Straddle Tax Period”), the portion of Taxes related to the period prior to and including the Effective Date and the portion of Taxes related to the period beginning after the Effective Date shall be determined as if the Straddle Tax Period were a tax assessment period which ends on the Effective Date.

25.5	Time Limitations

Claims under this Section 25 shall not be time-barred before the expiration of six (6) months after the statutory prescription (Festsetzungsverjährung) of the relevant Tax but in no event earlier than six (6) months after the Effective Date.

25.6	Treatment of Payments

All payments to be made by Sellers to Purchaser or by Purchaser to Sellers based on or pursuant to Sections 21 to 23 or 25 shall constitute a reduction or an increase of the Company Purchase Price, as the case may be.

25.7	Tax Elections

Upon reasonable advance written notice from Purchaser, Sellers shall use commercially reasonable efforts to achieve, together with the Target Group Companies and Purchaser, AF&R

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to make the alternative election pursuant to Section 6226(a) of the Code (and any comparable election for state Tax laws) with respect to all taxable periods of the Company prior to the Closing Date, after receipt of notice of final partnership adjustment from the U.S. Internal Revenue Service or another Taxing Authority.

25.8	PRC Bulletin 7 Tax
25.8.1

The Parties acknowledge and agree that reporting will be made with the applicable Taxing Authorities of the Peoples Republic of China (“PRC”) in connection with Article 9 of Bulletin 7 with respect to the Transactions.  Accordingly, promptly after the Signing Date, the Purchaser shall, and no later than thirty (30) days after the Signing Date, prepare and, upon prior written consent of the Sellers (not to be unreasonably withheld or delayed) file all such information and documents as required under Article 9 and Bulletin 7 (the “Bulletin 7 Reporting”) with respect to the Transaction (and, in particular, with respect to the indirect share transfer of Alfmeier Automotive Systems (Shanghai) Co., Ltd. under this Agreement); provided, that such information and documents shall be prepared solely on the basis of a non-taxable position and no other Tax Return shall be filed, nor any Taxes paid, in connection with Bulletin 7 except as otherwise set forth in this Section 25.8).

25.8.2

Upon the Purchaser’s request following the Signing Date, the Seller shall provide, and/or cause the Company to provide, to the Purchaser all information, documents and assistance reasonably necessary in connection with the Bulletin 7 Reporting to be made.  The Purchaser shall, no less than ten (10) days before it submits the Bulletin 7 Reporting to any PRC Taxing Authority, (i) confer with the Sellers in good faith regarding the timing and venue of its proposed filings, (ii) provide the Sellers with copies of all Bulletin 7 Reporting documents it proposes to submit, (iii) consider in good faith any reasonable comments raised by the Sellers thereon that are provided to the Purchaser in writing no more than seven (7) days after the date such Bulletin 7 Reporting documents are provided to the Purchaser, (iv) include explicit representations in the Bulletin 7 Reporting documents that the Sellers, instead of the Purchaser, are solely responsible for the associated Tax filings and liabilities, if applicable, in connection with the indirect share transfer of Alfmeier China under this Agreement, and will file any required Tax Returns and settle relevant Taxes pursuant to Bulletin 7, and (v) promptly after the filing of the Bulletin 7 Reporting, deliver to the Sellers a copy of the submitted version of the Bulletin 7 Reporting documents and an acknowledgement or receipt in respect of the filing issued by the appropriate PRC Taxing Authority or a duplicate of the submitted version of the Bulletin 7 Reporting documents. Any filing requires the prior written consent of the Sellers (not to be unreasonably withheld or delayed).

25.8.3

Where applicable, the Sellers shall file required Tax Returns and pay or cause to be paid the Tax amount due with the appropriate PRC Taxing Authorities and other Governmental Entities in connection with the transfer of Shares under this Agreement before the respective filing and payment due dates as specified in Bulletin 7 (the “Bulletin 7 Taxes”), including any amended or supplemental Tax Returns that may be required.  The Sellers shall provide Purchaser with a copy

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of such Tax Returns (including amended or supplemental Tax Returns) at least ten (10) days before submitting the Tax Returns to the appropriate PRC Taxing Authority, and shall consider in good faith any reasonable comments raised by the Purchaser thereon that are provided to the Sellers in writing no more than seven (7) days after the date such Tax Returns are provided to the Purchaser.  Notwithstanding the foregoing, upon the Sellers or the Purchaser receiving a payment or assessment notice issued by relevant PRC Taxing Authorities (a “PRC Payment Notice” ) for any PRC Bulletin 7 Taxes with respect to Alfmeier China, the Party that received the PRC Payment Notice shall deliver a written notice to the other Party with a copy of the PRC Payment Notice, and the Sellers shall pay or cause to be paid the amount shown as due and payable on the PRC Payment Notice to the relevant PRC Taxing Authorities in settlement of such Bulletin 7 Taxes in accordance with the PRC Payment Notice and applicable PRC Tax laws.  The Sellers shall provide to the Purchaser copies of the Tax payment receipt from the competent PRC Taxing Authorities indicating that the Sellers or one or more of their Affiliates has paid the necessary Bulletin 7 Tax amount.

25.8.4

If the Sellers or the Purchaser receive any other written communication of any PRC Governmental Authority in relation to the transactions contemplated hereunder and/or Bulletin 7 Reporting, such Party shall promptly forward the communication to the other Party.  Upon the Sellers’ request following the execution of this Agreement, the Purchaser shall, and following the Closing shall cause the relevant Target Group Companies to, provide to the Sellers all information, documents and assistance reasonably necessary in connection with any Tax filings to be made in connection with Bulletin 7 Taxes.

25.8.5

The Sellers and the Purchaser shall use commercially reasonable efforts following the execution of this Agreement to discuss in good faith the anticipated allocation of the Purchase Price for purposes of Bulletin 7.

XII.Indemnities

26.	Indemnities
26.1	Indemnity regarding data protection

After the Closing, Sellers shall indemnify (freistellen) Purchaser and the Target Group Companies from and against any Losses which have been incurred from and after the Closing Date by any of them and relating to the time period prior to and including the Closing Date out of or in connection with the matters and/or facts set out in Exhibit 26.1.

26.2	Indemnity regarding intellectual property rights

After the Closing, Sellers shall indemnify (freistellen) Purchaser and the Target Group Companies from any Losses which have been incurred from and after the Closing Date by any of them out of or in connection with the matters and/or facts set out in Exhibit 26.2.

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26.3	Indemnity regarding employment matters

After the Closing, Sellers shall indemnify (freistellen) Purchaser and the Target Group Companies from any Losses which have been incurred from and after the Closing Date by any of them out of or in connection with the matters and/or facts set out in Exhibit 26.3.

26.4	Indemnity regarding environmental matters
26.4.1

After the Closing, Sellers shall indemnify (freistellen) Purchaser and the Target Group Companies from any Losses which have been incurred from and after the Closing Date by any of them out of or in connection with the matters and/or facts set out in Exhibit 26.4.1.

26.4.2

Any claims of Sellers pursuant to section 24 para. 2 German Federal Soil Protection Act (Bundes-Bodenschutzgesetz) and any similar statutory claims against Purchaser or the Target Group Companies shall be excluded.

26.5	Indemnity for undisclosed Debt and further Identified Risks

After the Closing, Sellers shall indemnify (freistellen) Purchaser and the Target Group Companies from any Losses which have been incurred from and after the Closing Date by any of them out of or in connection (i) with any Debt to the extent unpaid at Closing and not specifically accounted for (or exceeding the amount accounted therefore) in the Final Effective Date Adjustment Statement, (ii) any Seller Transaction Expenses or (iii) the matters and/or facts set out in Exhibit 26.5.

26.6	Cooperation
Section 24.2 shall apply to any claims under or in connection with this Section 26 (the “Indemnity Claim”) mutatis mutandis.
26.7	Limitations
26.7.1	Indemnity Claims shall become time-barred (verjähren) three (3) years after the Effective Date.
26.7.2	The overall liability of Sellers for any Indemnity Claim shall be limited to an amount equal to fifteen percent (15%) of the Company Purchase Price.
26.7.3	Exclusion of Liability
Sellers shall not be liable for, and Purchaser shall not be entitled to an Indemnity Claim if and to the extent that
a)

the matter to which the claim relates is specifically provided for in the Effective Date Adjustment Statement as a write-off (Abschreibung), value adjustment (Wertberichtigung), liability (Verbindlichkeit) or provision (Rückstellung) or is otherwise recognised as debt-like item, and has been explicitly taken into account in the calculation of the Purchase Price;

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b)

Purchaser or any Target Group Company has actually received recovery from a third party with respect to such Indemnity Claim (with the Purchaser hereby undertaking to pursue any possible claim against third parties to the extent commercially reasonable possible);

c)	the Indemnity Claim arises, or the amount of the Indemnity Claim is increased, as a result of changes in law or federal supreme court jurisprudence which occurred after the Closing Date; or
d)

any Losses have occurred because of Purchaser’s breach against its obligation under Section 24.2 with respect to the relevant Indemnity Claim, if unless, and to the extent, such Losses did not only occur because of such breach.

26.7.4	Treatment of Payments
Section 25.6 shall apply to any payments under this Section 26 mutatis mutandis.

XIII.Limitations

27.	Limitation of Claims
27.1	Monetary Limitations / W&I Insurance
27.1.1	Sellers shall not be liable for any Purchaser’s Warranty Claim if
a)

such claim does not exceed EUR 100,000 (in words: Euro one hundred thousand) (the “De Minimis Amount”), provided, however, that where a series of related Purchaser’s Warranty Claims arises out of a single event, cause or circumstance, such claims shall be aggregated and treated as a single Purchaser’s Warranty Claim for the purpose of the foregoing; or

b)	the aggregate amount of all Purchaser’s Warranty Claims that exceed the De Minimis Amount does not exceed EUR 1,000,000 (in words: Euro one million) (the “Threshold”).

If Sellers are liable for a Purchaser’s Warranty Claim according to the foregoing, such liability shall, for the avoidance of doubt, not only be for the portion exceeding the De Minimis Amount and the Threshold but for the entire amount of such claim. The limitations of this Section 27.1.1 shall not apply to claims based on the incorrectness of any Fundamental Warranty.

27.1.2

Purchaser takes out a warranty & indemnity insurance under an insurance policy to be executed on or around the Signing Date, a final draft of which is attached hereto as Exhibit 27.1.2 (the “W&I Insurance” and the relevant insurance provider(s) as identified therein, the “Insurer”). The Purchaser undertakes to execute the W&I Insurance on or around the date hereof and not to subsequently change or terminate the W&I Insurance.

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27.1.3

The liability of Sellers for any Purchaser’s Warranty Claims to the extent covered by the W&I Insurance, except for claims (i) based on the incorrectness of the Seller Warranties (or parts thereof) set out in Exhibit 27.1.3 and (ii) the incorrectness of Seller Warranties based on information set forth in the Bring Down Certificate (the “Exempted Claims”), shall be excluded and be EUR 0.00 (in words: zero Euro) (the “W&I Liability Exclusion”). The liability of Sellers for any Purchaser’s Warranty Claims not (or partly not) covered by the W&I Insurance, except for breaches of the Seller Warranties in Exhibit 21.1.1-A under Section 3 shall be limited to the aggregate amount of fifteen percent (15%) of the Purchase Price.

27.1.4

The liability of Sellers for any Tax Indemnification Claims shall be excluded and be EUR 0.00 (in words: zero Euro) only if and to the extent such Tax Indemnification Claim is covered by the W&I Insurance. The liability of Sellers for any Tax Indemnification Claims not covered by the W&I Insurance shall be limited to the aggregate amount of fifteen percent (15%) of the Purchase Price.

27.1.5

The aggregate liability of Sellers for any and all Purchaser Warranty Claims, Tax Indemnification Claims and Indemnity Claims shall be limited to the amount of fifteen percent (15%) of the Purchase Price in total. The foregoing shall not apply (i) to any specific performance claims for transfer of title to the Gebhardt Shares and the Elber Shares, (ii) for breaches of the Seller Warranties in Exhibit 21.1.1-A under Section 3, and (iii) any claims of Purchaser under or in connection with Section 14 and the Carve-outs, which shall be limited in the aggregate to the Purchase Price.

27.1.6

To the extent any Purchaser’s Warranty Claim or Tax Indemnification Claim is covered by the W&I Insurance (excluding in any case the Exempted Claims), Purchaser’s sole recourse for any such claims shall be only against the Insurer. Any claim of the Purchaser under this Agreement which also constitutes a Purchaser’s Warranty Claim or Tax Indemnification Claim (partially) covered by the W&I Insurance shall be asserted under the W&I Insurance against the Insurer first. Purchaser expressly acknowledges, and the other Parties agree, that the risk of non-implementation of the W&I Insurance as well as the validity and collectability risk in respect of the W&I Insurance and hence, the risk to successfully claim and/or recover from the Insurer any damages of the Purchaser in connection with any breaches of any of the Seller Warranties which would be covered in case of a valid W&I Insurance shall solely and irrevocably rest with the Purchaser. Under the W&I Insurance, the Insurer shall not be entitled to subrogate against Sellers except if the payment under the W&I Insurance or any loss as defined in the W&I Insurance arises out of Sellers’ fraud (Arglist) or willful misconduct (Vorsatz).

27.2	Time Limitations

All claims of Purchaser arising under or in connection with this Agreement shall become time-barred (verjähren) three (3) years after the Effective Date, except for

a)	claims resulting from a breach of any of the Seller Warranties, which shall become time-barred (verjähren) twenty-four (24) months after the Effective Date;

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b)

claims resulting from a breach of any of the Fundamental Warranties or claims under or in connection with Section 14 (Carve-out), which shall become time-barred (verjähren) ten (10) years after the Effective Date;

c)	claims pursuant to Section 25 (Taxes), which shall become time-barred (verjähren) pursuant to Section 25.5;
d)	claims pursuant to Section 26 (Indemnities), which shall become time-barred (verjähren) pursuant to Section 26;
e)

all claims of Purchaser based on willful misconduct (Vorsatz) of obligations under this Agreement by the Sellers or fraud (Arglist), each of which shall be time-barred in accordance with the statutory limitation periods.

27.3	Mitigation of Damages

Section 254 BGB and the principles of setting-off any advantages (Vorteilsausgleichung) and mitigation of damages (Schadensminderungspflicht) shall apply.

28.	Intentional or Fraudulent Behavior; Limitations
28.1

The limitations of liability in this Agreement, including limitations with regard to the term Losses and the limitations set forth in Section 21 and Sections 23 to 27, shall not apply in case of intentional or willful misconduct (Vorsatz) or fraud (Arglist) by a Seller with regard to such Seller only, in which case, statutory law shall apply. However, the Sellers’ liability for fraud, willful deceit (arglistige Täuschung) and willful misconduct (Vorsatz) under and in connection with this Agreement shall also include the actions, measures and declarations of the persons listed in Exhibit 28.1, being understood that the actions, measures and declarations of the aforementioned persons are attributed to all Sellers. Sellers’ liability for fraud, willful deceit (arglistige Täuschung) and willful misconduct (Vorsatz) by any other person (including vicarious agents (Erfüllungsgehilfe) of the Sellers within the meaning of section 278 BGB) is, under and in connection with this Agreement, comprehensively and for all purposes excluded, as far as legally permissible.

28.2

To the extent legally permissible and subject to Section 28.1 above, there shall be no imputation of willful intent, fraud, or fault to the Sellers or from one Seller to the other Seller (keine Wissenszurechnung für Zwecke des Vorsatzes, keine Vorsatz-, Arglist- oder Verschuldenszurechnung). To the extent legally permissible, the Purchaser shall have no claims or rights out of or in connection with this Agreement based on willful intent, fraud or fault of the Sellers if such claims were based on, or made in connection with, the attribution of knowledge to the Sellers or from one Seller to the other Sellers.

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XIV. Post-Closing Covenants

29.	Business Records; Post-Closing Assistance; Required Financial Statements
29.1

Sellers shall procure that, as of Closing, all books, accounts and other records relating to the Business of the Target Group Companies existing at the Target Group Companies (collectively the “Business Records”) are available and accessible for Purchaser in the premises of the respective Target Group Company. If and to the extent it is revealed after Closing that Sellers are in possession of certain Business Records, Sellers shall provide Purchaser with the originals of such Business Records, or, to the extent the originals are not available, with copies thereof. The Parties will agree in good faith in the Interim Period on the transition of email inboxes, ensuring appropriate confidentially measures, as well as similar tasks in light of Andreas Gebhardt and Markus Gebhardt.

29.2

Until the expiry of the statutory book-keeping period, the Parties shall provide and shall procure that the Target Group Companies and the Seller Group Entities, respectively, as well as their representatives provide each other at reasonable request and at the requesting Party’s cost with copies of all documents, information and assistance which are in the reasonable opinion of the requesting Party relevant for its legitimate business interests (including for any legal or administrative proceedings), provided that such exchange of information shall occur during regular business hours and under reasonable circumstances and in compliance with applicable laws and further provided that the requesting Party enters into a customary confidentiality undertaking in relation to any confidential information.

29.3

Sellers shall procure that those of the Seller Group Entities in which the Company sells its interest under the Carve-out Agreements prepare and provide to Purchaser and the Company, without undue delay (unverzüglich) after the Effective Date, for purposes of inclusion into the consolidated financial statements of the Target Group, the financial reporting package for the last calendar month prior to the Effective Date (and any other calendar months prior to the Effective Date that have not yet been reported to Purchaser or another Target Group Company prior to the Effective Date, if any), in each case with the general content, in the same format and consistently applying the accounting principles as in the previous months.

29.4

From and after the Closing Date, Sellers shall, at Purchaser’s written request, use their commercially reasonable efforts to procure to Purchaser as soon as practicable, but in no event later than 30 days after the Closing Date, all financial statements and financial and other information required to be included in, or required to facilitate the preparation of, pro forma or other financial statements (including applicable pro forma adjustments) and related notes, or financial information required to be included in (i) Parent’s filings with the SEC on Form 8-K pursuant to Item 2.01 and 9.01 thereof and any financial statements required thereunder, in each case, in relation to the Transaction and/or the Target Group Companies (the “Form 8-K Information”), (ii) Parent’s other reports to be filed or furnished with the SEC pursuant to the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the

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“Exchange Act”), and any financial statements required thereunder (the “Exchange Act Information”), and (iii) any registration statement under the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) prepared by Purchaser or any of its Affiliates, including financial statements prepared in accordance with Rule 3-05 of Regulation S-X for fiscal periods completed prior to the Closing Date and financial information through the Closing Date reasonably necessary to reflect the Transaction and/or the Target Group Companies in Parent’s financial statements or to prepare pro forma financial statements reflecting the Transaction and/or the Target Group Companies (together with the Form 8-K Information and the Exchange Act Information, the “Required Financial Information”), but in all cases, only to the extent such Required Financial Information is not otherwise reasonably available to Parent or Purchaser and in each case subject to confidentiality requirements. For purposes of clarification, if financial statements covering different periods could constitute the Required Financial Information under the Exchange Act or the Securities Act and the rules and regulations promulgated thereunder, then Parent or Purchaser shall determine which such periods will constitute the Required Financial Statements for purposes of this Agreement.

29.5

Sellers shall reasonably cooperate with Parent’s and its Affiliates’ preparation of all such pro forma or other financial statements or other information described above, and will use its commercially reasonable efforts to obtain (including by providing requested representations to such accountants), if so required under the Securities Act or the Exchange Act, an unqualified audit opinion from (i) each of the auditing firms set forth on Exhibit 30.5 or (ii) to the extent such auditing firms are not subject to and in compliance with the requirements of the Public Company Accounting Oversight Board (the “PCAOB”), another independent auditor selected by Parent, which firm shall be subject to and in compliance with the requirements of the PCAOB, with respect to such financial statements (which audit opinion shall comply with the requirements of the U.S. Securities and Exchange Commission (the “SEC”)) and, in either case, the consent of such firm to the inclusion or incorporation by reference of their audit opinion in any registration statement filed by Parent or any of its Affiliates pursuant to the Securities Act (which audit opinion and consent shall also constitute Required Financial Information).

29.6

From and after the Closing, Sellers shall, at Parent’s written request, use its commercially reasonable efforts (including by providing requested customary representations on a non-reliance basis to such accountants) to obtain (i) consents from the auditing firm determined in accordance with Section 30.5 to the inclusion of their audit opinion in registration statements filed by Parent or any of its Affiliates for so long as audited financial statements relating to the Target Group Companies and/or the Transaction are required to be included or incorporated by reference in such registration statements and (ii) such customary comfort letters from such auditing firm as the underwriters of any securities offering made pursuant to such registration statements may reasonably request. For the avoidance of doubt, it is understood and agreed that the Required Financial Information shall include combined audited financial statements of the Target Group Companies on a consolidated basis.

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29.7

From and after the Closing Date, for a transition period, each Seller shall reasonably cooperate with Parent and its accountants and auditors and provide to Parent and its accountants and auditors, during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, access to such information, books and records related to the Company as Parent may reasonably request in connection with the preparation by Parent of historical financial statements related to the Target Group Companies as may be required to be included in any filing under the Exchange Act and the regulations promulgated thereunder, including Regulation S-X, to be reported on a current report on Form 8-K filed in connection with the transactions contemplated by this Agreement and any other filing as may be required under applicable law. Without limiting the foregoing, such cooperation shall include: (i) where appropriate, the signing of customary management representation letters on a non-reliance basis as are required in connection with such audit and (ii) as reasonably requested by Parent, access, during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, to appropriate individuals with knowledge of the historical financial information related to the the Target Group Companies for preparation of such financial statements. Parent shall reimburse each Seller for all out-of-pocket expenses and reasonable external costs incurred by such Seller or its Affiliates in connection with this Section 30.7 and Sections 30.4 through 30.6, and Parent shall be deemed an express third party beneficiary of this Section 30.7 and Sections 30.4 through 30.6.

30.	Non-Compete; Non-Solicitation
30.1	Non Compete
30.1.1

Subject to Section 30.1.2, Sellers and Seller Guarantors shall not, and shall cause the Seller Group Entities not to, conduct a Competing Business in the territory of the countries listed in Exhibit 30.1.1 until the expiry of three (3) years from the Effective Date. “Competing Business” means the Business as conducted by the Target Group Companies on the date hereof. For the avoidance of doubt, the solicitation of customers from the Target Group Companies shall constitute the conduct of a Competing Business.

30.1.2	Nothing in this Section 30 shall prevent any Seller, Seller Guarantor or Seller Group Entity from:
a)	maintaining and continuing the business activities set forth in Exhibit 30.1.2a); or
b)	acquiring any participation in entities conducting a Competing Business not exceeding five percent (5%) of the share capital or voting rights.
30.2	Non-Solicitation

Until the expiry of two (2) years from the Effective Date, Sellers and Seller Guarantors shall not, and shall cause the Seller Group Entities not to, actively solicit the service or employment of any employee of a Target Group Company, provided that the foregoing shall not prevent Sellers, Seller Guarantors and other Seller Group Entities from hiring any such person that approaches

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Sellers, Seller Guarantors or another Seller Group Entity on his or her own initiative or by responding to a general job advertisement or recruitment campaign that is not specifically targeted at persons engaged by the relevant Target Group Company. It is agreed that Nastasia Gläser, Julia Jürgensen, Ute Zauleck and Stephan Schulak will each start employment with a Seller Group Entity as of Closing, and, hence, this non-solicitation covenant does not apply to those individuals.

30.3	Consequences of Breaches
30.3.1

In the event of any breach of Section 30.1 or 30.2 by any Seller or any Seller Guarantor or the Affiliates or related persons of any of them, such Seller or Seller Guarantor shall be liable to pay a contractual penalty in the amount of EUR 250,000 per breach if such breach is not cured by such Seller or Seller Guarantor within five (5) Business Days after having been notified of such breach by Purchaser. In case of a continuous breach which is not stopped by any Seller within five (5) Business Days after having been notified of such breach by Purchaser, an additional contractual penalty of EUR 500,000 shall become due and payable every 14 days of such continued breach. Moreover, in such case the Sellers and Seller Guarantors shall indemnify and hold Purchaser harmless from any damage, cost or expense, including, without limitation, reasonable professional advisors’ fees, resulting from such breach. Such indemnification shall not relieve the Sellers or Seller Guarantors from their obligations under the non-compete and the non-solicitation covenant.

30.3.2

The Parties agree that the remedies available to Purchaser under or pursuant to this Agreement are not sufficient to hold Purchaser and the Target Group Companies fully harmless against the detriments suffered from any breach, and that therefore Purchaser shall be entitled to enforce any claims for specific performance by the Sellers of the non-compete and/or non-solicitation obligation (Unterlassungs- und Beseitigungsansprüche) by injunctive relief (einstweiliger Rechtsschutz) without having to specifically establish irreparable harm or injury and without providing a bond or other collateral (Sicherheitsleistung).

31.	Non-Disparagement

Until the expiry of five (5) years from the Effective Date, Sellers shall not, and shall cause the Seller Group Entities not to, make any comment or statement or engage in any other behaviour, directly or indirectly, that in any way disparages or could result in the disparagement of Purchaser or any Target Group Company. Notwithstanding the foregoing, nothing in this Section 31 shall prohibit Sellers or any Seller Group Entity from making truthful statements when required by law or binding administrative or court order.

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XV.Miscellaneous

32.	Withdrawal from this Agreement
32.1	Sellers jointly or the Purchaser shall, until the Closing has occurred, be entitled to withdraw (zurücktreten) from this Agreement by written notice to the respective other Party if
a)	not all Closing Conditions have been fulfilled or waived by 31 December 2022 (the “Long-Stop Date”); or
b)	it has become impossible to fulfil any of the Closing Conditions and such Closing Condition has not been waived within ten (10) Business Days after it has become impossible to be fulfilled,

provided that a Party shall not be entitled to base a withdrawal on one of the foregoing reasons if such Party is responsible for the non-fulfilment of, or the impossibility to fulfil, the relevant Closing Condition.

32.2	Sellers jointly or the Purchaser shall, until the Closing has occurred, be entitled to withdraw (zurücktreten) from this Agreement by written notice to the respective other Party if
a)	not all Closing Actions have been taken or waived within ten (10) Business Days from the Scheduled Closing Date; or
b)	it has become impossible to perform any of the Closing Actions and such Closing Action has not been waived within ten (10) Business Days after it has become impossible to be performed;

provided that a Party shall not be entitled to base a withdrawal on one of the foregoing reasons if such Party is responsible for the non-performance of, or the impossibility to perform, the relevant Closing Action due to a breach of its obligations hereunder in relation to the relevant Closing Action.

32.3

A withdrawal (Rücktritt) pursuant to this Section 32 shall not prejudice or limit any rights and claims (including those against any Seller Guarantor) that (i) the withdrawing Party may have due to the reason for the withdrawal, or (ii) any Party may have due to a breach of this Agreement by the other Party prior to such withdrawal (including damages due to the other Party’s breach of obligations under Section 19 and/or Section 20.2). The provisions of this Section 32, Section 10 and Sections 33 through 40 shall survive a withdrawal.

33.	Liability of Sellers
33.1	Up to the relevant Escrow Amounts which have not been released to the Sellers in accordance with Section 11.2 at the relevant point in time, Sellers shall be jointly and severally liable

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(gesamtschuldnerische Haftung) for any and all Purchaser’s claims under or in connection with this Agreement.
33.2

For Purchaser’s claims under this Agreement exceeding the Escrow Amounts which have not been released to the Sellers in accordance with Section 11.2 at the relevant point in time, Sellers shall be severally liable (teilschuldnerische Haftung) pro rata to their holding of the Company Shares except for any claims relating to the shareholdings of any Seller in the Company which shall be given by each Seller as an individual debtor (Einzelschuldner) only with respect to the shares to be sold and transferred hereunder by such Seller.

34.	Obligations of Seller Guarantors
34.1	Each of Andreas Gebhardt and Markus Gebhardt
c)

shall be jointly and severally liable (gesamtschuldnerische Haftung) with Gebhardt Holding for any and all obligations of Gebhardt Holding under and in connection with (i) any performance claims for transfer of title to the Gebhardt Shares, (ii) intentional or fraudulent behaviour of Gebhardt Holding (including by the persons listed in Exhibit 28.1 in accordance with Section 28.1), (iii) Section 14 and the Carve-Outs, (iv) Section 26 (Indemnities) and (v) the post-closing covenants under Sections 30 (Non-Compete; Non-Solicitation) and 31 (Non-Disparagement); and

d)	hereby undertakes to use all shareholder rights and all other influence as shareholders of Gebhardt Holding to ensure that Gebhardt Holding fully complies with its obligations under this Agreement.
34.2	Johann Vielberth
a)

shall be jointly and severally liable (gesamtschuldnerische Haftung) with ELBER for any and all obligations of ELBER under and in connection with (i) any performance claims for transfer of title to the ELBER Shares, (ii) intentional or fraudulent behavior of ELBER (including by the persons listed in Exhibit 28.1 in accordance with Section 28.1) (iii) Section 14 and the Carve-Outs, (iv) Section 26 (Indemnities) and (v) the post-closing covenants under Sections 30 (Non-Compete; Non-Solicitation) and 31 (Non-Disparagement); and

b)	hereby undertakes to use all shareholder rights and all other influence as shareholder of ELBER to ensure that ELBER fully complies with its obligations under this Agreement.
34.3

Any joint and several liability of Andreas Gebhardt and Markus Gebhardt for obligations of Gebhardt Holding and/or Johann Vielberth for obligations of ELBER, as the case may be, under this Section 34 only applies if and to the extent that the Purchaser has obtained a corresponding final court judgement (rechtskräftiges gerichtliches Urteil) or arbitral award (Schiedsspruch) against Gebhardt Holding and/or ELBER, as the case may be, and Gebhard Holding or ELBER, have not fullfiled their obligations as set forth therein. This Section 34.3 shall not apply in case

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Gebhardt Holding and/or, ELBER, as the case may be, is insolvent or overindebted within the meaning of Section 17 et seq. Insolvency Code and a respective proceeding has been opened over the assets of Gebhardt Holding and/or ELBER, as the case may be, or rejected due to a lack of assets.

35.	Confidentiality
35.1

For the purpose of this Agreement, “Confidential Information” shall mean (i) this Agreement, all contents thereof and the content of the negotiations relating to it, (ii) any information relating to the Parties, the Seller Guarantors and their Affiliates (excluding the Target Group Companies) provided by or on behalf of a Party or a Seller Guarantor in connection with this Agreement, (iii) any information provided by or on behalf of a Party or a Guarantor in connection with the performance of this Agreement and (iv) any information relating to the Target Group Companies, provided, however, that such last-mentioned information shall be Confidential Information for Purchaser only until the Effective Date and for Sellers only as from the Effective Date.

35.2

Each Party and each Seller Guarantor shall protect any Confidential Information against unauthorized access by third parties and/or accidental disclosure with the same degree of care as used with regard to its own confidential information of a similar nature and shall at least employ reasonable measures to keep the information secret (angemessene Geheimhaltungsmaßnahmen) as required by Section 2 no. 1b) GeschGehG. The Parties and the Seller Guarantors shall not disclose any Confidential Information unless and to the extent the disclosure is

a)

(i) made to a Party’s, Seller Guarantor’s or any of the Target Group Companies’ directors, officers, employees, professional advisors or agents (including auditors, lenders, banks and insurance carriers) or the agents’ professional advisors, in each case having a need to know such information in connection with their function and/or engagement, (ii) required for the due fulfillment of the relevant Party’s or Seller Guarantor’s obligations under this Agreement, or (iii) required for the fulfillment of any information or reporting obligations towards direct or indirect shareholders of the relevant Party or Seller Guarantor, provided for all such cases ((i) through (iii)) that the receiving person/entity is bound to confidentiality obligations similar to and no less stringent than those set forth by this Section 35 (either contractually or under statutory secrecy obligations), and further provided that the disclosing Party is responsible for any breach of the confidentiality obligations by any person or entity to whom it has made available Confidential Information;

b)	required by any applicable law, stock exchange regulation or public authority or applicable self-regulatory organization (including the SEC or Nasdaq);
c)	required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

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d)	limited to information that is generally known to the public other than as a result of a breach of a duty of confidentiality; or
e)	explicitly agreed between the Parties and the Guarantors.
35.3

The Parties agree that the non-disclosure agreement dated 3 December 2021 (the “NDA”), shall remain in force and effect and shall expire on the Effective Date, and that, from the Signing Date until the Effective Date, the provisions of the NDA shall apply in addition to the provisions of Sections 35.1 and 35.2 limited, however, to the extent required to comply with applicable law.

35.4	The provisions of this Section 35 shall be effective as from the Signing Date and shall expire five (5) years after the Effective Date.
36.	Notices
36.1

If not required otherwise by mandatory law, all notices, legal declarations (Willenserklärungen) or other communications hereunder (including, for the avoidance of doubt, the making of any claims and the exercise of any other rights under or in connection with this Agreement) shall be made in writing, with personal signature (eigenhändige Unterschrift), and in the English language and shall be (i) sent by registered letter (Einschreiben), (ii) delivered personally, or (iii) sent by email as attached pdf-copy, in each case to the persons at the addresses set forth below, or to such other persons/addresses as may be designated by the respective Party or Seller Guarantor to the relevant other addressees in the same manner:

To Gebhardt Holding:

Gebhardt Holding GmbH

Attn.: Andreas Gebhardt / Markus Gebhardt

Industriestraße 5

91757 Treuchtlingen

Germany

Email:

with a copy to:

Attn.: Dr. Hubertus Schröder

Alter Wall 32

20457 Hamburg

Germany

Email:

and

Attn.: Dr. Malte Schwertmann

Feuerbachstraße 20a

91522 Ansbach

Germany

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Email:

To ELBER:

ELBER GmbH

Attn.: Dr. Johann Vielberth

Im Gewerbepark C 25

93059 Regensburg

Germany

Email:

with a copy to:

Attn.: Dr. Hubertus Schröder

Alter Wall 32

20457 Hamburg

Germany

Email:

To Andreas Gebhardt:

Gebhardt Holding GmbH

Attn.: Andreas Gebhardt / Markus Gebhardt

Industriestraße 5

91757 Treuchtlingen

Germany

Email:

with a copy to:

Attn.: Dr. Hubertus Schröder

Alter Wall 32

20457 Hamburg

Germany

Email:

and

Attn.: Dr. Malte Schwertmann

Feuerbachstraße 20a

91522 Ansbach

Germany

Email:

To Markus Gebhardt:

Gebhardt Holding GmbH

Attn.: Andreas Gebhardt / Markus Gebhardt

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Industriestraße 5

91757 Treuchtlingen

Germany

Email:

with a copy to:

Attn.: Dr. Hubertus Schröder

Alter Wall 32

20457 Hamburg

Germany

Email:

and

Attn.: Dr. Malte Schwertmann

Feuerbachstraße 20a

91522 Ansbach

Germany

Email:

To Johann Vielberth:

ELBER GmbH

Attn.: Dr. Johann Vielberth

Im Gewerbepark C 25

93059 Regensburg

Germany

Email:

with a copy to:

Attn.: Dr. Hubertus Schröder

Alter Wall 32

20457 Hamburg

Germany

Email:

To Purchaser:

Gentherm GmbH

Attn.: Thomas Stocker

Rudolf-Diesel-Straße 12

85235 Odelzhausen

Germany

Email:

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with a copy to:

Gentherm Incorporated

Attn.: Wayne Kauffman, General Counsel

21680 Haggerty Road

Northville, MI 48167

United States

Email:

and

Gleiss Lutz Hootz Hirsch PartmbB Rechtanwälte, Steuerberater

Attn.: Dr. Ralf Morshäuser

Karl-Scharnagl-Ring 6

80539 Munich

Germany

Email:

and

Honigman LLP
Attn.: Michael Ben

Matthew VanWasshnova
660 Woodward Avenue
Detroit, MI 48226-3506
United States
Email:

36.2

The receipt of copies of notices, legal declarations and other communications hereunder by the Parties’ or Seller Guarantors’ advisors shall not constitute or substitute the receipt of such communication by the relevant Party or Seller Guarantor itself. Any notices, legal declarations and other communications hereunder shall be deemed received by a Party or Seller Guarantor regardless of whether any copy of such communication has been sent to or received by an advisor of such Party or Seller Guarantor.

37.	Public Announcement

The Parties shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and no Party shall issue any such press release or make any such public statement or disclosure without the prior approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding the foregoing, the Parties

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agree to the public announcement attached hereto as Exhibit 37, which may be released by any Party at any time after the date hereof. Nothing in this Section 37 shall limit the ability of Purchaser or its Affiliates (a) to issue any press release or make any public statement or any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby to the extent it determines that such press release, public statement or other public disclosure is required by applicable law, stock exchange regulation or public authority or applicable self-regulatory organization (including the SEC or Nasdaq), and (b) to conduct customary investor and analyst calls concerning the transactions contemplated hereby, to make internal announcements to their employees, and to make disclosures to potential sources of financing for the transactions contemplated hereby or to credit rating agencies.  Sellers acknowledge and agree that Purchaser may file this Agreement and other documents described in this Agreement and summaries hereof and thereof, with the SEC and Nasdaq.

38.	SAES Getters, Reimbursement of Duty Drawback

38.1 The Parties acknowledge the Alfmeier Target Group Companies’ long-standing supply arrangement with SAES Getters SPA. During the three-month period after the Closing Date, Purchaser shall cause the Alfmeier Target Group Companies to work in good faith to discuss and negotiate with SAES Getters SPA the formalization of long-term supply agreement for SMA-wire, and the Sellers shall cooperate with the Alfmeier Target Group Companies in such efforts.

38.2   If, after the Closing Date, AF&R actually receives a drawback of duties paid prior to the Closing Date by AF&R and/or AF&R Mexico on solenoids imported into Mexico prior to the Closing Date, Purchaser shall cause AF&R to pay (i) to Gebhardt Holding an amount equal to 60.68 percent of the amount actually received by AF&R in respect of such drawback, but in all cases, net of any reasonable and documented out-of-pocket costs and expenses (including, without limitation, applicable commissions and consultant payments) incurred by or on behalf of AF&R Mexico in the collection of such drawback (the “Net Drawback Amount”) and (ii) to ELBER an amount equal to 39.32 percent of the Net Drawback Amount, in each case, within 30 days of the date on which AF&R Mexico actually receives such Net Drawback Amount. Notwithstanding the foregoing, the aggregate Net Drawback Amount shall not exceed more than EUR 601,000.

39.	Costs and Expenses; Transfer Taxes
39.1

Each Party and each Seller Guarantor shall bear its own costs and expenses, including the fees of its advisors, incurred in connection with the preparation, negotiation, execution and performance of this Agreement. To the extent that any Target Group Company has incurred any Seller Transaction Expenses or incurs any Seller Transaction Expenses after the Signing Date, such Target Group Company hereby assigns to Sellers, and Sellers hereby assume from such Target Group Company, such Seller Transaction Expenses to the Sellers, and Sellers shall discharge such Seller Transaction Expenses in full.

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39.2

Unless otherwise expressly specified herein, all notarial fees, registration fees, fees and charges in connection with any regulatory requirements (including any merger control filings, foreign investment control clearances and further governmental clearances) and any other similar fees, charges and costs as well as any sales, transfer or stamp taxes, or other similar charges payable in connection with the execution or performance of this Agreement shall be borne by Purchaser, except for any fees, charges or costs or any sales, transfer or stamp taxes, or other similar charges incurred in connection with the measures set forth in Section 14.1 and 14.2, which shall be borne by Sellers.

40.	General Provisions
40.1

Purchaser shall be entitled to assign its rights and claims under this Agreement (i) to any of its Affiliates and (ii) as security (Sicherungsabtretung) to the lenders, agents or other finance parties under the Purchaser Facilities Agreement. Apart from that, no Party shall be entitled to assign any of its rights or claims hereunder without the prior consent of the respective other Party (such consent to be granted in the form of Section 36.1).

40.2

The Parties and the Seller Guarantors shall not be entitled to exercise any right to set-off, retention or other right to refuse performance (Aufrechnung, Zurückbehaltung oder sonstige Leistungsverweigerungsrechte) with respect to any obligation under or in connection with this Agreement, except in case the respective claim was expressly acknowledged (anerkannt) by the respective counterparty in the form of Section 36.1 or has been awarded in a legally binding (rechtskräftig) decision in principal proceedings (im Hauptsacheverfahren) by a competent court or arbitral tribunal.

40.3

Unless explicitly provided otherwise herein, this Agreement shall not grant any rights to, and is not intended to operate for the benefit of, any third parties, including the Seller Guarantors, and any Target Group Company (kein echter Vertrag zugunsten Dritter).

40.4

Unless expressly set forth otherwise herein, amendments to this Agreement (including to this Section 40.4) shall only be valid if explicitly referring to this Agreement and made in written form within the meaning of Section 126 (1) alt. 1 and (2) BGB. Section 127 (2) BGB shall not apply. Stricter requirements under mandatory law shall remain unaffected.

40.5

This Agreement (including all Annexes and Exhibits hereto) contains the entire agreement between the Parties and the Seller Guarantors with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto, except for the NDA with regard to which Section 35.3 shall apply.

40.6

This Agreement shall be governed by, and construed in accordance with, German law, excluding the German conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

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40.7

All disputes arising out of or in connection with this Agreement (including the breach, termination or validity thereof) shall be finally settled, without recourse to the ordinary courts of law, by arbitration in accordance with the Arbitration Rules of the German Arbitration Institute (Deutsche Institution für Schiedsgerichtsbarkeit e.V.), as amended from time to time. The arbitral tribunal shall be comprised of three (3) arbitrators. The seat of the arbitration shall be Munich, Germany. The language of the arbitration shall be English. Documents originating in the German language may be submitted in the German language without an English translation. The right to obtain injunctive relief (vorläufigen Rechtsschutz) before state courts shall not be excluded.

40.8

Should any provision of this Agreement be or become invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. In such case, the Parties and the Guarantors shall agree on such valid and enforceable substitute provision(s) that correspond(s) as closely as possible with the intentions of the Parties and the Guarantors at the time of the conclusion of this Agreement. This shall apply mutatis mutandis in the event that this Agreement contains any unintended gaps (unbeabsichtigte Vertragslücken).

* * * **

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Annex 2.1 (Definitions, List of Definitions)

1.	Definitions

In this Agreement, the following terms shall have the following meanings:

“2022 Business Plan”	as defined in Section 25.1 of the Seller Warranties
“Affiliate”	means any affiliate (verbundenes Unternehmen) within the meaning of Sections 15 et seq. AktG, however regardless of its qualification as undertaking (Unternehmenseigenschaft).
“AF&R”	means Alfmeier Friedrichs & Rath, LLC.
“AF&R Mexico”	means Alfmeier Friedrichs & Rath de México, S.A. de C.V. (previously Alfmeier de México, S.A. de C.V.)
“AktG”	means the German Stock Corporation Act (Aktiengesetz).
“Alfmeier China”	means Alfmeier Automotive Systems (Shanghai) Co., Ltd.
“Alfmeier CZ”	means Alfmeier CZ s.r.o.
“AO”	means the German Fiscal Code (Abgabenordnung).
“Applied Subsidies”	as defined in Section 16.1 of the Seller Warranties
“AWG”	means the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz).
“AWV”	means the German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung).
“BEIS”	means the Department for Business, Energy and Industrial Strategy and the secretary of state, as referred to in the NSIA2021.
“BIS”	as defined in Section 21.5 of the Seller Warranties
“BGB”	means the German Civil Code (Bürgerliches Gesetzbuch).
“Bulletin 7”

means the Tax notice issued by the PRC State Administration of Taxation titled the “State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises” (State Administration of Taxation Bulletin [2015] No. 7), as may be amended or supplemented from time to time, including any similar or replacement PRC Law on the Tax treatment of the offshore indirect transfer of “China Taxable Property” and including any similar Applicable Laws in the PRC against the avoidance of PRC Tax.

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“Business Day”	means any day other than a Saturday or Sunday on which banks are open for business in Munich, Germany.
“Business Information”	as defined in Section 11.1 of the Seller Warranties
“CARES Act”	means the U.S. Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, as amended.
“Code”	means the U.S. Internal Revenue Code of 1986, as amended.
“Consolidated Financial Statements ”	as defined in Section 5.1 of the Seller Warranties
“Contract”

means any indenture, mortgage, note, bond, financing commitment, loan agreement, license, sublicense, contract, lease, sublease, agreement, instrument of record or other instrument or obligation, in any case, whether written or oral, but in each case which is legally binding on a Target Group Company, the Sellers or any of Andreas Gebhardt, Markus Gebhardt or Johann Vielberth.

“Copyleft Software”	as defined in Section 10.1a) of the Seller Warranties
“Debt”

means any item which would have qualified as Effective Date Financial Debt Company as of the Effective Date but has not been included in the Effective Date Adjustment Statement, including to the extent not fully captured therein, the Call Price

“Employees”	as defined in Section 14.1 of the Seller Warranties
“Employee Benefit Plans”	as defined in Section 14.8 of the Seller Warranties
“Environmental Conta-mination”	means any Hazardous Materials that exist in the soil, groundwater or surface water.
“Environmental Law”

means any applicable law relating to or imposing liability for the protection, pollution or contamination of the environment or the generation, use, treatment, storage, handling, transportation, disposal, clean-up or release of Hazardous Materials.

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“ERISA Affiliate”	means any Person that, together with any Target Group Company is (or at any relevant time has been or could be) considered a single employer under Section 414 of the Code.
“EStG”	means the German Income Tax Act (Einkommensteuergesetz).
“EUR”	means Euro or Euros.
“Exchange Rate”

means the exchange rate of the relevant currency versus the Euro as determined by the European Central Bank on its website at https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html as published (i) for the relevant date if the relevant date is a Business Day, or (ii) for the last Business Day prior to the relevant date if the relevant date is not a Business Day.

“GeschGehG”	means the German Code on the Protection of Trade Secrets (Gesetz zum Schutz von Geschäftsgeheimnissen).
“GewStG”	means the German Trade Tax Act (Gewerbesteuergesetz).
“Governmental Entity”

means any (a) foreign, domestic, federal, territorial, state, provincial or local government, (b) governmental, administrative, regulatory, quasi-governmental, monetary, fiscal or judicial authority, body, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, or (c) political or other department, agency, subdivision, department or branch of any of the foregoing, including any regulatory or oversight organization or association.

“Hazardous Materials”	means any pollutant, contaminant or other substance identified or designated as hazardous under applicable law.
“HGB”	means the German Commercial Code (Handelsgesetzbuch).
“Information Technology”	as defined in Section 12.1 of the Seller Warranties
“InsO”	means the German Insolvency Code (Insolvenzordnung).
“Insurance Policies”	as defined in Section 15.1 of the Seller Warranties
“IP Rights”	as defined in Section 10.1b) of the Seller Warranties

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“ISU”	means the Investment Security Unit as formed and operating under the NSIA2021.
“Key Employees”	as defined in Section 14.2 of the Seller Warranties
“KStG”	means the German Corporate Income Tax Act (Körperschaftssteuergesetz).
“Leased Real Estate”	as defined in Section 9.5 of the Seller Warranties
“Licensed IP Rights”	as defined in Section 10.1c) of the Seller Warranties
“Material Agreements”	as defined in Section 13.1 of the Seller Warranties
“Material Assets”	as defined in Section 8.1 of the Seller Warranties
“Material Customers”	as defined in Section 25.1 of the Seller Warranties
“Material Vendors”	as defined in Section 25.1 of the Seller Warranties
“Monthly Financial Reporting”	as defined in Section 5.2 of the Seller Warranties
“NSIA2021”	means the United Kingdom National Security and Investment Act 2021.
“OFAC”	as defined in Section 21.5 of the Seller Warranties
“Open Source Software”	as defined in Section 10.1f) of the Seller Warranties
“Owned IP Rights”	as defined in Section 10.1e) of the Seller Warranties
“Owned Real Estate”	as defined in Section 9.1 of the Seller Warranties
“Permits”	as defined in Section 17.1 of the Seller Warranties
“PPP Lender”	means TD Bank, N.A.

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“PPP Loan”	means the Debt evidenced by that certain promissory note dated on or about 22 April 2020, made by AF&R in favor of the PPP Lender, in the principal amount of $3,141,395.00.
“PPP Loan Requirement”

means the applicable requirements of the CARES Act, including, without limitation, the requirement that (i) the PPP Loan shall constitute a “covered loan” under, and as defined in, Section 1102 of the CARES Act (as in effect on the Closing Date) and (ii) the proceeds of the PPP Loan shall be used only for the purposes permitted under Section 1102 of the CARES Act (as in effect on the Closing Date).

“Real Estate Permits”	as defined in Section 9.9 of the Seller Warranties
“Registered IP Rights”	as defined in Section 10.1d) of the Seller Warranties
“Related Party”	as defined in Section 4.1 of the Seller Warranties
“Related Party Agreements”	as defined in Section 4.1 of the Seller Warranties
“Sanctioned Person”	as defined in Section 21.5 of the Seller Warranties
“Sanctions”	as defined in Section 21.5 of the Seller Warranties
“SDN List”	as defined in Section 21.5 of the Seller Warranties
“Seller Group”	means Sellers and their Affiliates, except for the Target Group Companies.
“Seller Group Entity”	means any person or entity that is a member of the Seller Group.
“Seller Transaction Expenses”

means those fees, commissions, costs and expenses incurred or payable by any Target Group Company, any Seller Group Entity or Seller Guarantor in connection with the Transaction, including (a) the fees of legal advisors, accountants, investment bankers, financial advisors, valuation firms or other professionals, and (b) any fees and expenses associated with attempting to fulfil or fulfilling any of the Closing Conditions.

“Signing Date”	means the date of this Agreement.

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“State Department”	as defined in Section 21.5 of the Seller Warranties
“StGB”	means the German Criminal Code (Strafgesetzbuch).
“Subsidies”	as defined in Section 16.1 of the Seller Warranties
“Target Group Company Interests”	as defined in Section 3.2 of the Seller Warranties
“Third Party Developer”	as defined in Section 10.12 of the Seller Warranties
“Third Party Interests”	as defined in Section 9.4 of the Seller Warranties
“Transfer Tax”

means all federal, state, local or foreign transfer, sales, use, documentary, registration, real property transfer, mortgage recording, stamp duty or similar Taxes or charges (but excluding, for the avoidance of doubt, VAT), in each case including any interest and penalties relating thereto.

“U.S. Person”	as defined in Section 21.5 of the Seller Warranties
“VAT”

means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (i) above, or imposed elsewhere.

“ZPO”	means the German Code of Civil Procedure (Zivilprozessordnung).
2.	List of Definitions

The following is a list of all defined terms used in this Agreement, indicating the page of the Agreement where the definition is introduced:

2017 Promissory Notes	9
2019 Promissory Notes	9
2022 Amendment	9
2022 Business Plan	72
Adjustment Amount	18
AF&R	72
AF&R Mexico	72
Affiliate	72
Agreement	6
AktG	72
Alfmeier China	72
Alfmeier Czechia	72
Alfmeier Target Group	5
Alfmeier Target Group Company	5
Andreas Gebhardt	5
Andreas Gebhardt Consultancy Agreement	37
AO	72
Applied Subsidies	72
ASG/RKT Collateral	9
Asserted Claims	19
Asserted Claims Tax	20
Assumption Agreement	12
Assumption Agreements Carve-out	12
AW Holding	6
AWG	72
AWV	72
BEIS	72
Beneficiary	23

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BGB	72
BIS	72
BMWK	30
Bring Down Certificate	42
Bulletin 7	72
Bulletin 7 Reporting	52
Bulletin 7 Taxes	52
Business	6
Business Day	73
Business Information	73
Business Records	58
Call Price	37
CARES Act	73
Carve-out Purchase Price	12
Carve-outs	22
Cash Pool	9
Closing	38
Closing Actions	40
Closing Conditions	38
Closing Date	40
Closing Memorandum	42
Code	73
Company	5
Company Purchase Price	11
Company Shares	8
Competing Business	60
Compliance Certificate	30
Confidential Information	64
Consolidated Financial Statements	73
Continuing Liabilities	22
Contract	73
Copyleft Software	73
Data Room Documents	45
Data Room Expiry	45
De Minimis Amount	55
Debt	73
Disclosure Schedule	42
Effective Date	10
Effective Date Adjustment Statement	14
Effective Date Balance Sheet	14
Effective Date Cash Company	11
Effective Date Financial Debt Company	11
Effective Date Working Capital Company	12
ELBER	5
ELBER Shares	8
Employee Benefit Plans	73
Employees	73
Employment Claims	12
Employment Termination Agreements	36
Environmental Contamination	73
Environmental Law	73
ERISA Affiliate	73
Escrow Account	18
Escrow Agent	18
Escrow Agreement	18
Escrow Amount Company	13
Escrow Amount Tax	13
Escrow Amounts	13
EStG	73
EUR	73
Exchange Act	59
Exchange Act Information	59
Exchange Rate	73
Exempted Claims	55
Existing Function Holder	36
Facilities	9
Facilities Agreement	8
Facilities Repayment Account(s)	27
Facilities Repayment Amount	27
Facility Agent	8
Final Effective Date Adjustment Statement	17
Financing Collateral	9
Form 8-K Information	58
Fundamental Warranties	42
Gebhardt Shares	8
Gehbardt Holding	5
GeschGehG	74
GewStG	74
Governmental Entity	74
Hazardous Materials	74
HGB	74
Hold Back Amount	12
Indemnifiable Tax	48
Indemnified Claims	23
Indemnity Claim	54
Information Technology	74
Inquiry Persons	43
InsO	74
Insurance Policies	74
Insurer	55
Interim Period	31
IP Rights	74
ISU	74
Johann Vielberth	5
Key Employees	74
KStG	74
Leased Real Estate	74
Leaving Function Holders	36
Lenders	8
Licensed IP Rights	74
Long-Stop Date	62
Losses	44
Markus Gebhardt	5
Material Agreements	74
Material Assets	74
Material Customers	74
Material Pre-Closing Carve-out Documentation	22
Material Vendors	74
Merger Control Authorities	29
Merger Control Clearances	29

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Monthly Financial Reporting	74, 75
NDA	65
Neutral Expert	16
New Function Holder	36
NSI Clearance	39
Obligors	8
OFAC	75
Open Source Software	75
Other Indemnified Claims	23
Other Reported Debt	9
Other Reported Debt Agreements	9
Other Reported Debt Collateral	9
Owned IP Rights	75
Owned Real Estate	75
Parent	6
Parties	5
Party	5
Paying Agent	9
PCAOB	59
Permits	75
PLTA	9
PPP Lender	75
PPP Loan	75
PPP Loan Requirement	75
PRC	52
PRC Payment Notice	53
Preliminary ELBER Amount	13
Preliminary Gebhardt Amount	13
Preliminary Purchase Price Company	12
Pre-Signing Carve-out	6
Promissory Note Repayment Account(s)	28
Promissory Note Repayment Amount	28
Purchase Price	11
Purchaser	5
Purchaser Claim Notice	46
Purchaser Facilities Agreement	20
Purchaser’s Warranty Claims	44
Real Estate Permits	75
Reference Pro-Forma Balance Sheet	14
Refinancing Debt	25
Registered IP Rights	75
Related Party	75
Related Party Agreements	75
Release Agreement Facilities	25
Release Agreements	26
Release Agreements Other Debt	26
Relevant Persons	43
Repayment Agreement 2017 Promissory Note	26
Repayment Agreement 2019 Promissory Note	26
Required Financial Information	59
RKT	8
RKT Release Agreement	26
RKT SPA	21
Sanctioned Person	75
Sanctions	75
Scheduled Closing Date	40
SDN List	75
SEC	59
Securities Act	59
Security Agent	8
Seller	5
Seller Group	75
Seller Group Entity	75
Seller Guarantor	5
Seller Guarantors	5
Seller Warranties	42
Sellers	5
Sellers’ Knowledge	42
Shares	8
Signing Date	76
SMA Holding	6
SMA Holding SPA	22
State Department	76
StGB	76
Straddle Period Tax	51
Subsidiaries	8
Subsidies	76
Target Group	5
Target Group Company	5
Target Group Company Interests	76
Target Working Capital Company	12
Tax	48
Tax Benefits	49
Taxing Authority	48
Termination Agreement Andreas Gebhardt	36
Termination Agreement Markus Gebhardt	36
Termination Agreement Stephan Schulak	36
Third Party Claim	46
Third Party Developer	76
Third Party Interests	76
Threshold	55
Transaction	6
Transfer Tax	76
Transitional Services Agreement	37
U.S. Person	76
VAT	76
VAT Determination Date	13
VAT Reinstatement	13
VAT Reinstatement Compensation	13
VDA	50
W&I Insurance	55
W&I Liability Exclusion	56
ZPO	76

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Annex 2.2 (List of Exhibits)

[Exhibit P-(C)	Pre-Signing Carve-out agreements]
Exhibit 3.2	Subsidiaries
[Exhibit 4.1	Facilities Agreement Amendment Agreement]
Exhibit 4.2	Financing Collateral
Exhibit 4.4	PLTA
Exhibit 4.5	Cash Pool Agreement
Exhibit 4.6-A	Other Reported Debt Agreements
Exhibit 4.6-B	Other Reported Debt
Exhibit 4.7	ASG/RKT Collateral
Exhibit 6.1-A	Minutes of the general meeting Company
Exhibit 6.1-B	Approval of the board of directors Company
Exhibit 6.2	Shareholders’ resolution Gebhardt Holding
Exhibit 6.3	Shareholders’ resolution ELBER
Exhibit 7.1.1	Sample Calculation of Company Purchase Price
Exhibit 7.1.2	Effective Date Cash Company, Effective Date Financial Debt Company and Effective Date Working Capital Company
Exhibit 7.2.2-A	Assumption Agreements Carve-out
Exhibit 7.2.2-B	Assumption Agreement
Exhibit 8.1.2a)	Accounting Policies and Consolidation Principles
Exhibit 10.2	Bank Accounts
Exhibit 11.1.1	Draft Escrow Agreement
Exhibit 14.5	Pre-Signing/Pre-Closing Carve-Out Agreements
Exhibit 16.1.1	Merger Control Clearances relevant for Closing
Exhibit 17.1.2	Permitted Actions Interim Period
Exhibit 17.1.4	Conduct of Business Contacts
Exhibit 17.2.1a)	Leaving Function Holders
Exhibit 17.2.1b)	New and Existing Function Holders
Exhibit 17.2.1c)	Termination Agreement Andreas Gebhardt
Exhibit 17.2.1d)	Termination Agreement Markus Gebhardt
Exhibit 17.2.1e)	Termination Agreement Stephan Schulak
Exhibit 17.2.1g)	Andreas Gebhardt Consultancy Agreement

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Exhibit 17.2.1h)	Transition Services Agreement
Exhibit 20.2d)	Discharge of Leaving Function Holders
Exhibit 20.2f)	IP Assignment Agreement
Exhibit 20.2m)	General Release of Claims
Exhibit 20.2n)	Ancillary agreements
Exhibit 20.4	Closing Memorandum
Exhibit 21.1.1-A	Seller Warranties
Exhibit W.2.3	Silent Partnerships and Domination or Profit and Loss Transfer Agreements of Target Group Companies
Exhibit W.2.4	Corporate Documents of Target Group Companies
Exhibit W.2.6	Governing Bodies of Target Group Companies
Exhibit W.5.1	Financial Statements
Exhibit W.5.2	Monthly Financial Reporting
Exhibit W.8.6	Bank Accounts of Target Group Companies
Exhibit W.9.1	Owned Real Estate
Exhibit W.9.5	Leased Real Estate
Exhibit W.10.2	Owned IP Rights
Exhibit W.10.5	Licensed IP Rights
Exhibit W.10.8	IP Rights infringements
Exhibit W.10.11	Open Source Software
Exhibit W.13.1	Material Agreements
Exhibit W.14.1	Employees
Exhibit W.14.2	Key Employees
Exhibit W.14.6	Agreements with Trade Unions, Company Practices and General Commitments
Exhibit W.14.8	Employee Benefit Plans
Exhibit W.14.18	Employee Time Credits
Exhibit W.15.1	Insurance Policies
Exhibit W.16.1	Subsidies
Exhibit W.20.1	Disclosure Compliance
Exhibit W.22.1	Warranty and Product Liability Claims
Exhibit W.23.2	Hazardous Materials
Exhibit W.25.1	Material Customers and Material Vendors
Exhibit 21.1.1-B	Disclosure Schedule
Exhibit 21.2-A	Persons Relevant for Sellers’ Knowledge

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Exhibit 21.2-B	Inquiry Persons
Exhibit 26.1	Indemnity Data Protection
Exhibit 26.2	Indemnity IP Rights
Exhibit 26.3	Indemnity Employment Matters
Exhibit 26.4.1	Indemnity Environmental Matters
Exhibit 26.5	Indemnity Identified Risks
Exhibit 27.1.2	W&I Insurance Policy
Exhibit 28.1	Sellers’ Liability Persons
Exhibit 29.5	Accounting Firms
Exhibit 30.1.1	Countries with Non-Compete
Exhibit 30.1.2a)	Permitted Business Activities
Exhibit 37	Public Announcement

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Project Astute Exhibit 21.1.1-A Seller Warranties

Exhibit 21.1.1-A (Seller Warranties)

XVI.	Fundamental Warranties
1.	Corporate Status and Authorization of Sellers and Seller Guarantors
1.1	Gebhardt Holding and ELBER are each a limited liability company, duly established and validly existing under the laws of Germany.
1.2

All Sellers and Seller Guarantors have all corporate power and authority to execute and perform this Agreement and to effect the transactions contemplated therein and the execution and performance of this Agreement does not violate any provisions of the articles of association, certificate of incorporation, bylaws or equivalent constitutional document of any Seller. With the exceptions of the clearances and approvals set forth in Section 17 of this Agreement, Sellers or Seller Guarantors are not obligated to obtain consents of third parties (including government authorities) to enter into or perform this Agreement.

1.3

This Agreement has been duly executed on behalf of all Sellers and Seller Guarantors and constitutes legal, valid and binding obligations of all Sellers and Seller Guarantors that are enforceable in accordance with their terms.

1.4

The execution and performance of this Agreement and the transactions contemplated therein do not trigger rights of any third parties under any agreement to which any Seller or Seller Guarantor is a party to or violate any law or any judicial or governmental order binding on any Seller or Seller Guarantor.

1.5

There is no legal or administrative proceeding pending (rechtshängig) against any Seller or Seller Guarantor or threatened in writing against any Seller or Seller Guarantor before any court, arbitral tribunal or public authority that in any manner challenges or seeks to prevent, alter or delay any transactions contemplated under this Agreement.

1.6

No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable laws have been applied for by any Seller or Seller Guarantor or, to Sellers’ Knowledge, have been applied for by third parties, have been rejected on account of lack of assets or are pending regarding any Seller or Seller Guarantor and no Seller or Seller Guarantor is required under applicable laws to apply for any such proceeding or is unable to pay its debts (zahlungsunfähig).

2.	Corporate status of the Target Group Companies
2.1

The Target Group Companies are duly established and validly existing under their respective jurisdictions of incorporation or formation, and are qualified to do business in their respective jurisdictions. AF&R Mexico was incorporated as, and currently is, a stock corporation with variable capital (Sociedad Anónima de Capital Variable). Each Target Group Company has all necessary corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as currently conducted.
2.2

The corporate information in the Preamble (A) and (B) and Sections 3 and 4 of this Agreement is true and correct. No Target Group Company holds either directly or indirectly (including through an escrow agent or trust agreement) any share or interest in any other legal entity other than in other Target Group Companies and AW Holding, SMA Holding and RKT or is obligated to acquire any such share or interest.

2.3

Except as listed in Exhibit W.2.3, no Target Group Company is a party to any silent partnerships, domination or profit and loss transfer agreements (Beherrschungs- oder Gewinnabführungs-verträge) or other agreements within the meaning of section 291 et. seq. AktG or analogous provisions under the applicable laws of their respective jurisdictions of incorporation that would entitle any person or entity other than the Company to participate in the profits of or to exercise control over any Target Group Company. They are also under no obligation to enter into any such agreements.

2.4

Exhibit W.2.4 contains a correct and complete list of the applicable articles of association, by-laws, partnership agreements, shareholders’ agreements, joint venture agreements and similar constitutional documents (including any amendments thereto) of, or arrangements relating to the interests in, the Target Group Companies. Except as set out in Exhibit W.2.4, correct and complete copies of such documents have been made available to Purchaser in the Datasite on or before the third Business Day prior to the Signing Date by or on behalf of Sellers.

2.5

As of the Signing Date, no registration or application for registration in any commercial register or any similar public register of any Target Group Company is pending, and there is no matter that is required to be registered in any such register, but has not been registered. As of the Signing Date, no shareholder resolution of any Target Group Company is being challenged or threatened in writing to be challenged.

2.6	No Target Group Company has a supervisory board, advisory board, administrative board or any similar governing body, except as listed in Exhibit W.2.6.
2.7

No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable laws have been applied for by any Target Group Company, or to Sellers’ Knowledge, by third parties, have been rejected on account of lack of assets or are pending regarding any Target Group Company and no Target Group Company is required under applicable laws to apply for any such proceeding. To Sellers’ Knowledge, there are no circumstances that would justify such proceedings or any actions seeking to void or challenge this Agreement under insolvency law. No Target Group Company has a negative net worth (ist insolvenzrechtlich überschuldet) or is unable to pay its debts as they fall due (zahlungsunfähig) under the applicable laws of its jurisdiction of incorporation.

2.8

None of the Target Group Companies’ corporate bodies has adopted a resolution that (i) will come into effect after the Signing Date, or (ii) would constitute any obligation of any Target Group Company to pay out any share in its profit after the Signing Date.

2.9

There are no claims pending or, to Sellers’ Knowledge, threatened against any Target Group Company which are outstanding or unsettled of any current or previous member of any corporate body of any Target Group Company and no claims were pending or, to Sellers’ Knowledge, threatened at any time during the past three years, in each case, other than unpaid salary or wages for services rendered or expense reimbursement in the ordinary course of business that are unpaid or unsatisfied due to timing considerations and not because there are actual disputes.

2.10

The list of shareholders or share register and capital variations registry book of each Target Group Company (in each case, to the extent applicable and to the extent statutorily required and for the past five (5) years), which are in the possession of such Target Group Company, are complete and correct.

2.11	The legal reserve of AF&R Mexico has been created and duly accrued for as required by Mexican law.
3.	The Shares and the Target Group Company Interests
3.1

The Gebhardt Shares, the ELBER Shares and all shares and interests that the Company holds in any other Target Group Company are validly issued in compliance with all applicable laws. The contributions on the Gebhardt Shares, the ELBER Shares and all shares and interests that the Company directly or indirectly holds in any other Target Group Company have been fully made, have not been repaid or returned in any way and there are no obligations to make further contributions on any of the Gebhardt Shares, the ELBER Shares or any shares and interests that the Company holds in any other Target Group Company.

3.2

Gebhardt Holding is the sole and unrestricted legal and beneficial owner of the Gebhardt Shares. ELBER is the sole and unrestricted legal and beneficial owner of the ELBER Shares. The Target Group Companies holding shares or interests in other Target Group Companies (collectively, the “Target Group Company Interests”) are the unrestricted legal and beneficial owners of such shares or interests, respectively. The Target Group Company Interests represent 100% of the registered capital and voting rights in the respective Target Group Company (except for AF&R, in which the Company holds 86.8% of the registered capital and voting rights). The Gebhardt Shares, the ELBER Shares and the Target Group Company Interests are free and clear of any liens, encumbrances and other rights of third parties. Except as listed in Exhibit W.2.3, the Gebhardt Shares, the ELBER Shares and the Target Group Company Interests are not subject to any trust arrangements, joint venture agreements, silent partnerships, sub-participations or similar agreements. There are no pre-emptive rights, options or other rights of any third party to purchase or acquire, or any rights of third parties to encumber, any of the Gebhardt Shares, the ELBER Shares or the Target Group Company Interests.

3.3

The Gebhardt Shares, the ELBER Shares and the Target Group Company Interests are not subject to any resolution or agreement providing for their redemption or repurchase by their respective issuer or to any similar measures under applicable law. There is no (actual or contingent) obligation of any Target Group Company to issue, and no person or entity is entitled to request from any Target Group Company the issuance of, new shares or other equity interests (including convertible bonds, options or similar rights). There are no contributions for future capital increases (aportaciones para futuros aumentos de capital) recorded in the books and records of AF&R Mexico. No obligation or decision exists for any person to contribute to the equity capital of Alfmeier CZ.

3.4

The share certificates that represent the capital stock of AF&R Mexico have been duly and validly issued by AF&R Mexico in accordance with Mexican applicable laws. Such share certificates are in the possession of the Company. True, correct and complete copies of such share certificates have been made available to Purchaser in the Datasite prior to the Signing Date by or on behalf of Sellers.

XVII.	Other Seller Warranties
4.	No Related Party Agreements
4.1

No Target Group Company has entered into any agreements, arrangements and other legal relationships, in each case, in writing, (i) with any Seller Group Entity or any person or entity that is a related person of a Seller Group Entity within the meaning of Section 138 (1) or (2) InsO (together, a “Related Party”), or (ii) which are for the benefit of any Related Party (as third party beneficiary or otherwise; the agreements, arrangements and legal relationships under (i) and (ii) collectively, the “Related Party Agreements”).

4.2

To Sellers’ Knowledge, all transactions between any of the Target Group Companies and any of its Affiliates or any of the Related Parties (including any Seller Group Entity) have been executed on arms' length terms (in particular with respect to transfer pricing and the OECD Guidelines), with no intention of tax base erosion or profit shifting, and within the ordinary course of business of the respective Target Group Company. All corporate approvals, consents or other documents required for valid execution and performance of such transactions were duly obtained.

5.	Financials
5.1

The audited financial statements of the Company and the audited consolidated financial statements of the Alfmeier Target Group for the financial year ending on 31 December 2021, in each case, consisting of a balance sheet, a profit and loss statement and notes (Anhang) for the period between 1 January 2021 until 31 December 2021 (collectively, the “Consolidated Financial Statements”), copies of which are attached hereto as Exhibit W.5.1, have been prepared (i) with the care of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsmanns),

(ii) in all material respects in accordance with IFRS, and applicable generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung) and (iii) complying with the principle of accounting and valuation consistency (Bilanzierungs- und Bewertungskontinuität), in particular by applying the valuation criteria (Bewertungskriterien), depreciation principles (Abschreibungsgrundsätze) and election rights (Wahlrechte) consistent with past practice. The Consolidated Financial Statements present, in accordance with the laws and principles specified in the foregoing sentence and as of the date of their preparation, (to the extent audited) a true and fair view of or (to the extent not audited) do not materially misstate the assets and liabilities, financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of the Alfmeier Target Group on a consolidated basis as of the end of, and for, the period referenced therein.

5.2	Monthly Financial Reporting

The consolidated monthly financial reportings concerning the Alfmeier Target Group and its Business for the period from January until March 2022, a copy of which is attached hereto as Exhibit W.5.2 (the “Monthly Financial Reporting”), have been prepared (i) with the care of a prudent businessman, (ii) in all material respects in accordance with IFRS and applicable generally accepted accounting principles (Grundsätze ordnungsgemäßer Buchführung) and (iii) complying with the principle of accounting and valuation consistency (Bilanzierungs- und Bewertungskontinuität), in particular by applying the valuation criteria (Bewertungskriterien), depreciation principles (Abschreibungsgrundsätze) and election rights (Wahlrechte) consistent with past practice. The Monthly Financial Reporting, in accordance with the standards and rules specified in the foregoing sentence, do not materially misstate the assets and liabilities, financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of the Alfmeier Target Group and the Business as of the end of, and for, the period referenced therein.

5.3	Books and Records

The books and records (including accounting and tax records) of the Target Group Companies are in all material aspects correct, up-to-date and complete and have been kept in accordance with applicable laws and are in the unrestricted possession of the Target Group Companies, including through third party service providers in the ordinary course.

5.4	No Undisclosed Liabilities; PPP Loan
5.4.1

To Sellers’ Knowledge, except for liabilities that (a) (i) are specifically and fully accrued for or reserved against in the Consolidated Financial Statements, or (ii) have arisen in the ordinary course of business consistent with past practices since the date of the Consolidated Financial Statements, and (b), in the case of clause (ii), are normal and usual in amount and do not directly or indirectly result from, arise out of or relate to any breach of Contract, indemnification obligation, breach of warranty, tort, infringement, default, non-performance or violation of law, or any proceeding, no Target Group Company has, and, to Sellers’ Knowledge, no event has occurred or facts, circumstances or conditions exist which (with or without due notice or lapse of time or both or the occurrence of any further event or condition) would reasonably be expected to result in any Target Group Company having, any obligations or liabilities (whether actual, contingent or otherwise) whatsoever of a type required to be reflected on a balance sheet prepared in accordance with German GAAP, Mexican GAAP, U.S. GAAP or IFRS, as the case may be.

5.4.2

To Sellers’ Knowledge, AF&R has used all of the proceeds of the PPP Loan solely for allowable purposes pursuant to, and in accordance with, the PPP Loan Requirements and has complied, and is in compliance with, the PPP Loan Requirements. To Sellers’ Knowledge, all applications, documents and other information submitted to PPP Lender, the U.S. Small Business Administration or any other Governmental Entity with respect to the PPP Loan were true and correct in all respects as of the applicable time of submission or the periods set forth therein.

5.4.3

(i)The PPP Loan has no outstanding balance, (ii) any and all commitments by the PPP Lender to lend to AF&R in respect of the PPP Loan have been terminated, (iii) to Sellers’ Knowledge, all of AF&R’s obligations under the documents evidencing the PPP Loan have been satisfied, terminated and released, (iv) to the extent that any liens have attached to the assets of AF&R or otherwise secured, or could be deemed to have secured, the PPP Loan, all such liens have been terminated, discharged, and released in full, and (v) the PPP Loan and all guarantees, security agreements, promissory notes and other documents executed in connection therewith have been satisfied, terminated and released and have no further force and effect.

6.	Conduct of Business

From 1 January 2022 and up to the Signing Date, (i) the Business has been conducted with the care of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsmanns) and in the ordinary course of business, and in a manner consistent with past practice, subject to the addressing of incidents and challenges generally affecting the industry in which the Business operates (e.g. the Ukraine war, the supply chain issues or the COVID-19 pandemic) and (ii) no material adverse change has occurred with respect to the Target Group as a whole or the Business which does not generally affect the industry in which the Target Group Companies operate.

7.	No Finder’s Fee

No Target Group Company has paid or is obliged to pay a finder’s fee or any other type of fee, renumeration, brokerage fee, commission or benefit to any of its directors, officers or employees or to any finder, broker, agent, advisor or other third party (including any Seller Group Entity) in connection with this Agreement, the agreement regarding certain options for the sale and purchase of all shares in COSMIQ Industrieverwaltungs- und Vermietungs-GmbH entered into concurrently with this Agreement between Gebhardt Holding and the Purchaser (the “COSMIQ Option Agreement”), the Transaction or any other transactions contemplated herein or in the COSMIQ Option Agreement.

8.	Material Assets
8.1

The Target Group Companies own, lease, license or otherwise have a legal right to use all tangible and intangible moveable assets that are used in or necessary to carry on the Business as conducted at any time since 1 January 2022 (together the “Material Assets”) and all Material Assets are in the exclusive possession or under the direct control of and subject to unrestricted access by the relevant Target Group Company.

8.2

All Material Assets that are owned by any Target Group Company are free of liens or encumbrances and other rights of third parties and there are no pre-emptive rights, options or other rights of any third party to purchase, acquire or use, or any rights of third parties to encumber, any of the Material Assets, in each case, except for those rights arising by operation of law or granted in the ordinary course of business (including by retention of title (Eigentumsvorbehalt)) and consistent with past practice.

8.3

To Sellers’ Knowledge, the fixed Material Assets are in a good state of preservation and efficiency except for usual wear and tear, have been regularly serviced and maintained in the ordinary course of business and allow the Alfmeier Target Group Companies to run the Business in the same manner and scope as conducted on the date hereof. No usual capital expenditures regarding the fixed Material Assets have been deferred since December 31, 2020.

8.4

To Sellers’ Knowledge, the inventories (Vorräte) of the Target Group Companies are in good and useable condition and are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business, in each case, except for obsolete, damaged, defective or slow-moving items for which adequate reserves have been established in accordance with past practice.

8.5

To Sellers’ Knowledge, the receivables of the Target Group Companies are collectible without any retention rights, rights to set-off or deduction, except for any such rights granted in the ordinary course of business and consistent with past practice.

8.6

Exhibit W.8.6 sets forth complete and accurate information with respect to all bank and savings accounts, money market accounts and safe deposit boxes of Target Group Companies, including each account or box number associated therewith, the bank routing number, the name and address of the institution where such account or box is held and, where available, the name of each applicable Target Group Company’s primary contact at such bank, the purpose of each such account or box (e.g. payroll, checking, etc.), the owner of such account or box and all persons authorized to deliver instructions to the institution in respect of such account or box.

8.7

AF&R Mexico has a legal right to use all equipment, machinery and Material Assets used by such company for its maquila activities, including equipment and machinery owned by other Target Group Companies.

9.	Real Estate
9.1

Exhibit W.9.1 contains a complete and correct list of all real estate that is owned or subject to hereditary buildings rights (Erbbaurechte), other in-rem real property rights (grundstücksgleiche Rechte) or equivalent rights in the relevant jurisdictions held by any Target Group Company (the “Owned Real Estate”) setting out for each Owned Real Estate the owner, co-owners (if any), type of legal title, location, size, registration details, type of use, existing encumbrances and other rights of third parties. Except as set forth otherwise in Exhibit W.9.1, the Target Group Companies are the unrestricted legal and commercial owner of the Owned Real Estate. There is no obligation of any Target Group Company (i) to sell, transfer or otherwise dispose of any Owned Real Estate or any part thereof or to create or amend any encumbrances or other rights of third parties thereon or (ii) to acquire any further real estate or rights equivalent to real estate.

9.2

All real estate assets owned by Alfmeier CZ that are subject to registration have been registered with the Czech cadastral register as being owned by Alfmeier CZ. All easements created for the benefit of Alfmeier CZ have been duly registered with the Czech cadastral register. Alfmeier CZ has not executed any documents which are required to be filed or registered with the Czech cadastral register that have not yet been so filed or registered.

9.3

All consideration for the acquisition of any of the Owned Real Estate has been paid in full and none of the purchase agreements with respect to such real estate has been withdrawn by the respective seller.

9.4

Except as listed in Exhibit W.9.1, the Owned Real Estate is free of any encumbrances, pending restitution entitlement or claim, or expropriation claim (together the “Third Party Interests”), no person has successfully claimed any such Third Party Interest, and no person is in possession or occupation of any of them or any part thereof. There are no pending disputes regarding boundaries, ownership, Third Party Interests, use, access or other matters relating to any Owned Real Estate, and to Sellers’ Knowledge, no such disputes are threatened in writing.

9.5

Exhibit W.9.5 contains a complete and correct list of all real estate that is leased or sub-leased by any of the Target Group Companies as lessee (the “Leased Real Estate”) setting out for each Leased Real Estate the location, size, type of use, and, in relation to the lease or sub-lease agreements, the parties, date of agreement, monthly rent and ancillary payments. Each of the lease or sub-lease agreements is valid, in full force and enforceable in accordance with its terms, establishes the right of the relevant Target Group Company to use such premises for its business. The Target Group Companies and, to Sellers’ Knowledge, all other parties, have complied with all provisions (including rent payment) in all material respects. None of the counterparties under any such lease or sub-lease agreement has given written notice to the relevant Target Group Company of, or made any claim in writing with respect to, any breach or default thereunder, and, to Sellers’ Knowledge, there is no fact giving rise to such a breach or default such that a counterparty would be entitled to terminate it or restrict the rights of the Target Group Company thereunder in any material respect.

9.6

The Target Group Companies have the right pursuant to any applicable laws to use the Owned Real Estate, the Leased Real Estate and the premises, constructions and fixtures installed thereon, in each case, as required to carry on the Business as conducted on the date hereof, and such use does not violate any rights of third parties or conflict with any contracts to which any Target Group Company is a party or is otherwise bound. All construction, installations and facilities, which are situated on the Owned Real Estate and the Leased Real Estate and which require regulatory approval, as well as the current use of those items, have been granted unconditional and perpetual approval with regulatory finality or grandfathered status (bestandskräftig) and do not violate any other currently applicable laws.

9.7

To Sellers’ Knowledge, there are no outstanding payments, and the Target Group Companies have satisfied their respective obligations, regarding services and utilities related to the Leased Real Estate (including insurance and the obligation to pay deposits or performance bonds (fianzas)). No Target Group Company is a sublessor or grantor under any sublease or other instrument granting to any other person any right to possess, lease, occupy or use any Leased Real Estate.

9.8

There is no outstanding written notice or dispute as to any violation of the relevant planning and zoning laws or regulations or any written allegations of breaches of planning and zoning laws or regulations in relation to any of the Owned Real Estate or Leased Real Estate.

9.9

Any building, construction, installation or facility on any Owned Real Estate has been constructed and all other construction works on/in each of the Owned Real Estate have been performed, in all material respects, in accordance with legally effective zoning and building plans or permits where such permit was required and their use for the purposes for which they are being used (in particular, but not limited to, the activities of the Business) has been approved by the public authorities through legally effective decisions or approvals), as well as any hygiene and environmental decisions or approvals, where such decisions or approvals were required. The current use of each Owned Real Estate, and the current by any Target Company of the Leased Real Estate, constitutes lawful and permitted use under the applicable laws and the applicable licences, authorisations and permits relating to zoning, construction and use of each Owned Real Estate and each Leased Real Estate (the “Real Estate Permits”). Each such Real Estate Permit is in full force and effect and unconditional (or subject only to a condition which has been satisfied) and does not require any work to be carried out in order for it to be maintained in force. No revocation or, where such Real Estate Permits may need to be renewed, non-renewal of any such Real Estate Permit is threatened in writing.

9.10	No real estate other than the Owned Real Estate and the Leased Real Estate is used or is necessary to carry on the Business as conducted on the date hereof.
9.11

To Sellers’ Knowledge, the Owned Real Estate, the Leased Real Estate and the premises, constructions and fixtures thereon are in a good state of preservation and efficiency except for usual wear and tear and have been regularly serviced and maintained in the ordinary course of business. To Sellers’ Knowledge, no circumstances exist that would require expenditures in excess of EUR 100,000 per case by any Target Group Company in respect of the Owned Real Estate, the Leased Real Estate or the premises, constructions and fixtures thereon within the next three (3) years.

9.12

There exists no pending or, to Sellers’ Knowledge, threatened in writing condemnation, confiscation, eminent domain proceeding, dispute, claim, demand or similar proceeding with respect to, or which could materially and adversely affect, the continued use and enjoyment of the Owned Real Estate, the Leased Real Estate or the premises, constructions and fixtures thereon. To Sellers’ Knowledge, there are no circumstances that would entitle any Governmental Entity or other person or entity to take possession or otherwise restrict use, possession or occupation of the Owned Real Estate, the Leased Real Estate or the premises, constructions and fixtures thereon.

10.	IP Rights
10.1	Definitions
f)

“Copyleft Software” means any Open Source Software (as defined below) that is freely available under license conditions according to which any software incorporated in, distributed with, or derived from it, (i) is to be disclosed or distributed in source code form, (ii) has to be made available at no charge, (iii) restrict one’s ability to charge for distribution of or to use software for commercial purposes or (iv) is subject to any other transparency obligations or limitations for a commercial use.

g)

“IP Rights” means any patents, design rights or design patents – whether registered or unregistered –, copyrights, trademarks, applications to register and rights to apply for any of the afore-mentioned rights, and renewals of such rights, rights in unpatented technical and other know-how (whether patentable or not), and any other intellectual or industrial property rights of any nature whatsoever in any part of the world, whether registered or unregistered. For the purpose of this definition.

(i)

“patents” shall include (i) all patents, utility models, and all applications for such rights, and (ii) all other registered intellectual property rights for inventions or other technical developments, and applications therefor worldwide, including for example provisionals, substitutions, extensions, reissues, re-exams, renewals, divisionals, continuations, continuations-in-part, continued prosecution applications, supplemental protection certificates, and term extensions under applicable patent or other applicable law;

(ii)

“trademarks” shall include trademarks, service marks, trade names (Unterneh-menskennzeichen) and other proprietary rights to any words, names, slogans, symbols, logos, tones, positions, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; rights in and to internet domain names; and the business goodwill associated with each of the foregoing;

(iii)

“know-how” shall include any invention, discovery, development, data, information, process, method, technique, trade secret, composition of matter, formulation, article of manufacture or other know-how, and any physical (including electronic) embodiments of any of the foregoing, in each case, unless part of the public domain; and

(iv)

“copyrights” shall include all copyrights, rights to use and/or exploit copyrights (Nutzungs- und/oder Verwertungsrechte), ancillary rights and sui-generis rights – e.g. database rights – existing under the applicable copyright laws, whether in published or unpublished works and whether registered or unregistered; rights to computer programs according to section 69b German Copyright Act (“vermögensrechtliche Befugnisse”), rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; and registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.

h)	“Licensed IP Rights” means all IP Rights that any Target Group Company is entitled to use on the basis of a license, a covenant not to sue or a similar agreement with a third party.
i)	“Registered IP Rights” means IP Rights that are registered in an appropriate register anywhere in the world, including applications for such registrations.
j)	“Owned IP Rights” means all IP Rights (whether registrable or not) that are owned by any Target Group Company or co-owned among multiple Target Group Companies.
k)

“Open Source Software” means any software – including its source code – which is freely available to the public under license conditions which permit any person to use, copy, study, improve, modify or change such software in modified or unmodified form.

10.2

Exhibit W.10.2 contains a correct and complete list of all (i) Owned Registered IP Rights and, to Sellers’ Knowledge, (ii) non-registered Owned IP Rights that are material for the conduct of the Business (including, in particular, all rights in know-how, technical drawings and proprietary software pertaining to the Business), setting out for each Owned IP Right at least the legal and commercial owner(s), type and subject matter, and, if applicable, the territory for which it is registered or applied for, the registration or applications numbers, and the formal registrant(s).

10.3

All Owned Registered IP Rights and all non-registered Owned IP Rights and all Licensed IP Rights, are valid (rechtsbeständig), in full force and enforceable. Each Target Group Company has taken all steps necessary for the prosecution, registration, administration, maintenance, renewal (including payment of any applicable renewal fees) and protection of Owned Registered IP Rights and the non-registered Owned IP Rights and Licensed IP Rights, and, to Seller’s Knowledge, nothing has been done or omitted to be done by which the Owned IP Rights or Licensed IP Rights may cease to be valid.

10.4

Except as disclosed in Exhibit W.10.4, the Target Group Companies are the sole legal and commercial owners of the Owned IP Rights as set out in Exhibit W.10.2 and are free to use and dispose of the Owned IP Rights. The Owned IP Rights are free of any encumbrances and other rights of third parties and there are no pre-emptive rights, options or other rights of any third party to purchase, acquire, license or have assigned, or any rights of third parties to encumber, any Owned IP Rights, except for mandatory moral rights (Urheberpersönlichkeitsrechte) to the extent that they cannot be waived and non-exclusive licenses granted in the ordinary course of business.

10.5

Exhibit W.10.5 contains, except with regard to any off-the-shelf software and Open Source Software, as of the Signing Date, a correct and complete list of all Licensed IP Rights, setting out for each Licensed IP Right at least (i) the type and subject matter of the Licensed IP Right, (ii) the parties (name and address), date and term of the agreement constituting or providing for the Licensed IP Right and, if applicable, (iii) the territory or other restrictions which apply to the Licensed IP Right.

10.6

To Sellers’ Knowledge, for the period of three (3) years prior to the Signing Date, all agreements constituting or providing for any Licensed IP Rights are valid, in full force and enforceable in accordance with their terms, and all material provisions have been complied with and performed by all parties thereto in all material respects.

10.7

To Sellers’ Knowledge, no IP Rights other than the Owned IP Rights and the Licensed IP Rights are necessary or used to carry on the Business as conducted on the date hereof without violating any IP Rights of third parties. To Sellers’ Knowledge, no Owned IP Rights or Licensed IP Rights will be adversely affected by this Agreement, the COSMIQ Option Agreement, the Transaction or any other transactions contemplated herein.

10.8

To Sellers’ Knowledge, except as set out in Exhibit W.10.8, no Alfmeier Target Group Company in connection with the Business is infringing any IP Rights of any third party, and, to Sellers’ Knowledge, no third party is infringing any Owned IP Rights or Licensed IP Rights.

10.9

No legal or administrative proceeding relating to any Owned IP Right or Licensed IP Right (including, but not limited to, any limitation on its use, enforceability, validity or ownership) is pending or, to Sellers’ Knowledge, has been threatened or announced in writing by or against the Target Group Companies, and, to Sellers’ Knowledge, no circumstances exist that can reasonably be expected to justify or give rise to any such proceeding.

10.10

The Target Group Companies have in the past three (3) years not violated, and, to Sellers’ Knowledge, there is no reasonable basis to believe that any Target Group Company violates any applicable law on unfair competition or unfair trade practices. The Target Group Companies have not received any written warning alleging a Target Group Company of such act, and no proceeding of this kind is pending before any court or tribunal, office or other authority.

10.11

Exhibit W.10.11 contains a correct and complete list of all Open Source Software used by the Alfmeier Target Group Companies in connection with the Business. The Target Group Companies have complied with all terms and conditions applicable to any Open Source Software used. No Owned IP Rights are subject to any terms and conditions of any Copyleft Software. The use of Open Source Software does not restrict or prevent the commercializing of any products or services of the Business.

10.12

All IP Rights that have been developed or created by any current or former employee or freelancer of any Target Group Company or by any other person in a similar position (if any, each a “Third Party Developer”), in each case, to the extent developed or created in the course of doing work for such Target Group Company and that are necessary to carry on or are used in the Business, have been transferred to the Target Group Company or, where a transfer is impossible due to mandatory law, the Target Group Company, respectively, have been granted an exclusive and unlimited right to use the relevant IP Right. As for service providers of any Target Group Company or any other person in a similar position of any Target Group Company, to Sellers’ Knowledge, the IP Rights that they have been developed or created, in each case, to the extent developed or created in the course of doing work for such Target Group Company and that are necessary to carry on or are used in the Business, a sufficient license for the use of these IP Rights by the relevant Target Group Company for the Business is in place.

10.13

The Target Group Companies have complied with the applicable provisions relating to employee inventions, including the German Act on Employee Inventions (Gesetz über Arbeitnehmererfindungen), the Czech Copyright Act (Czech Act No. 121/2000 Coll, as amended, in Czech: autorský zákon), in each case, to the extent applicable, and applicable Mexican laws. In particular, the German Target Group Companies have formally and correctly laid (when applicable: unrestricted) claim (Diensterfindungen (solange anwendbar: unbeschränkt) in Anspruch genommen) to the rights in service inventions underlying the Owned IP Rights, if applicable and to the extent that they are necessary to carry on in the Business. Also, the Target Group Companies have paid all remuneration and other compensation relating to any commercial exploitation of Registered IP Rights made prior to the Closing Date to persons entitled thereto pursuant to applicable laws such as the German Act on Employee Inventions, the Czech Copyright Act and/or the Czech Civil Code (Czech Act No. 89/2012 Coll., as amended, in Czech: občanský zákoník), in each case, to the extent applicable, or pursuant to contractual arrangements, if applicable. The Target Group Companies are not obliged to pay any remuneration or other compensation for any use of the Owned IP Rights made prior to the Closing Date.

11.	Protection of Business Information
11.1

To Sellers’ Knowledge, all actions required in accordance with best industry practice to conserve and protect the confidentiality and value of all know-how and trade secrets relating to the Business, including, the know-how and trade secrets comprised in the Owned IP Rights as set out in Exhibit W.10.2 (together the “Business Information”) have been taken.

11.2	To Sellers’ Knowledge, no Business Information (i) has been made available to any third party during the past five (5) years prior to the Signing Date except under confidentiality and restricted use agreements or (ii) is available to, or used by, any third party against the intent of the relevant Target Group Company.
11.3	All Business Information is available in the Business.
11.4

To Sellers’ Knowledge, no records, technological systems, data or information necessary for and/or used in the Business of the Target Group Companies are dependent upon or accessible by any means, which are not under the exclusive ownership and/or direct control of the Target Group Companies.

12.	Information Technology
12.1

The Target Group Companies own, lease, licence or otherwise have a legal right to use all information and communications technology including computer systems, hardware, software/firmware, telecommunications systems, servers, websites, network and data center infrastructure, related equipment and associated documentation that is used for or required to carry on the Business as conducted on the date hereof and on the Closing Date (together the “Information Technology”).

12.2

All Information Technology that is owned by any Target Group Company is free of encumbrances and other rights of third parties and there are no pre-emptive rights, options or other rights of any third party to purchase or acquire, or any rights of third parties to encumber, any of such Information Technology, in each case, except for rights arising by operation of law or granted in the ordinary course of business.

12.3

To the extent that the right to use, or to receive any services relating to, any Information Technology is granted by contractual agreement, such agreements cannot be ordinarily terminated by the relevant third party (i) with a notice period of less than three (3) months, or (ii) due to the consummation of this Agreement.

12.4

All software that is part of the Licensed IP is licensed to the relevant Target Group Company under licenses that, in all material respects, are commercially reasonable and authorize the use of the software in the manner and on the scale on which it is currently used.

12.5

In the period of three (3) years prior to the Closing Date, none of the Target Group Companies has disclosed, delivered or licensed to any person or agreed or obligated itself to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, nor has there been any unauthorized or inadvertent disclosure of, any source code used in the Business, other than disclosures to employees, contractors and consultants involved in the development or maintenance of the products of the relevant Target Group Company, and subject to a written agreement containing terms as to confidentiality.

12.6

To Sellers’ Knowledge, no event has occurred, and no circumstance or condition exists, that results in any Target Group Company being legally or contractually required to disclose, deliver or license to any third party any source code for software used in the Business, other than disclosures to employees and consultants involved in the development and maintenance of the products of the relevant Target Group Company or otherwise in the ordinary course of business and consistent with past practice.

12.7

To Sellers’ Knowledge, the Information Technology is in good working order, fit for the purpose for which it is used and performs in accordance with its specifications and documentation and as otherwise required for the Business. All Information Technology that is owned by any Target Group Company is supported by technically competent and trained employees or dedicated IT services (including by third parties), as the case may be, and has, to Sellers’ Knowledge, in the case of hardware and software, appropriate customary hardware and software support and maintenance agreements in place to minimise the risk that any error, breakdown, failure or security breach occurs and to ensure that if any such event occurs it does not cause a disruption to the Business.

12.8

To Sellers’ Knowledge, the Information Technology has not suffered any outage, unauthorized intrusion, breakdown or other failure in the past 24 months (unless immaterial in the case of a breakdown or failure) and no circumstances exist that can reasonably be expected to give rise to any such incident. To Sellers’ Knowledge, the Target Group Companies have taken reasonable steps and implemented reasonable procedures to ensure that the Information Technology used in connection with the operation of the Business are free of any disabling codes or instructions and any “back door,” “time bomb,” “logic bomb”, “Trojan horse,” “worm,” “drop dead device”, “bug”, “virus” or other destructive programs, scripts routines or hardware components that permit unauthorised access or unauthorised disablement or erasure of such Information Technology or data or other software of users.

12.9

To Sellers’ Knowledge, the Target Group Companies have, in a manner consistent with applicable industry and otherwise commercially reasonable standards, implemented back-up and disaster recovery technology and procedures, hold available facilities, and have taken all other steps to safeguard the Information Technology and, if required, to bypass any malfunctions. To Sellers’ Knowledge, the Target Group Companies have implemented all current security patches, updates and upgrades that are generally available for the Information Technology.

12.10

To Sellers’ Knowledge, the use of the Information Technology by or on behalf of the Target Group Companies has not infringed, and, to Sellers’ Knowledge, there is no reasonable basis to believe that they do infringe any rights (including IP Rights) of any third party (including, without limitation, those of the Seller Group Entities). No such infringement has been asserted in writing during the past three (3) years.

13.	Material Agreements
13.1

Exhibit W.13.1 contains a correct and complete list as of the Signing Date of all of the following agreements pertaining to the Business that involve at least one party other than a Target Group Company and under which either party or both parties have not yet completely fulfilled their primary contractual obligations (Hauptleistungspflichten) (the “Material Agreements”), setting out for each Material Agreement the type of agreement, the parties (name and address), date, term and any ancillary agreements, amendments and side letters:
l)	agreements with any Material Customer or any Material Vendor;
m)	agreements with distributors, sales agents and other resellers or sales representatives accounting (each) for sales in the last full fiscal year of more than EUR 50,000;
n)	agreements that (i) limit the freedom of the Business to compete in any line of business with any third party or (ii) provide for any exclusivity provisions restricting the Business;
o)	agreements on strategic alliances, joint ventures, joint development of products, profit sharing or other forms of cooperation;
p)

loan agreements, capital leases or other financing instruments (as lender or borrower) unless listed in the Exhibits to Section 5 of the Purchase Agreement and except for capital leasing agreements in the ordinary course and with annual payments not exceeding EUR 50,000;

q)	guarantees, security agreements, comfort letters, indemnities or similar instruments granted for any liabilities of any third parties unless listed in the Exhibits to Section 5;
r)	agreements regarding swaps, options, forward transactions, futures and other derivatives;
s)	agreements to acquire, sell, transfer or dispose over any fixed assets (Anlagevermögen) with a fair market or replacement value exceeding, in each case, EUR 50,000;
t)	agreements on the construction of fixed assets (Anlagevermögen) or other capital expenditures exceeding, in each case, a value of EUR 150,000;
u)

lease agreements entered into as lessee or lessor relating to any real estate or other assets providing, in each case, for an annual rent exceeding EUR 75,000, to the extent not listed under Exhibit 9.5;

v)	agreements constituting or providing for any Licensed IP Rights other than off-the-shelf software;
w)	research and development agreements with third parties;
x)	agreements granting the right to use, or to receive any services relating to, any Information Technology that exceed a value of EUR 50,000 annually;
y)	agreements to acquire, sell, transfer or dispose over interests in other companies or businesses;

z)	agreements with public authorities (including tax authorities) or any entities controlled by any public authority which relate to any regulatory matter or other matter governed by public law;
aa)

agreements between any Target Group Company on the one hand and any Seller Group Entity or Related Party on the other hand except for any agreements entered into in connection with any Carve-out that are described in the Agreeement;

bb)

to the extent not already covered by any other provision of this Exhibit 23.1.1-A: (i) long-term agreements (Dauerschuldverhältnisse) which provide for recurring claims or obligations exceeding, in each case, a value of EUR 250,000 per year and which may not be terminated on less than six months’ notice and without penalty; (ii) agreements that have been concluded outside the ordinary course of business or not at arm’s length; and

cc)	any commitment to enter into any of the agreements referred to in this Section 13.1.
13.2

(i) Each Material Agreement is in full force and effect and enforceable against the parties thereto in accordance with its terms, (ii) no party to any Material Agreement has terminated or is entitled to terminate or has announced in writing a termination of any Material Agreement, (iii) no Target Group Company, or, to Sellers’ Knowledge, any other party to any Material Agreement is in default under or breach of any of its obligations under the Material Agreement, and (iv) to Sellers’ Knowledge, no facts or circumstances exist which might invalidate or give rise to a ground for termination, avoidance or repudiation of any Material Agreement.

13.3

No party to any Material Agreement (other than any Target Group Company) is entitled to terminate, materially amend or claim any other rights under any Material Agreement solely as a result of the execution or performance of this Agreement, the COSMIQ Option Agreement or the transactions contemplated herein or therein (change of control).

13.4

To Sellers’ Knowledge, no Target Group Company is due to pay any contractual penalty, damages, default interest or default charge and, to Sellers’ Knowledge, there are no facts or circumstances which could result in such obligation of any Target Group Company.

13.5

To Sellers’ Knowledge, no Target Group Company has agreed to a restriction on its right to conduct its business or compete freely with any other business, including a restriction on the geographic scope of its business, a restriction on the kind of business that it is entitled to carry on or a restriction obliging it to deal exclusively with a person.

14.	Employment and Employee Benefits
14.1

Exhibit W.14.1 contains a correct and complete list, as of the relevant date set forth in the Exhibit, of the employees of each Target Group Company (together the “Employees”), setting out for each individual on an anonymous basis the employer, department, position, start of employment, year of birth, part time arrangements, notice periods for termination, fixed term (if any), special protection from dismissal, indication on whether the employment has been terminated with the notice period still running, annual gross base salary, performance-related and other material benefits (including performance, transaction and retention bonuses, stock options, profit participation rights, company cars to the extent not included in the budget of the Target Group) as well as post-contractual non-compete covenants and contractual severance claims.

14.2

Exhibit W.14.2 contains a correct and complete list, as of the date set forth therein, of all employees, managing directors and officers (Geschäftsführer / Mitglied eines Geschäftsführungsorgans) of any of the Target Group Companies with a gross annual target salary (including base salary and target bonus) in excess of EUR 75.000 (together the “Key Employees”). None of the Key Employees have (i) announced in writing, given or received notice of termination or (ii) announced in writing, made, requested or received an offer to enter, or entered, into any amendment or termination agreement with the relevant Target Group Company.

14.3

Except as set forth in Exhibit W.14.1 or Exhibit W.14.2, no employee, managing director or officer of any Target Group Company (i) will have any termination rights or financial claims due to the execution or performance of this Agreement, the COSMIQ Option Agreement, or the transactions contemplated herein or therein, (ii) has been promised in writing any payment or benefit by any Target Group Company or Seller Group Entity in connection with or with a view to the Transaction or (iii) waived, at any time during the past three years, any right to receive any compensation from any Target Group Company in excess of EUR 25,000.

14.4

None of the outside labour personnel (including freelancers and leased employees, irrespective of whether leased from external agencies or within the Target Group) deployed for any Target Group Company has to be classified, or were classified at any time during the past three (3) years, as an employee of any Target Group Company pursuant to applicable law.

14.5

All compensation obligations (including obligations to deduct, withhold and pay social security contributions) of the Target Group Companies vis-à-vis or in respect of their current and former employees, directors and officers (including bonuses and profit sharing, as applicable in each jurisdiction) have been fulfilled or properly provided for, in each case, during the past three (3) years prior to the Closing Date.

14.6

Exhibit W.14.6 contains a correct and complete list of all (i) agreements with unions (Gewerkschaften) (including, in case of AF&R Mexico, any contrato colectivo de trabajo and in case of Alfmeier CZ, any kolektivní smlouva), works councils (Betriebsräten) or similar organizations entered into by any of the Target Group Companies or applicable to any of the Target Group Companies due to membership in an employers’ association and (ii) general commitments (Gesamtzusagen), in each of the cases (i) and (ii) to the extent still binding on any of the Target Group Companies. To Sellers’ Knowledge, there are no employee representatives of any such unions, works councils or similar organizations operating within, or at any facility of, any Target Group Company.

14.7	Each Target Group Company is, and has been during the past three (3) years, in compliance with all agreements, practices and commitments set forth in Section 14.6. None of such agreements,

practices or commitments set forth under Section 14.6 restrict any Target Group Company’s freedom to dismiss any of its employees or to change the terms of their employment by way of payment obligations in case of dismissals or amendments to terms of employment. All restructuring measures, in particular all measures described in the reconciliation of interests agreements (Interessenausgleiche) and social plans provided, have been completed.

14.8

Exhibit W.14.8 contains a correct and complete list by jurisdiction of all pension commitments (including retirement, widows’, dependents’ and disability pensions), early or partial retirement schemes and other employee benefit plans (whether subject to ERISA or not, whether oral or written, whether fully insured or self-insured, whether qualified or nonqualified, whether funded or unfunded, on a defined benefit or defined contribution basis, or otherwise) relating to retirement, early retirement, nonqualified retirement, deferred compensation, severance, change in control, termination, redundancy, retention, equity based, bonus, incentive compensation, commission, death, disability, post-retirement health and welfare medical benefits or anniversary payments, under which any Target Group Company or any ERISA Affiliate has any obligations (such commitments and plans together the “Employee Benefit Plans”). In Germany, no old-age part-time scheme (Altersteilzeit) exists.

14.9

All Employee Benefit Plans comply and have been established, amended, administered, funded, maintained and operated in accordance with their terms and applicable law, in each case, in all material respects. To Sellers’ Knowledge, any adjustments of pensions under the Employee Benefit Plans have been made as required by applicable law and the relevant contractual provisions, and no backlog adjustments are required to be made for periods prior to the Closing Date. All contributions owed under the Employee Benefit Plans by any Target Group Company have been duly and timely paid. To Sellers’ Knowledge, there is no current or threatened underfunding of an Employee Benefit Plan.

14.10

Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) may rely upon a current opinion or advisory letter from the Internal Revenue Service.  All required reports and descriptions (including, without limitation, Form 5500 annual reports, Form 1094-Cs, Form 1095-Cs, summary annual reports, and summary plan descriptions) with respect to each Employee Benefit Plan have been properly and timely filed and/or distributed to participants and other applicable individuals in accordance with the applicable requirements of ERISA and the Code.  No Employee Benefit Plan provides, and none of the Target Group Companies or any ERISA Affiliate has any current or potential obligation to provide, or to pay for or subsidize any amount of, post-employment, post-ownership, or post-termination health, life or other welfare benefits to any Person other than (including for a longer period than) as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law.  No Employee Benefit Plan is and none of the Target Group Companies maintains, sponsors, participates in, contributes to, or has any obligation to contribute to, or has any other current or contingent liability or obligation (including on account of an ERISA Affiliate) under Title IV of ERISA or with respect to (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) any “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 or 430 of the Code or Section 302 or Title IV of ERISA.  No Target Group Company has any Liability on account of at any time being considered a single employer with another Person under Section 414 of the Code.  There has been no non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Employee Benefit Plan.  There is no proceeding (other than routine and undisputed claims for benefits) pending or, to Sellers’ Knowledge, threatened in writing with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan, and, to Sellers’ Knowledge, there is no fact or circumstance that could give rise to any such proceeding. Neither an Employee Benefit Plan nor any fiduciary thereof is the subject of an audit, investigation or examination by any Governmental Entity.    None of the Target Group Companies or any ERISA Affiliate has any actual or potential obligation to indemnify, reimburse, or gross-up any Person for any Taxes or interest or penalties that may be imposed, incurred, or accelerated, including under Section 409A or 4999 of the Code.  No payment, amount or benefit that could be, or has been, received (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) by any current or former employee, officer, stockholder, director or other individual service provider of any Target Group Company or as a result of or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code or any corresponding provision of state, local, or foreign Tax law) or otherwise would not be deductible by reason of Code Section 280G or would be subject to an excise tax under Code Section 4999.  With respect to each Employee Benefit Plan, each Target Group Company has delivered to Purchaser true, correct and complete copies of the current plan document, and the most recent summary plan descriptions and summaries of material modifications, the most recent favorable determination letter, or opinion letter received from or issued by the Internal Revenue Service (as applicable), and all related trust agreements, insurance Contracts, and other funding arrangements.

14.11

During the past three (3) years, there has not been any strike, lockout or labour interruption or any lawsuit, dispute or proceeding before any court, conciliation committee (Einigungsstelle), arbitrator or public authority with any union (Gewerkschaft), works council (Betriebsrat) or similar organization, in each case, affecting or involving any Target Group Company. No circumstances exist that can reasonably be expected to justify or give rise to any of the foregoing.

14.12

No Target Group Company is involved in any legal proceedings before any court with any current or former employee, director or officer that has a value of the claim (Streitwert) or could result in losses in excess of EUR 25.000, in each case, excluding costs and fees, it being understood that any proceedings relating to the same or similar circumstances will be aggregated. No such proceeding has been threatened or announced, in each case, in writing, against any Target Group Company and, to Sellers’ Knowledge, no circumstances exist that can reasonably be expected to justify or give rise to any such proceeding.

14.13

Each Target Group Company is in compliance with all applicable laws pertaining to employment and employment practices in all material respects (including, in the case of AF&R Mexico, the Mexican Ley Federal del Trabajo and the amendments thereto and to the Mexican Social Security Law, Law of the Institute of the National Fund for Employees’ Consumption, Federal Tax Code, Income Tax Law, Value Added Tax Law, Federal Law of Employees at the Service of the State, and the Law Regulating Fraction VIII Bis of Section B of Article 123 of the Mexican Constitution, all made in connection with the subcontracting of personnel by Mexican Persons, published in the Federal Official Gazette on 23 April 2021, as well as any regulations derived thereof). Alfmeier CZ has complied with its obligations arising under the applicable laws relating to social security and health insurance. All obligations of Alfmeier CZ resulting from the employment or similar relationships with its current or former employees and relationships with its executive directors are being performed or appropriate reserves are created in respect of such obligations, regardless of whether such obligations are owed to the employees or public authorities.

14.14

There are no agreements for the provision of consultancy or similar services akin to employment between Alfmeier CZ and any person. To Sellers’ Knowledge, Alfmeier CZ does not have and did not have during the past three (3) years any relations with persons carrying out dependent activities (in Czech závislá práce) for Alfmeier CZ otherwise than as employees.

14.15	All employment relationships with Employees have been operated in accordance with applicable immigration and work permit rules.
14.16

Other than within the agreements with each of Mr. Stephan Schulak and Mr. Thomas Konetznick that have been made available to Purchaser in the Datasite on or before the third Business Day prior to the Signing Date by or on behalf of Sellers, no change of control clauses are in place.

14.17

Other than within the agreements with each of Mr. Markus Gebhardt, Mr. Andreas Gebhardt and Mr. Stephan Schulak that have been made available to Purchaser in the Datasite on or before the third Business Day prior to the Signing Date by or on behalf of Sellers, no post-contractual restrictive obligations in agreements with Key Employees are in place.

14.18	Exhibit W.14.18 contains an overview of all time credits accrued by overtime work and outstanding vacation entitlements from previous years for Employees in Germany as of 22 April 2022.
14.19

No payment or repayment obligations regarding short time work allowances (Kurzarbeitergeld) or similar subsidies are outstanding or owed by the Target Group Companies. To Sellers’ Knowledge, calculations of short-time work allowances and top-up payments in Germany have been made correctly and short-time work (Kurzarbeit) has been introduced and conducted legally, which includes that the preconditions for short-time work have been met at all time.

14.20

No Seller, Seller Group Entity, any of its Affiliates or any other Sellers’ related person has actively solicited the service or employment of any employee of a Target Group Company for any time period as of or after Closing.

15.	Insurance
15.1

Exhibit W.15.1 contains a complete and correct list of all insurance policies relating to the Business (the “Insurance Policies”), setting forth for each policy the type of insurance, insurer, policyholder, co-insured parties, policy number, period of insurance, insured sum and annual premiums.

15.2

To Sellers’ Knowledge, the Insurance Policies provide insurance coverage for the Business against such risks and to such an extent as is in line with applicable industrial standards and required to comply with any applicable laws and contractual obligations.

15.3	The Target Group Companies have complied with all obligations under the Insurance Policies (including the payment of all premiums when due).
15.4

All Insurance Policies are in full force and effect and no notice of termination in writing has been issued or received by any Target Group Company. No Insurance Policy will terminate or may be terminated or modified as a result of the consummation of the transactions contemplated by this Agreement or the COSMIQ Option Agreement, and coverage under all Insurance Policies, as in effect as of the Closing Date, will continue, in the event of their termination, with respect to events occurring prior to their termination. No Target Group Company has received any notice in writing of premium increase with respect to, or alteration of coverage under, any Insurance Policy. All premiums due on the Insurance Policies have been paid.

15.5

There are no claims in writing pending under any Insurance Policy for matters exceeding EUR 25,000, and no claims for matters exceeding EUR 50,000 (whether or not pending under any Insurance Policy) have been questioned, denied or disputed by the insurer in the past three years. To Sellers’ Knowledge, there are no circumstances or facts which could (i) become a claim exceeding EUR 25,000 under any Insurance Policy not yet reported to any insurer or (ii) relieve any insurer under any Insurance Policy from satisfying in full any claim by any Target Group Company under any Insurance Policy.

15.6

The Insurance Policies are, in terms of types and amounts, of the nature customarily carried by persons conducting a business similar to the Target Group Companies and, to Sellers’ Knowledge, are sufficient for compliance with all applicable laws and contracts or agreements to which any Target Group Company is a party or by which it is bound.

16.	Subsidies
16.1

Exhibit W.16.1 contains a complete and correct list of all public grants (Zuschüsse), allowances (Zulagen), subsidies (Subventionen), investment grants (Investitionszuschüsse) and other public aids to any Target Group Company, (i) that have been granted in the last three (3) years, and (ii) under which, including the obligations under any ancillary provisions in the respective orders or agreements thereto, any of the Target Group Companies still has any obligations, or (iii) with regard to which an application is still pending (the public aids applied for as set forth in no. (iii)

together the “Applied Subsidies”; the Applied Subsidies after having been granted to the respective applicant and the public aids set forth in no. (i) and (ii) together the “Subsidies”).
16.2

The Target Group Companies have complied with the terms of the Subsidies in all respects. No Subsidy will become repayable or subject to any other modification as a consequence of the consummation of this Agreement, the COSMIQ Option Agreement or the transactions contemplated hereby or thereby. The Subsidies are not being challenged by any third party and no legal or administrative proceeding regarding a modification or revocation of any Subsidy is pending, threatened or announced, in each case, in writing. No circumstances exist that can reasonably be expected to justify or give rise to any such challenge, modification or revocation.

16.3

Regarding to the Applied Subsidies, the respective Target Group Companies have fulfilled all requirements for the granting of the respective subsidies and, to Sellers’ Knowledge, no circumstances exist that would reasonably be expected to prevent or delay such granting.

16.4

The terms of the Subsidies and the expected terms of the Applied Subsidies do not impede the continuance of the Business as conducted on the Signing Date or the Closing Date. The terms of the Subsidies and the expected terms of the Applied Subsidies do not provide for any obligation to maintain a certain number of employees or operations at any site of the Business.

17.	Permits
17.1

To Sellers’ knowlegede, the Target Group Companies validly hold and have in full force and effect all material public approvals, licenses, permits, accreditations, certifications and other authorizations and have submitted all notifications under applicable public law that are required to carry on the Business as conducted on the date hereof (including with respect to any Target Group Company’s use, possession or occupation of the Owned Real Estate, the Leased Real Estate or the premises, constructions and fixtures thereon or, in case of AF&R Mexico, the IMMEX Program and the PROSEC Program) (together the “Permits”).

17.2

All of the Permits are held in the name of the respective Target Group Company and not in the name of any Seller Group Entities, any personnel or other representatives of the Target Group Companies or otherwise on behalf of the Target Group Companies. The Permits will, to Sellers’ Knowledge, not be adversely affected by the consummation of this Agreement, the COSMIQ Option Agreement or the transactions contemplated hereby or thereby. The Target Group Companies have complied within the past three (3) years with the Permits in all material respects.

17.3

The Permits are not being challenged in writing by any third party and no proceeding regarding a modification or revocation of any Permit is pending, threatened or announced, in each case, of threatened or announced in writing. To Sellers’ Knowledge, no circumstances exist that can reasonably be expected to justify or give rise to any such challenge, modification or revocation, or which might prejudice the renewal of any Permit.

18.	Day-1-Readiness

As of the Closing Date, the Target Group Companies own, hold or have otherwise available (including rights of use) all tangible and intangible assets, rights and other resources and are party to all agreements reasonably required to conduct the Business as an operationally separate business in a manner in all material respects consistent as conducted on the Signing Date.

19.	Proceedings
19.1

Except as disclosed in the Disclosure Schedule, no Target Group Company is involved (as party or otherwise) in any civil, criminal or administrative action, lawsuit, investigation or other proceeding before any court, arbitrator or public authority that has a value of the claim (Streitwert) or, to Seller’s Knowledge, could result in losses in excess of EUR 75,000, in each case, excluding costs and fees, it being understood that any proceedings relating to the same or similar circumstances will be aggregated.

19.2

No proceeding as referred to in Section 19.1 has been threatened or announced, in each case, in writing, against any Target Group Company or any Seller Group Entity in connection with the Business and, to Sellers’ Knowledge, no circumstances exist that can reasonably be expected to justify or give rise to any such proceeding.

19.3

There is no decision in writing by any court, arbitrator or public authority nor any settlement that (i) requires payments from, or provides for other losses to be incurred by any Target Group Company or any Seller Group Entity in connection with the Business in an amount as set forth in Section 19.1 or (ii) impedes the continuance of the Business as conducted on the Signing Date.

20.	Compliance
20.1

Unless listed on Exhibit W.20.1, the Business is, and, to the extent any non-compliance in the past is, or may still become relevant as of today, has been in past three (3) years, carried out in compliance with all applicable laws, in particular with laws on corruption, unfair competition (including antitrust law), data protection, money laundering, sanctions or export control.

20.2

Neither any Target Group Company nor, to Sellers’ Knowledge, any officers, directors or employees of any Target Group Company are subject to or otherwise involved in any administrative or criminal inquiry, investigation or enforcement proceeding regarding any actual or potential infringement of any laws, including any laws on corruption, unfair competition (including antitrust law), data protection, money laundering, sanctions or export control.

20.3

No proceeding as referred to in Section 20.2 has been threatened or announced to a Target Group Company, in each case, in writing, and, to Sellers’ Knowledge, no circumstances exist that can reasonably be expected to justify or give rise to any such proceeding.

20.4	Neither any Target Group Company nor, to Sellers’ Knowledge, any officers, directors or employees of any Target Group Company have during the past three (3) years, directly or indirectly,
dd)	used funds of any Target Group Company for unlawful contributions, gifts, entertainment or other expenses relating to political activities;
ee)	made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from a Target Group Company;
ff)	established or maintained any unlawful or unrecorded fund of Target Group Company moneys or other assets;
gg)	made or received of any unlawful bribe, rebate, payoff, influence payment, kickback, or other payment.
21.	Compliance with Sanctions
21.1

(i) None of the Target Group Companies or any of their Employees is or was a Sanctioned Person (as defined below), and (ii) each of the Target Group Companies and, to Sellers’ Knowledge, their Employees, shareholders and agents acting on behalf of a Target Group Company was in compliance with, and has not violated, any of the Sanctions (as defined below) to the extent applicable to the Target Group Companies, and all other applicable economic sanctions laws and regulations of the United States or any other applicable jurisdiction.

21.2

(i) None of the Target Group Companies or their Employees, shareholders or agents is currently a Sanctioned Person (as defined below), and (ii) each of the Target Group Companies and, to Sellers’ Knowledge, their Employees, shareholders and agents acting on behalf of a Target Group Company and the Seller Group Entities is currently in compliance with, and is currently not violating, any of the Sanctions (as defined below) to the extent applicable to the Target Group Companies and the Seller Group Entities, and all other applicable economic sanctions laws and regulations of the United States or any other applicable jurisdiction.

21.3

Each of the Target Group Companies and, to Sellers’ Knowledge, their Employees, shareholders and agents acting on behalf of a Target Group Company is in compliance with and, to the extent any non-compliance is or may still become relevant as of today, has not previously violated, the U.S. Bank Secrecy Act, as amended by the USA Patriot Act of 2001, and the U.S. Money Laundering Control Act of 1986, as amended through the date hereof, to the extent applicable to the Target Group Companies and all other applicable anti-money laundering laws and regulations of the United States or any other applicable jurisdiction.

21.4

None of (i) the obligations under this Agreement, (ii) the use of the payments made under this Agreement, (iii) the execution, delivery and performance of this Agreement or (iv) the consummation of any transaction contemplated hereby, or the fulfilment of the terms hereof or thereof, will result in a violation of the Target Group or the Sellers, Seller Group Entities or Seller

Guarantors, of any Sanctions or of any anti-money laundering laws or economic sanctions laws and regulations of the United States or any other applicable jurisdiction.
21.5

For the purposes of this Section: “Sanctions” means any of the laws, executive orders, regulations and rules related to sanctions programs administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the Bureau of Industry and Security of the U.S. Department of Commerce (“BIS”) or the U.S. Department of State (“State Department”) or the United Nations Security Council, the European Union or Her Majesty’s Treasury’s Office of Financial Sanctions Implementation or other relevant sanctions authority. For ease of reference, and not by way of limitation, OFAC’s Sanctions programs are described on OFAC’s website at www.treas.gov/ofac. “Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the Sanctions prohibit or restrict a U.S. Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”) and other lists maintained by OFAC, the BIS Entity List, Denied Persons List and Unverified List, and the sanctions lists maintained by the State Department, as each such list may be amended from time to time. For ease of reference, and not by way of limitation, OFAC’s SDN List may be found on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn, and other relevant sanctions lists may be found at https://2016.export.gov/ecr/eg_main_023148.asp. “U.S. Person” means any U.S. citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to OFAC’s sanctions programs relating to Cuba and Iran, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

21.6

Sections 21.2 and 21.4 shall not apply if and to the extent that such representations, or compliance therewith, would violate, would be unenforceable pursuant to, or would otherwise result in a violation or breach of section 7 of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung), the Blocking Regulation or any other applicable anti-boycott law or regulation implementing the Blocking Regulation in any member state of the European Union or any applicable equivalent blocking legislation adopted by the United Kingdom.

22.	Product Liability and Warranty
22.1

Except as disclosed in Exhibit W.22.1, during the past five (5) years, no warranty claims (vertragliche oder gesetzliche Garantieansprüche oder Mängelrechte) or product liability claims with an amount of more than EUR 50,000 in each case, have been asserted against any Target Group Company, it being understood that all claims resulting from the same or similar circumstances constitute one case.

22.2

Except as disclosed in Exhibit W.22.1, during the past five (5) years, there has been no public or silent recall nor any kind of field or service campaign or similar action by any Target Group Company that is based on any products designed, developed, manufactured or distributed or on any services rendered by any Target Group Company, in each case, regardless of whether such action was requested by any public authority or customer or based upon own initiative.
22.3

To Sellers’ Knowledge, no circumstances exist that do (i) give rise to any (current or future) warranty claims or product liability claims as specified in Section 22.1 or (ii) require (currently or in the future) any Target Group Company under applicable laws (including, but not limited to, product safety laws), industry standards or prudent business practices to perform any of the actions set forth in Section 22.2.

23.	Environmental Matters
23.1	The Business is, and, to the extent any non-compliance in the past is or may still become relevant as of today, has been, carried out in compliance with all Environmental Law.
23.2

Except as set forth in Exhibit W.23.2, no Hazardous Materials are, or have been, used, stored, generated, otherwise processed or disposed on, from or under any real property that is owned, leased, or used for the purpose of the Business.

23.3

To Sellers’ Knowledge, no Target Group Company has received any written order (Bescheid) from any public authority imposing investigation (Untersuchungsmaßnahmen), remediation (Sanierungsmaßnahmen), securing (Sicherungsmaßnahmen) or protective containment measures (Schutz- und Beschränkungsmaßnahmen) regarding an Environmental Contamination.

23.4

To Sellers’ Knowledge, no Target Group Company is responsible (wholly or in part) for any environmental clean-up, investigation (Untersuchungsmaßnahmen), remediation (Sanierungsmaßnahmen), securing (Sicherungsmaßnahmen) or protective containment measures (Schutz- und Beschränkungsmaßnahmen) or other corrective action in relation to Environmental Contaminations that exist on or have been caused prior to the Closing Date of the Owned Real Estate, Leased Real Estate or real estate formerly owned, leased or used or any part thereof or any other land or premises that exist or have been caused prior to the Closing Date

23.5

No legal or administrative proceeding is pending against any Target Group Company that alleges a violation of any Environmental Law. To Sellers’ Knowledge, no such legal or administrative proceeding has been threatened or announced, in each case, in writing, and, to Sellers’ Knowledge, no circumstances exist that can reasonably be expected to justify or give rise to any such proceeding.

23.6

No Target Group Company is, and has not been or alleged to be, a potentially responsible party pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended or any comparable state law.

23.7

To Sellers’ knowledge, there are no, and there has been no release of, Hazardous Materials in material violation of, or that may give rise to material liability or obligation under, Environmental Laws at any property that is or formerly owned, leased, or used for the purpose of the Business.

24.	Taxes
24.1

All Tax returns required to be filed with any Taxing Authority by or on behalf of the Target Group Companies have been prepared in accordance with applicable laws and regulations, were true, correct and complete when filed and have been filed when due. No Target Group Company is the beneficiary of any extension of time within which to file any Tax return (except for general extensions granted by the relevant authority, e.g. in connection with the COVID-19 pandemic).

24.2	The Target Group Companies have timely paid when due all Taxes owed by them, irrespective of whether or not such Taxes were presented on a Tax return.
24.3

Each Target Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

24.4

Each Target Group Company has properly (i) collected and remitted sales, value added and similar Taxes with respect to sales or leases made to or services provided to, its customers, and (ii) for all sales, leases or services that are exempt from sales, value added and similar Taxes and that were made without charging or remitting sales, value added or similar Taxes, received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.

24.5

No Tax audit, investigation, dispute or other proceeding is pending in respect of the Target Group Companies. The Target Group Companies have not (a)been notified by any Taxing Authority in writing that such authority intends to commence any such proceeding or (b)received a written request for information related to Tax matters or a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against a Target Group Company.

24.6	Each Target Group Company is Tax resident exclusively in the country of its statutory seat and is effectively managed and controlled exclusively from the country of its statutory seat.
24.7

No Target Group Company has any permanent establishment, and no claim has been made by any Taxing Authority against any Target Group Company in a jurisdiction where a Target Group Company does not file a Tax return that a Target Group Company is or may be subject to taxation by that jurisdiction.

24.8	No Target Group Company is registered for VAT purposes outside the country of its statutory seat.
24.9

There are no employment severance or termination agreements, other compensation arrangements or employee benefit plans in effect which provide for the payment of any amount by any Target Group Company to any employee due to the execution or consummation of this Agreement or the COSMIQ Option Agreement of which any employee of any Target Group Company is a party. No Tax needs to be withheld or disbursed by any Target Group Company in connection with any payment by any third party to an employee of any Target Group Company due to the execution or consummation of this Agreement or the COSMIQ Option Agreement.
24.10

The Target Group Companies have not obtained a binding ruling and have not entered into any agreements, waivers or arrangements with any Taxing Authority, and no Target Group Company is a party to or bound by any Tax allocation, indemnification or sharing agreement. No Target Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

24.11

The Target Group Companies keep books of accounts as required by applicable law, and the application thereof by the competent Taxing Authority, and have sufficient records relating to past events during all times prior to and including the Effective Date. In particular, all documentation duties as required by section 90 paragraph 3 of the German Fiscal Code (Abgabenordnung) or any other comparable foreign law are fulfilled by any Target Group Company in respect of the determination of transfer prices, the attention to the arm’s length principle and the validity of any cost sharing agreements.

24.12

No Target Group Company receives passive income which may be subject to taxation in Germany according to the German Controlled Foreign Company Act (Außensteuergesetz) or any comparable foreign applicable law.

24.13The Target Group Companies have not written down any asset to its going concern value (keine Teilwertabschreibung).

24.14	The Target Group Companies have not been involved in any reorganisation that could lead to blocking periods or any similar restrictions.
24.15	There are no liens or other encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of a Target Group Company.
24.16	No Target Group Company has made an affirmative U.S. entity classification election pursuant to Treas. Reg. Secs. 301.7701-2 and 301.7701-3 for U.S. federal income tax purposes.
24.17

No Target Group Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) or (b) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

24.18

No Target Group Company (i) has been a member of an affiliated, consolidated, combined, unitary, or similar group for Tax purposes (other than a group the common parent of which was a Target Group Company) or (ii) has any liability for the Taxes of any person or entity under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

24.19

No Target Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portions thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (v) instalment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date; or (vii) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date. No Target Group Company (i) is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code or (ii) uses, or has used, the cash receipts and disbursements method of accounting for income Tax purposes.

24.20

No Target Group Company (i) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361, (ii) is or has been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b), (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, or (iv) has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

24.21

No Target Group Company has (a)elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or (b)claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

24.22

AF&R Mexico has complied with, all applicable Mexican Tax laws, and with all requirements in order to be eligible for maquiladora status, including compliance with the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and any other applicable Tax regulations, and AF&R Mexico has appropriate and legally required supporting documentation to demonstrate proper compliance with such provisions.

25.	Customers and Vendors
25.1

Exhibit W.25.1 sets forth (i) a true, correct and complete list of the top 10 customers of the Business (the “Material Customers”) and the top 10 vendors of the Business (the “Material Vendors”) as of 31 December 2021, based on, and together with a listing of, revenue of the Target

Group Companies from each such Material Customer and purchases by the Target Group Companies from each such Material Vendor for the fiscal year ended 31 December 2021.
25.2

Since 1 January 2022, no Material Vendor has (i) materially modified or terminated its relationship with any Target Group Company or has decreased materially (except for decreases occurring in the ordinary course of business) its services, supplies, materials or finished products to any Target Group Company, and to Sellers’ Knowledge, no such person or entity has threatened in writing any such action in this clause (i), or (ii) given any Target Group Company written notice of modification or termination or intent to modify or terminate its relationship with any Target Group Company.

25.3

Since 1 January 2022, no Material Customer has (i) materially modified or terminated its relationship with any Target Group Company or has decreased materially (except for decreases or limits occurring in the Ordinary Course) its usage or purchase of the products of any Target Group Company, and to Sellers’ Knowledge, no such person or entity has threatened any such action in this clause (i) in writing, or (ii) given any Target Group Company notice in writing of modification or termination or intent to modify or terminate its relationship with any Target Group Company.

25.4	To Seller’s Knowledge, no Target Group Company is, or at any time in the past three years has been, in material violation with any Material Customer’s ethics policies applicable to its customers.
25.5

No Target Group Company has agreed in writing with any Material Customer to repurchase, or issue a credit or allow a return in respect of, any products or services of any Target Group Company following the Closing Date, except to the extent such products or services fail to meet specifications.

* * * *

This deed - including Parts l-IV, including Exhibit 23.1.1-A to Part I - was read aloud to the persons appearing, approved by them and signed by them and the acting notary in their own hands as follows at 05:11 a.m. CEST:

/s/ Markus Gebhardt

/s/ Andreas Gebhardt

/s/ Julius Scheifele

/s/ Malte Schwertmann

/s/ Sebastian Herrler, Notary